Exhibit 99.4

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Item 15.	Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

HealthSouth Corporation:

We have completed an integrated audit of HealthSouth Corporation’s 2005 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005 and audits of its 2004 and 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of HealthSouth Corporation and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, the Company has not presented the selected quarterly financial data as required by Item 302(a) of Regulation S-K that the Securities and Exchange Commission requires as supplementary information to the basic financial statements.

Internal control over financial reporting

Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, that the Company did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effects of material weaknesses relating to the Company not maintaining effective controls over the i) financial close and reporting process, ii) recording of journal entries, iii) accuracy and completeness of spreadsheets, iv) recording and monitoring of intercompany accounts, v) access to financial applications programs and data, vi) authorization and testing of information technology program changes, vii) existence, completeness, and disclosure of its cash and cash equivalents and restricted cash accounts, viii) accuracy, completeness, valuation, and disclosure of its accounts receivable and related net operating revenue accounts, ix) existence, valuation and disclosure of its property and equipment, the related depreciation expense, and leased property and equipment accounts, x) accounting for income taxes, and xi) completeness, accuracy and disclosure of its investment in and advances to and equity in net income of non-consolidated affiliates and the minority interest in equity of and interests in earnings of consolidated affiliates, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment.

1. The Company did not maintain effective controls, including monitoring, over its financial close and reporting process. Specifically, the following material weaknesses were identified in the financial close and reporting process:

•	The Company did not maintain effective controls over the recording of journal entries. Specifically, controls were not designed and in place to ensure that journal entries were prepared with sufficient support or documentation or that journal entries were reviewed and approved to ensure the accuracy and completeness of the entries recorded.

•	The Company did not maintain effective controls over the accuracy and completeness of spreadsheets used in the period-end closing process and other spreadsheets supporting the Company’s financial reporting.

•	The Company did not maintain effective controls over the complete and accurate recording and monitoring of intercompany accounts. Effective controls were not designed and in place to ensure that intercompany balances were accurately classified and reported in the Company’s underlying accounting records and to ensure proper elimination as part of the consolidation process in conformity with GAAP.

These material weaknesses contributed to the matters described in 2 to 8 below and resulted in audit adjustments to the 2005 consolidated financial statements. Additionally, these material weaknesses could result in misstatements of any of the Company’s financial statement accounts that would result in a material misstatement to the annual or interim consolidated financial statements as noted in 2 to 8 below that would not be prevented or detected.

2. The Company did not maintain effective controls over access to financial application programs and data throughout the Company. Specifically, the Company did not comply with security access procedures related to the identification and monitoring of conflicting user roles (i.e., segregation of duties) and monitoring of access of employees and third parties to various application systems and data. This control deficiency could result in a misstatement in any of the Company’s financial statement accounts that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

3. The Company did not maintain effective controls to ensure that information technology program changes were authorized and that such program changes were adequately tested for accuracy and performance. Specifically, information technology program change management controls were not operating effectively relative to the patient accounting systems used by the Inpatient and Diagnostics segments, the computer system used in accounting for income taxes and the computer system used in accounting for minority interest in equity of and interests in earnings of consolidated affiliates. This control deficiency contributed to the material weaknesses described in 5, 7, and 8 below. This control deficiency could result in a misstatement of the Company’s accounts receivable, net operating revenue, income taxes receivable and payable, deferred income tax assets and liabilities, income tax provision, minority interest in equity of and interests in earnings of consolidated affiliates that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

4. The Company did not maintain effective controls over the existence, completeness, and disclosure of the cash and cash equivalents and restricted cash accounts. Specifically, the Company did not maintain effective controls over the resolution of reconciling items on bank account reconciliations, and the Company did not adequately maintain segregation between cash custody and accounting duties in the Surgery Centers division and at corporate headquarters. Also, the Company did not maintain effective controls over the identification of restricted cash balances. This control deficiency resulted in audit adjustments to the 2005 consolidated financial statements and could result in a misstatement in the aforementioned accounts that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

5. The Company did not maintain effective controls over the accuracy, completeness, valuation and disclosure of the accounts receivable and related net operating revenue accounts. Specifically, effective controls were not designed and in place to ensure that the most up-to-date information is incorporated into the calculation of contractual allowances, that contractual adjustments and cash receipts posted to patient accounts were valid and recorded completely and accurately. In addition, sustainable controls over the calculation and evaluation of contractual allowances and bad debt reserves applicable to patient accounts receivable for the Diagnostics segment have not been developed. This control deficiency resulted in audit adjustments to the 2005 consolidated financial statements and could result in a misstatement in the aforementioned accounts that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

6. The Company did not maintain effective controls over the existence, valuation and disclosure of the Company’s property and equipment, the related depreciation expense and leased property and equipment. Specifically, policies and procedures for periodically performing property and equipment inventory counts were not in place and the Company did not have effective controls to ensure that all assets taken out of service were reported and appropriately accounted for. Additionally, controls were not in place to verify the completeness and accuracy of leased property and equipment and that future obligations related to such leases were properly disclosed. This control deficiency resulted in audit adjustments to the 2005 consolidated financial statements and could result in a misstatement in the aforementioned accounts that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

7. The Company did not maintain effective controls over the accounting for income taxes, including the accurate determination and reporting of income taxes receivable and payable, deferred income tax assets and liabilities and the related income tax provision. Specifically, the company did not maintain effective controls to review and monitor the accuracy of the components of the income tax provision calculations and related deferred income taxes and income taxes receivable and payable, and to monitor the differences between the income tax basis and the financial reporting basis of assets and liabilities to effectively reconcile the deferred income tax balances. Also, the company did not have adequate personnel to enable the company to properly consider and apply GAAP for income taxes, ensure that the rationale for positions taken on certain tax matters was adequately documented and appropriately communicated and ensure that the income tax accounts were appropriately adjusted based on the preparation and filing of income tax returns. This control deficiency could result in a misstatement in the aforementioned accounts that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

8. The Company did not maintain effective controls over the completeness, accuracy and disclosure of the investment in and advances to and equity in net income of non-consolidated affiliates and the minority interest in equity of and interests in earnings of consolidated affiliates. Specifically, effective controls were not designed and in place to ensure that agreements with affiliates were properly accounted for and disclosed in accordance with GAAP. Controls over the accounting for partnership activity, including the accuracy and completeness of data input into the computer system in use for accounting for minority interest in equity of and interests in earnings of consolidated affiliates at December 31, 2005 were not adequate. This control deficiency resulted in audit adjustments to the 2005 consolidated financial statements and could result in misstatements in the aforementioned accounts that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2005 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, management’s assessment that HealthSouth Corporation did not maintain effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the COSO. Also, in our opinion, because of the effects of the material weaknesses described above on the achievement of the objectives of the control criteria, HealthSouth Corporation has not maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Birmingham, Alabama

March 28, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations as discussed in Note 16, as to which the date is May 26, 2006

HealthSouth Corporation and Subsidiaries

Consolidated Balance Sheets

	As of December 31,
	2005	2004
	(In Thousands)
Assets
Current Assets:
Cash and cash equivalents	$175,502	$449,124
Current portion of restricted cash	156,412	183,330
Marketable securities	23,839	—
Accounts receivable, net of allowance for doubtful accounts of $124,360 in 2005; $151,323 in 2004	405,105	430,571
Prepaid expenses	37,254	43,962
Other current assets	62,794	55,843
Deferred income tax assets	1,222	—
Current assets of discontinued operations	12,127	32,215

Total current assets	874,255	1,195,045
Property and equipment, net	1,206,464	1,339,106
Goodwill	911,403	911,086
Intangible assets, net	54,247	63,257
Investment in and advances to nonconsolidated affiliates	46,388	41,045
Assets of discontinued operations	39,733	73,139
Income tax refund receivable	240,755	263,518
Other long-term assets	218,968	196,797

Total assets	$3,592,213	$4,082,993

(Continued)

HealthSouth Corporation and Subsidiaries

Consolidated Balance Sheets (Continued)

	As of December 31,
	2005	2004
	(In Thousands, Except Share Data)
Liabilities and Shareholders’ Deficit
Current liabilities:
Current portion of long-term debt	$33,959	$277,533
Checks issued in excess of bank balance	29,975	22,303
Accounts payable	124,156	140,940
Accrued payroll	118,060	117,830
Accrued interest payable	45,631	45,404
Refunds due patients and other third-party payors	142,278	153,028
Other current liabilities	280,368	233,429
Current portion of government, class action, and related settlements	333,124	166,930
Current liabilities of discontinued operations	2,274	41,401

Total current liabilities	1,109,825	1,198,798
Long-term debt, net of current portion	3,368,705	3,219,658
Professional liability risks	165,649	181,257
Deferred income tax liabilities	47,471	28,752
Liabilities of discontinued operations	6,775	12,515
Government, class action, and related settlements, net of current portion	135,245	251,873
Other long-term liabilities	25,522	55,576

	4,859,192	4,948,429

Commitments and contingencies
Minority interest in equity of consolidated affiliates	273,742	243,984
Shareholders’ deficit:
Preferred stock, $.10 par value; 1,500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value; 600,000,000 shares authorized; issued: 440,504,976 in 2005; 439,360,620 in 2004	4,405	4,394
Capital in excess of par value	2,851,993	2,850,593
Accumulated deficit	(4,088,827)	(3,642,833)
Accumulated other comprehensive (loss) income	(937)	308
Treasury stock, at cost (42,796,508 shares in 2005 and 42,839,066 in 2004)	(307,120)	(307,910)
Notes receivable from shareholders, officers, and management employees	(235)	(13,972)

Total shareholders’ deficit	(1,540,721)	(1,109,420)

Total liabilities and shareholders’ deficit	$3,592,213	$4,082,993

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Operations

	For the year ended December 31,
	2005	2004	2003
	(In Thousands)
Net operating revenues	$3,206,739	$3,511,316	$3,656,152

Operating expenses:
Salaries and benefits	1,429,337	1,619,140	1,594,613
Professional and medical director fees	76,365	78,114	87,666
Supplies	305,577	331,328	317,202
Other operating expenses	679,587	610,766	749,374
Provision for doubtful accounts	98,374	113,736	128,235
Depreciation and amortization	167,098	176,947	185,473
Recovery of amounts due from Meadowbrook	(37,902)	—	—
Loss (gain) on disposal of assets	14,775	9,462	(14,967)
Impairment of goodwill	—	—	335,623
Impairment of intangible assets	—	1,030	—
Impairment of long-lived assets	45,203	36,260	132,722
Government, class action, and related settlements expense	215,000	—	170,949
Professional fees—accounting, tax, and legal	169,804	206,244	70,558

Total operating expenses	3,163,218	3,183,027	3,757,448
Loss (gain) on early extinguishment of debt	33	(45)	(2,259)
Interest expense and amortization of debt discounts and fees	338,466	302,606	265,305
Interest income	(17,141)	(13,090)	(7,273)
(Gain) loss on sale of investments	(229)	(3,601)	15,811
Equity in net income of nonconsolidated affiliates	(29,432)	(9,949)	(15,769)
Minority interests in earnings of consolidated affiliates	96,735	94,400	98,203

Loss from continuing operations before income tax expense (benefit) and cumulative effect of accounting change	(344,911)	(42,032)	(455,314)
Provision for income tax expense (benefit)	39,792	11,914	(28,382)

Loss from continuing operations before cumulative effect of accounting change	(384,703)	(53,946)	(426,932)
Loss from discontinued operations, net of income tax expense	(61,291)	(120,524)	(5,169)

Loss before cumulative effect of accounting change	(445,994)	(174,470)	(432,101)
Cumulative effect of accounting change, net of income tax expense	—	—	(2,456)

Net loss	$(445,994)	$(174,470)	$(434,557)

(Continued)

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Operations (Continued)

	For the year ended December 31,
	2005	2004	2003
	(In Thousands Except Per Share Data)
Weighted average common shares outstanding:
Basic	396,563	396,423	396,132

Diluted	398,021	397,625	405,831

Basic and diluted loss per share:
Loss from continuing operations before cumulative effect of accounting change	$(0.97)	$(0.14)	$(1.08)
Discontinued operations, net of tax	(0.15)	(0.30)	(0.01)

Loss before cumulative effect of accounting change	(1.12)	(0.44)	(1.09)
Cumulative effect of accounting change	—	—	(0.01)

Net loss per share	$(1.12)	$(0.44)	$(1.10)

The accompanying notes to consolidated financial statements are an integral part of these statements.

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Shareholders’ Deficit and Comprehensive Loss

	For the year ended December 31,
	2005	2004	2003
	(In Thousands)
NUMBER OF COMMON SHARES OUTSTANDING
Balance at beginning of year	396,522	396,184	396,149
Stock issued to employees exercising stock options	50	31	359
Issuance of vested shares under 2004 Directors’ Plan	6	23	—
Purchase or receipt of treasury stock	(10)	(31)	—
Issuance of restricted stock	1,087	315	—
Cancellation of restricted stock	—	—	(325)
Reissuance of treasury stock	53	—	1

Balance at end of year	397,708	396,522	396,184

COMMON STOCK
Balance at beginning of year	$4,394	$4,390	$4,390
Stock issued to employees exercising stock options	1	1	3
Restricted stock and other stock plans, less cancellations	10	3	(3)

Balance at end of year	$4,405	$4,394	$4,390

CAPITAL IN EXCESS OF PAR VALUE
Balance at beginning of year	$2,850,593	$2,822,802	$2,824,479
Stock issued to employees exercising stock options	246	148	1,259
Stock warrants issued	—	27,492	—
Stock-based compensation	—	(460)	—
Reissuance of treasury stock	(834)	—	(7)
Restricted stock and other plans, less cancellations	(10)	(3)	3
Amortization of restricted stock	1,998	614	(2,932)

Balance at end of year	$2,851,993	$2,850,593	$2,822,802

ACCUMULATED DEFICIT
Balance at beginning of year	$(3,642,833)	$(3,468,363)	$(3,033,806)
Net loss	(445,994)	(174,470)	(434,557)

Balance at end of year	$(4,088,827)	$(3,642,833)	$(3,468,363)

ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
Balance at beginning of year	$308	$(943)	$(703)

Net foreign currency translation adjustment, net of income tax expense	(1,248)	1,251	(31)
Net change in unrealized loss on available-for-sale securities, net of income tax expense	3	—	(209)

Net other comprehensive (loss) income adjustment	(1,245)	1,251	(240)

Balance at end of year	$(937)	$308	$(943)

TREASURY STOCK
Balance at beginning of year	$(307,910)	$(307,751)	$(307,758)
Purchase or receipt of treasury stock	(44)	(159)	—
Reissuance of treasury stock	834	—	7

Balance at end of year	$(307,120)	$(307,910)	$(307,751)

DUE FROM EMPLOYEE STOCK OWNERSHIP PLAN
Balance at beginning of year	$—	$—	$(1,389)
Reduction in receivable from ESOP	—	—	1,389

Balance at end of year	$—	$—	$—

NOTES RECEIVABLE FROM SHAREHOLDERS, OFFICERS, AND MANAGEMENT EMPLOYEES
Balance at beginning of year	$(13,972)	$(13,972)	$(13,972)
Repayments	13,737	—	—

Balance at end of year	$(235)	$(13,972)	$(13,972)

Total shareholders’ deficit	$(1,540,721)	$(1,109,420)	$(963,837)

COMPREHENSIVE LOSS
Net loss	$(445,994)	$(174,470)	$(434,557)
Net other comprehensive loss adjustments	(1,245)	1,251	(240)

TOTAL COMPREHENSIVE LOSS	$(447,239)	$(173,219)	$(434,797)

The accompanying notes to consolidated financial statements are an integral part of these statements.

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	For the year ended December 31,
	2005	2004	2003
	(In Thousands)
Cash flows from operating activities:
Net loss	$(445,994)	$(174,470)	$(434,557)

Loss from discontinued operations	61,291	120,524	5,169

Adjustments to reconcile net loss to net cash provided by operating activities-
Cumulative effect of accounting change, net of income tax expense	—	—	2,456
Provision for doubtful accounts	98,374	113,736	128,235
Provision for government, class action, and related settlements	215,000	—	170,949
Depreciation and amortization	167,098	176,947	185,473
Amortization of debt issue costs, debt discounts, and fees	39,023	21,838	7,831
Amortization of restricted stock	1,998	614	(2,932)
Accretion of debt securities	(410)	—	—
Impairment of long-lived assets, goodwill, and intangible assets	45,203	37,290	468,345
Realized loss on sale of investments	334	78	3,382
Loss (gain) on disposal of assets	14,775	9,462	(14,967)
Loss (gain) on early extinguishment of debt	33	(45)	(2,259)
(Gain) loss on syndication of limited partnership interests	(563)	(3,679)	12,429
Equity in net income of nonconsolidated affiliates	(29,432)	(9,949)	(15,769)
Minority interests in earnings of consolidated affiliates	96,735	94,400	98,203
Distributions from nonconsolidated affiliates	22,457	17,029	8,561
Stock-based compensation	—	(460)	—
Deferred tax provision (benefit)	17,497	(5,339)	(25,556)
(Increase) decrease in assets, net of acquisitions-
Accounts receivable	(77,039)	(70,441)	(93,832)
Prepaid expenses	6,618	(4,922)	(7,946)
Other assets	(14,037)	42,537	12,129
Income tax refund receivable	22,763	31,965	104,221
(Decrease) increase in liabilities, net of acquisitions-
Accounts payable	(28,542)	19,322	2,177
Accrued payroll	653	14,702	1,654
Accrued interest payable	258	2,757	(931)
Other liabilities	26,804	(29,082)	(41,269)
Refunds due patients and other third-party payors	(10,750)	11,475	5,465
Professional liability risks	(15,608)	15,838	33,181
Government, class action, and related settlements	(165,434)	(6,997)	—
Net cash used in operating activities of discontinued operations	(47,538)	(33,534)	(35,650)

Total adjustments	386,270	445,542	1,003,580

Net cash provided by operating activities	$1,567	$391,596	$574,192

(Continued)

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

	For the year ended December 31,
	2005	2004	2003
	(In Thousands)
Cash flows from investing activities
Capital expenditures	(94,045)	(161,712)	(133,394)
Acquisition of businesses, net of cash acquired	—	(744)	—
Proceeds from disposal of assets	11,067	20,536	59,617
Proceeds from sale and maturities of marketable securities	47,191	—	3,698
Purchase of investments, net of cash equivalents	(70,609)	—	—
Proceeds from sale of equity interests of nonconsolidated affiliates	2,930	3,140	37,788
Repurchase of equity interests of nonconsolidated affiliates	(287)	(18)	(750)
Advances to nonconsolidated affiliates, net of cash received	(800)	58	157
Proceeds from sale of equity interests of consolidated affiliates	18,795	4,454	14,659
Repurchase of equity interests of consolidated affiliates	(11,547)	(4,939)	(5,434)
Decrease in cash related to conversion of consolidated entities to equity method affiliates	(8,797)	—	—
Increase in cash related to conversion of equity method facilities to consolidated entities	1,386	—	—
Net change in restricted cash	(1,075)	(67,639)	(149,706)
Net cash provided by investing activities of discontinued operations	1,493	19,995	96,492

Net cash used in investing activities	(104,298)	(186,869)	(76,873)

Cash flows from financing activities
Checks in excess of bank balance	7,672	(9,094)	(64,035)
Principal borrowings on notes	200,065	—	5,880
Proceeds from bond issuance	—	327,608	—
Principal payments on debt	(252,127)	(359,475)	(86,676)
Net change in revolving credit facility	—	—	160,000
Principal payments under capital lease obligations	(26,589)	(26,462)	(27,850)
Proceeds from exercising stock options	247	149	1,262
Purchase of treasury stock	(44)	(159)	—
Debt issuance costs	(17,852)	(11,095)	—
Consent fees paid	—	(80,221)	—
Stock warrants issued	—	27,492	—
Reduction in receivable from ESOP	—	—	1,389
Proceeds from repayment of notes receivable from shareholders, officers, and management employees	13,737	—	—
Distributions to minority interests of consolidated affiliates	(90,046)	(88,254)	(97,663)
Net cash used in financing activities of discontinued operations	(8,895)	(4,958)	(8,192)

Net cash used in financing activities	(173,832)	(224,469)	(115,885)

(Continued)

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

	For the year ended December 31,
	2005	2004	2003
	(In Thousands)
Effect of exchange rate changes on cash and cash equivalents	(1,248)	1,251	(31)

(Decrease) increase in cash and cash equivalents	(277,811)	(18,491)	381,403
Cash and cash equivalents at beginning of year	449,124	463,951	85,312
Cash and cash equivalents of discontinued operations at beginning of year	6,286	9,950	7,186
Less: Cash and cash equivalents of discontinued operations at end of year	(2,097)	(6,286)	(9,950)

Cash and cash equivalents at end of year	$175,502	$449,124	$463,951

Supplemental cash flow information:
Cash paid (received) during the year for-Interest, net of amounts capitalized	$299,216	$278,011	$258,405
Income tax refunds, net	(4,800)	(8,100)	(110,300)
Supplemental schedule of noncash investing and financing activities
Acquisition of businesses-Fair value of assets acquired	—	163	—
Goodwill	—	581	—

Net cash paid for acquisitions	—	744	—
Re-issuance of treasury stock	834	—	7
Restricted stock cancellation	(10)	(3)	3
Unrealized gain (loss) on available-for-sale securities	3	—	(330)
Property and equipment acquired through capital leases	17,995	50,856	994
Termination of capital leases	27,793	—	37,061
Deferred gains on sale leaseback transactions	—	1,020	—
Goodwill from repurchase of equity interests of joint venture entities	3,638	7,121	5,702
Net investment in consolidated facilities that became equity method facilities	4,010	1,761	—
Net investment in equity method facilities that became consolidated facilities	393	—	—
Note receivable from sale of assets	647	—	—
Sales proceeds in escrow	262	—	—

The accompanying notes to consolidated financial statements are an integral part of these statements.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies:

Organization and Description of Business—

HealthSouth Corporation, incorporated in Delaware in 1984, and its subsidiaries, is one of the largest providers of ambulatory surgery, outpatient, diagnostic, and rehabilitative health care services in the United States. References herein to “HealthSouth,” the “Company,” “we,” “our,” or “us” refer to HealthSouth Corporation and its subsidiaries unless the context specifically requires otherwise. We provide these services through a national network of inpatient and outpatient rehabilitation facilities, long-term acute care hospitals, ambulatory surgery centers, diagnostic centers, and other health care facilities.

As of December 31, 2005, we operate 93 freestanding inpatient rehabilitation facilities (“IRFs”) with approximately 6,450 licensed beds. We are the sole owner of 65 of these IRFs. We retain 50% to 97.5% ownership in the remaining 28 jointly owned IRFs. Our IRFs are located in 28 states, with a concentration of facilities in Texas, Pennsylvania, Florida, Alabama, and Tennessee, as well as a 70-bed rehabilitation hospital in Australia and a 60-bed rehabilitation facility in Puerto Rico. In addition to facilities in which we have an ownership interest, we operate 14 inpatient rehabilitation units and 2 gamma knife radiosurgery centers through management contracts.

We operate 10 long-term acute care hospitals (“LTCHs”) (7 freestanding and 3 hospital-within-hospital facilities), 9 of which we own and the other is a joint venture in which we have retained an 80% ownership interest.

We provide outpatient rehabilitative health care services through approximately 617 locations in 40 states, with a concentration of centers in Florida, Texas, New Jersey, Missouri, and Connecticut. These facilities are freestanding outpatient centers. In addition, our inpatient segment provides outpatient services through 101 facilities located within IRFs or in satellite offices near IRFs. Our inpatient segment also operates 11 outpatient facilities under management agreements.

We provide ambulatory (i.e., outpatient) surgery services through 158 freestanding surgery centers and three surgical hospitals in 35 states, with a concentration of centers in California, Texas, Florida, and North Carolina. We operate our surgery centers as general or limited partnerships or limited liability companies in which HealthSouth or one of our subsidiaries serves as the general partner, limited partner, member, or managing member. Our partners in these entities are generally licensed physicians, oral surgeons, and/or podiatrists.

We operate 85 diagnostic centers in 27 states and the District of Columbia, with a concentration of centers in Texas, Georgia, Alabama, Florida, and the Washington, D.C. area. In addition, we operate five electro-shock wave lithotripter units.

We also offer employer services, which are solutions that aim to help improve workplace performance and productivity, create a health-enhancing culture, and meet the medical care needs of employers. We also provide management services, including physician services, for other health care providers.

Reconstruction and Restatement of our Consolidated Financial Statements—

On March 18, 2003, a federal law enforcement task force executed a search warrant at our corporate offices in Birmingham, Alabama. The following day, the United States Securities and Exchange Commission (the “SEC”) filed suit against HealthSouth and our then-chairman and chief executive officer. On March 24, 2003, we announced that, in light of the SEC and the United States Department of Justice (the “DOJ”) investigations into our financial reporting and related activity, our previously filed consolidated financial statements should not be

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

relied upon. Since March 2003, as a result of the above circumstances, we have restated our previously filed consolidated financial statements for the years ended December 31, 2001 and 2000, and we have filed our consolidated financial statements for the years ended December 31, 2005, 2004, 2003, and 2002 (including these consolidated financial statements).

2004 Out-of-Period Adjustments—

During the preparation of our financial statements for the year ended December 31, 2004, we identified errors in our financial statements for the year ended December 31, 2003 and for prior periods. These errors primarily related to (1) the overstatement of approximately $10.0 million of property and equipment from a 1993 acquisition; (2) the improper recording of a prepaid expense of approximately $5.4 million relating to a lease entered into in 1999; (3) bookkeeping errors relating to our accounting for partnership interests and the initial formation of two partnerships of approximately $4.4 million; (4) certain tax errors discussed below; and (5) certain other miscellaneous items amounting to approximately $0.7 million. We corrected these errors in our financial statements for the year ended December 31, 2004, which resulted in an overstatement of our Loss from continuing operations before income tax expense (benefit) and cumulative effect of accounting change of approximately $20.5 million. In 2005, as discussed below, certain facilities were classified as discontinued operations pursuant to Financial Accounting Standards Board (“FASB”) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Consequently, our 2004 Loss from continuing operations before income tax expense (benefit) and cumulative effect of accounting change was reduced by approximately $99.6 million, and our Loss from discontinued operations, net of income tax expense was increased by the same amount. None of the errors discussed above related to discontinued operations. In addition, we corrected in 2004 certain prior year tax errors relating primarily to the improper calculation of the deferred tax liability attributable to the book and tax basis differences in certain partnerships. The correction of these errors reduced our 2004 Provision for income tax expense (benefit) by approximately $18.5 million. The net impact of these corrections increased our 2004 Net loss by approximately $2.0 million for the year ended December 31, 2004. We do not believe these adjustments are material to the consolidated financial statements for the year ended December 31, 2004 or to any prior years’ consolidated financial statements. As a result, we have not restated any prior period amounts.

Reclassifications—

Certain previously reported financial results have been reclassified to conform to the current year presentation. Such reclassifications primarily relate to facilities we closed or sold in 2005 and the first quarter of 2006 that qualify under FASB Statement No. 144 to be reported as discontinued operations. We reclassified our consolidated balance sheet for the years ended December 31, 2005 and 2004 and our consolidated statements of operations and statements of cash flows for the years ended December 31, 2005, 2004, and 2003 to show the results of those qualifying facilities in 2005 and the first quarter of 2006 as discontinued operations.

Basis of Presentation and Consolidation—

The accompanying consolidated financial statements of HealthSouth and its subsidiaries were prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include the assets, liabilities, revenues, and expenses of all wholly owned subsidiaries, majority-owned subsidiaries over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest.

As of December 31, 2005, we had investments in approximately 317 partially owned subsidiaries, of which approximately 306 are general or limited partnerships, limited liability companies, or joint ventures in which HealthSouth or one of our subsidiaries is a general or limited partner, managing member, or joint venturer, as applicable. We evaluate partially owned subsidiaries and joint ventures held in partnership form in accordance

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

with the provisions of American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 78-9, Accounting for Investments in Real Estate Ventures, and Emerging Issues Task Force (“EITF”) Issue No. 98-6, “Investor’s Accounting for an Investment in a Limited Partnership When the Investor Is the Sole General Partner and the Limited Partners Have Certain Approval or Veto Rights,” to determine whether the rights held by other investors constitute “important rights” as defined therein.

For general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreements were modified on or subsequent to June 29, 2005, we evaluate partially owned subsidiaries and joint ventures held in partnership form using the guidance in EITF Issue No. 04-5, “Investor’s Accounting for an Investment in a Limited Partnership When the Investor Is the Sole General Partner and the Limited Partners Have Certain Rights,” which includes a framework for evaluating whether a general partner or a group of general partners controls a limited partnership and therefore should consolidate it. The framework includes the presumption that general-partner control would be overcome only when the limited partners have certain rights. Such rights include kick-out rights, the right to dissolve or liquidate the partnership or otherwise remove the general partner “without cause,” or participating rights, the right to effectively participate in significant decisions made in the ordinary course of the partnership’s business.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities. This Interpretation was revised in December 2003 as FASB Interpretation No. 46 (Revised). The Interpretation clarifies the application of Accounting Research Bulletin (“ARB”) No. 51, Consolidated Financial Statements, to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Interpretation, as revised, requires an entity to apply the interpretation to all interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ended after December 15, 2003. We have determined that we do not have any arrangements or relationships with special-purpose entities. Application for all other types of entities is required in financial statements for periods ending after March 15, 2004.

FASB Interpretation No. 46 specifically addresses the consolidation of business enterprises to which the usual condition (ownership of a majority voting interest) of consolidation does not apply. The Interpretation focuses on controlling financial interests that may be achieved through arrangements that do not involve voting interests. It concludes that in the absence of clear control through voting interests, a company’s exposure (variable interest) to the economic risks and potential rewards from the variable interest entity’s assets and activities are the best evidence of control. If a company holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary is required to include assets, liabilities, and the results of operations of the variable interest entity in its financial statements. The adoption of FASB Interpretation No. 46(R) did not have a material impact on our financial position, results of operations, or cash flows.

For partially owned subsidiaries or joint ventures held in corporate form, we consider the guidance of FASB Statement No. 94, Consolidation of All Majority-Owned Subsidiaries, and EITF Issue No. 96-16, “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights,” and, in particular, whether rights held by other investors would be viewed as “participating rights” as defined therein. To the extent that any minority investor has important rights in a partnership or participating rights in a corporation that inhibit our ability to control the corporation, including substantive veto rights, we generally will not consolidate the entity.

We use the equity method to account for our investments in entities that we do not control, but where we have the ability to exercise significant influence over operating and financial policies. Consolidated net income includes our share of the net earnings of these entities. The difference between consolidation and the equity

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

method impacts certain financial ratios of the Company because of the presentation of the detailed line items reported in the consolidated financial statements for consolidated entities compared to a one line presentation of equity method investments.

We use the cost method to account for our investments in entities that we do not control and for which we do not have the ability to exercise significant influence over operating and financial policies. In accordance with the cost method, these investments are recorded at the lower of cost or fair value, as appropriate.

We eliminate from our financial results all significant intercompany accounts and transactions.

Use of Estimates and Assumptions—

The preparation of our consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but not limited to: (1) allowance for contractual revenue adjustments; (2) allowance for doubtful accounts; (3) asset impairments, including goodwill; (4) depreciable lives of assets; (5) useful lives of intangible assets; (6) economic lives and fair value of leased assets; (7) income tax valuation allowances; (8) fair value of stock options; (9) reserves for professional, workers’ compensation, and comprehensive general insurance liability risks; and (10) contingency and litigation reserves. Future events and their effects cannot be predicted with certainty; accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis and may employ outside experts to assist in our evaluation, as considered necessary. Actual results could differ from those estimates.

Risks and Uncertainties—

HealthSouth operates in a highly regulated industry and is required to comply with extensive and complex laws and regulations at the federal, state, and local government levels. These laws and regulations relate to, among other things:

•	licensure, certification, and accreditation,

•	coding and billing for services,

•	relationships with physicians and other referral sources, including physician self-referral and anti-kickback laws,

•	quality of medical care,

•	use and maintenance of medical supplies and equipment,

•	maintenance and security of medical records,

•	accuracy of billing operations, and

•	disposal of medical and hazardous waste.

Many of these laws and regulations are expansive, and we do not have the benefit of significant regulatory or judicial interpretation of them. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our investment structure, facilities, equipment, personnel, services, capital expenditure programs, operating procedures, and contractual arrangements.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

If we fail to comply with applicable laws and regulations, we could be subjected to liabilities, including (1) criminal penalties, (2) civil penalties, including monetary penalties and the loss of our licenses to operate one or more of our facilities, and (3) exclusion or suspension of one or more of our facilities from participation in the Medicare, Medicaid, and other federal and state health care programs.

Two recent changes in regulations governing IRF reimbursement have combined to create a very challenging operating environment for our inpatient division. The first change occurred on May 7, 2004, when the United States Centers for Medicare and Medicaid Services (“CMS”) issued a final rule stipulating revised criteria for qualifying as an IRF under Medicare. This rule, known as the “75% Rule,” has created significant volume volatility in our inpatient division. The second change, which became effective on October 1, 2005, relates to reduced unit pricing applicable to IRFs (“IRF-PPS”).

The 75% Rule, as revised, generally provides that to be considered an IRF, and to receive reimbursement for services under the IRF-PPS methodology, 75% of a facility’s total patient population must require treatment for at least one of 13 designated medical conditions. As a practical matter, this means that to maintain our current level of revenue from our IRFs we will need to reduce the number of nonqualifying patients treated at our IRFs and replace them with qualifying patients, establish other sources of revenues at our IRFs, or both. The Deficit Reduction Act of 2005, signed by President Bush on February 8, 2006 as Public Law 109-171, extended the phase-in schedule for the 75% Rule by one year and delayed implementation of the 65% compliance threshold until July 1, 2007.

On August 15, 2005, CMS published a final rule, as amended by the subsequent correction notice published on September 30, 2005, that updates the IRF-PPS for the federal fiscal year 2006 (which covers discharges occurring on or after October 1, 2005 and on or before September 30, 2006). Although the final rule includes an overall market basket update of 3.6%, it makes several other adjustments that we estimate will result in a net reduction in reimbursement to us. For example, the final rule (1) reduces the standard payment rates by 1.9%, (2) implements changes to Case-Mix Groups, comorbidity tiers, and relative weights, (3) updates the formula for the low income patient payment adjustment, (4) adopts the new geographic labor market area definitions based on the definitions created by the Office of Management and Budget known as Core-Based Statistical Areas, (5) implements new and revised payment adjustments on a budget-neutral basis, (6) implements a new indirect medical education teaching adjustment, (7) increases the rural add-on to 21.3%, and (8) incorporates several other modifications to Medicare reimbursement for IRFs. Although CMS predicted that overall payments to IRFs nationwide would increase by 3.4%, we estimate that the revised IRF-PPS will reduce Medicare reimbursement to our IRFs by 3.5% to 4%, primarily owing to the changes to Case-Mix Groups, comorbidity tiers, and relative weights. We estimate this net impact on reimbursement will reduce our inpatient division’s net operating revenues by approximately $10 million per quarter for the first three quarters of 2006 as compared to 2005. These estimates do not take into account potential changes in our case-mix resulting from our compliance with the 75% Rule, which could have the effect of increasing the acuity of our case-mix and therefore reducing the overall net impact of the IRF-PPS changes.

The volume volatility created by the 75% Rule had a significantly negative impact on our inpatient division’s net operating revenues in 2005. Thus far, we have been able to partially mitigate the impact of the 75% Rule on our inpatient division’s operating earnings by implementing various mitigation strategies such as reducing costs and increasing admission of compliant cases. However, the combination of volume volatility created by the 75% Rule and lower unit pricing resulting from IRF-PPS changes reduced our operating earnings in 2005 and will have a continuing negative impact on our operating earnings in 2006. In addition, because we receive a significant percentage of our revenues from our inpatient division, and because our inpatient division receives a significant percentage of its revenues from Medicare, our inability to achieve continued compliance with or continue to mitigate the negative effects of the 75% Rule could have a material adverse effect on our business, financial position, results of operations, and cash flows.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

As described more fully below (see Note 22, SEC Settlement), we settled a lawsuit brought by the SEC relating to our financial reporting practices prior to March 2003. However, investigations by the DOJ, the United States’ Attorney’s Office for the Northern District of Alabama, and other agencies are ongoing. While we are fully cooperating with the SEC, the DOJ, and other governmental authorities, we cannot predict the outcome of those investigations. Such investigations could have a material adverse effect on us, the trading prices of our securities, and our ability to access the capital markets. If we were convicted of a crime, certain contracts and licenses that are material to our operations may be revoked which would severely affect our business.

A number of lawsuits have been brought against us involving our accounting practices, coverage under our director and officer liability policies, and various other outstanding securities, derivative, regulatory, and qui tam (i.e., whistleblower) litigation (see Note 24, Contingencies and Other Commitments). Although we have reached a global, preliminary agreement in principle with the lead plaintiffs in the federal securities class actions and the derivative actions, as well as with our insurance carriers, to settle litigation filed against us, certain of our former directors and officers, and certain other parties, there can be no assurances that a final settlement agreement can be reached or that the proposed settlement will receive the required court approval. We cannot predict the outcome of litigation filed against us. Substantial damages or other monetary remedies assessed against us could have a material adverse effect on our business, financial position, results of operations, and cash flows. In addition, given the size and nature of our business, we are subject from time to time to various other lawsuits which, depending on their outcome, may have a negative effect on us.

Self-Insured Risk—

We insure a substantial portion of our professional liability, general liability, and workers’ compensation risks through a self-insured retention program (“SIR”) written by our consolidated wholly owned offshore captive insurance subsidiary, HCS, Ltd., which we fund annually. HCS, Ltd., established in the fourth quarter of 2000, is located in the Cayman Islands and is an independent insurance company licensed by the Cayman Island Monetary Authority. We use HCS, Ltd. to fund part of our first layer of insurance coverage up to $60 million. Risks in excess of specified limits per claim and in excess of our aggregate SIR amount are covered by unrelated commercial carriers.

We primarily insure each of our facilities for professional and general liability losses through Columbia Casualty, a CNA company, for $1 million per claim/$3 million aggregate. These limits are applied towards a maximum limit of $6 million per claim under our SIR. In addition, ACE provides primary workers’ compensation insurance for each of our facilities under either a policy with a high deductible or as a third-party administrator for self-insured claims. In both cases, our retained risk ranges from $250,000 to $1,000,000 per claim. Pursuant to indemnification agreements between us, HCS, Ltd., CNA, and ACE, CNA and ACE are entitled to be indemnified by HCS, Ltd. for the primary coverage provided.

Reserves for professional liability, general liability, and workers’ compensation risks were $214.9 million and $221.5 million, at December 31, 2005 and 2004, respectively. The current portion of this reserve, $49.3 million and $40.2 million, at December 31, 2005 and 2004, respectively, is included in Other current liabilities in our consolidated balance sheets. Provisions for losses related to liability risks were $33.3 million, $52.8 million, and $65.4 million for the years ended December 31, 2005, 2004, and 2003, respectively, and are classified in Other operating expenses in our consolidated statements of operations.

Provisions for these self-insured risks are based upon actuarially determined estimates. Loss and loss expense reserves represent the estimated ultimate net cost of all reported and unreported losses incurred through the respective consolidated balance sheet dates. The reserves for unpaid losses and loss expenses are estimated using individual case-basis valuations and actuarial analyses. Those estimates are subject to the effects of trends in loss severity and frequency. The estimates are continually reviewed and adjustments are recorded as experience develops or new information becomes known. The changes to the estimated reserve amounts are included in current operating results. The reserves for these self-insured risks cover approximately 2,000 individual claims at December 31, 2005 and 2004 and estimates for potential unreported claims. The time period required to resolve these claims can vary depending upon the jurisdiction and whether the claim is settled or litigated. During 2005, 2004, and 2003, $33.8 million, $34.4 million and $40.5 million, respectively, of payments (net of reinsurance recoveries of $6.0 million, $5.4 million and $8.2 million, respectively) were made for liability claims. The estimation of the timing of payments beyond a year can vary significantly. Although considerable variability is inherent in reserve estimates, management believes the reserves for losses and loss expenses are adequate; however, there can be no assurance that the ultimate liability will not exceed management’s estimates.

The obligations covered by excess contracts remain on the balance sheet, as the subsidiary or parent remains liable to the extent that the excess carriers do not meet their obligations under the insurance contracts. Amounts receivable under the

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

excess contracts approximated $25.7 million and $23.4 million at December 31, 2005 and 2004, respectively. Approximately $7.1 million and $6.0 million are included in Other current assets in our consolidated balance sheets as of December 31, 2005 and 2004, respectively, with the remainder included in Other long-term assets.

Revenue Recognition—

Revenues consist primarily of net patient service revenues that are recorded based upon established billing rates less allowances for contractual adjustments. Revenues are recorded during the period the health care services are provided, based upon the estimated amounts due from the patients and third-party payors, including federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, and employers. Estimates of contractual allowances under third-party payor arrangements are based upon the payment terms specified in the related contractual agreements. Third-party payor contractual payment terms are generally based upon predetermined rates per diagnosis, per diem rates, or discounted fee-for-service rates. Settlements under reimbursement agreements with third-party payors are estimated and recorded in the period the related services are rendered and are adjusted in future periods as adjustments become estimable or as the service years are no longer subject to audit, review, or investigation. Other operating revenues, which include revenue from cafeteria, gift shop, rental income, conference center, and management and administrative fees, approximated 2.5%, 2.2%, and 2.4% of net operating revenues for the years ended December 31, 2005, 2004, and 2003, respectively.

Laws and regulations governing the Medicare and Medicaid programs are complex, subject to interpretation, and are routinely modified for provider reimbursement. All health care providers participating in the Medicare and Medicaid programs are required to meet certain financial reporting requirements. Federal regulations require submission of annual cost reports covering medical costs and expenses associated with the services provided by each facility to program beneficiaries. Annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to HealthSouth under these reimbursement programs. These audits often require several years to reach the final determination of amounts earned under the programs. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. The estimated third-party settlements receivables or (liabilities) as of December 31, 2005 and 2004 were approximately $2.1 million and ($0.3) million, respectively. The $2.1 million third-party settlements receivable is included in Accounts receivable as of December 31, 2005, while the ($0.3) million third-party settlements liability is included in Refunds due patients and other third-party payors as of December 31, 2004 in the accompanying consolidated balance sheets (see Note 21, Medicare Program Settlement).

CMS has been granted authority to suspend payments, in whole or in part, to Medicare providers if CMS possesses reliable information that an overpayment, fraud, or willful misrepresentation exists. If CMS suspects that payments are being made as the result of fraud or misrepresentation, CMS may suspend payment at any time without providing us with prior notice. The initial suspension period is limited to 180 days. However, the payment suspension period can be extended almost indefinitely if the matter is under investigation by the United States Department of Health and Human Services Office of Inspector General or the DOJ. Therefore, we are unable to predict if or when we may be subject to a suspension of payments by the Medicare and/or Medicaid programs, the possible length of the suspension period, or the potential cash flow impact of a payment suspension. Any such suspension would adversely impact our financial position.

We provide care to patients who are financially unable to pay for the health care services they receive, and because we do not pursue collection of amounts determined to qualify as charity care, such amounts are not recorded as revenues.

Cash and Cash Equivalents—

Cash and cash equivalents include highly liquid investments with maturities of three months or less when purchased. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments. Certificates of deposit included in Cash and cash equivalents at December 31, 2005 approximated $1.5 million.

We maintain amounts on deposit with various financial institutions, which may, at times, exceed federally insured limits. However, management periodically evaluates the credit-worthiness of those institutions, and we have not experienced any losses on such deposits.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Restricted Cash—

As of December 31, 2005 and 2004, restricted cash consists of the following (in thousands):

	As of December 31,
	2005	2004
Affiliate cash accounts	$98,221	$113,365
Self-insured captive funds	135,365	98,235
Paid loss deposit funds	3,822	—
Collateral deposits	—	25,423
Non-U.S. based operations	5,042	4,352

Total restricted cash	242,450	241,375
Less current portion	(156,412)	(183,330)

	$86,038	$58,045

Affiliate cash accounts represent cash accounts maintained by partnerships in which we participate where one or more external partners requested, and we agreed, that the partnership’s cash not be commingled with other corporate cash accounts and be used only to fund the operations of those partnerships. Self-insured captive funds represent cash held at our wholly owned insurance captive, HCS Ltd., in the Cayman Islands. HCS handles professional liability, workers’ compensation, and other insurance claims on behalf of HealthSouth. These funds are committed to third-party administrators for claims incurred. Paid loss deposit funds represent cash held by third-party administrators to fund expenses and other payments related to claims. Collateral deposits represent cash collateralized deposits for surety bonds related to HealthSouth’s workers’ compensation plans and were a requirement of the applicable states and insurance companies. During 2005, these deposits were returned to HealthSouth and replaced by letters of credit under our Amended and Restated Credit Agreement (see Note 8, Long-term Debt). Non-U.S. based operations represents cash maintained by our inpatient rehabilitation facility in Australia.

Restricted cash includes certificates of deposit of approximately $45.0 million at December 31, 2004. The noncurrent portion of restricted cash is included in Other long-term assets in the accompanying consolidated balance sheets.

Accounts Receivable—

HealthSouth reports accounts receivable at estimated net realizable amounts from services rendered from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, workers’ compensation, employers, and patients. Our accounts receivable are geographically dispersed, but a significant portion of our revenues are concentrated by type of payors. The concentration of net patient service accounts receivable by payor class, as a percentage of total net patient service accounts receivable as of the end of each of the reporting periods, is as follows:

	As of December 31,
	2005	2004
Medicare	38.2%	39.6%
Medicaid	3.7%	3.0%
Workers’ compensation	11.7%	11.2%
Managed care and other discount plans	37.7%	38.1%
Other third-party payors	7.5%	7.5%
Patients	1.2%	0.6%

	100.0%	100.0%

During the years ended December 31, 2005, 2004, and 2003, approximately 47.5%, 47.4%, and 44.6%, respectively, of our revenues related to patients participating in the Medicare program. While revenues and accounts receivable from government agencies are significant to our operations, we do not believe there are significant credit risks associated with these government agencies. Because Medicare traditionally pays claims faster than our other third-party payors, the percentage of our Medicare charges in accounts receivable is less than the percentage of our Medicare revenues. HealthSouth does not believe there are any other significant concentrations of revenues from any particular payor that would subject it to any significant credit risks in the collection of its accounts receivable.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Additions to the allowance for doubtful accounts are made by means of the provision for doubtful accounts. We write off uncollectible accounts against the allowance for doubtful accounts after exhausting collection efforts and adding subsequent recoveries. Net accounts receivable include only those amounts we estimate we will collect.

For each of the three years ended December 31, 2005, we performed an analysis of our historical cash collection patterns and considered the impact of any known material events in determining the allowance for doubtful accounts. In performing our analysis, we considered the impact of any adverse changes in general economic conditions, business office operations, payor mix, or trends in federal or state governmental health care coverage. At December 31, 2005 and 2004, our allowance for doubtful accounts represented approximately 23.7% and 26.1%, respectively, of the $525.0 million and $580.7 million, respectively, total patient due accounts receivable balance.

In 2005, we reassessed our Refunds due patients and other third-party payors liability to update for allocations to various state jurisdictions and other payors. This change in estimate reduced our Refunds due patients and other third-party payors liability at December 31, 2005 by approximately $14.5 million.

Marketable Securities—

In accordance with FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, we record all debt investments and equity securities with readily determinable fair values and for which we do not exercise significant influence as available-for-sale securities. We carry the available-for-sale securities at fair value and report unrealized holding gains or losses, net of income taxes, in Accumulated other comprehensive (loss) income, which is a separate component of shareholders’ deficit. We recognize realized gains and losses in our consolidated statements of operations using the specific identification method.

Property and Equipment—

We report land, buildings, improvements, and equipment at cost, net of asset impairment, and assets under capital lease obligations at the lower of fair value or the present value of the aggregate future minimum lease payments at the beginning of the lease term. We depreciate our assets using the straight-line method over the shorter of the estimated useful life of the assets or life of the lease term, excluding any lease renewals, unless the lease renewals are reasonably assured. Useful lives are as follows:

Years
Buildings	15 to 30
Leasehold improvements	5 to 30
Furniture, fixtures, and equipment	3 to 10
Assets under capital lease obligation:
Real estate	6 to 30
Equipment	2 to 5

Maintenance and repairs of property and equipment are expensed as incurred. We capitalize replacements and betterments that increase the estimated useful life of an asset. We capitalize interest expense on major construction and development projects while in progress.

We retain fully depreciated assets in property and accumulated depreciation accounts until we remove them from service. In the case of sale, retirement, or disposal, the asset cost and related accumulated depreciation balance is removed from the respective account, and the resulting net amount, less any proceeds, is included as a component of income from continuing operations in the consolidated statements of operations. However, if the sale, retirement, or disposal involves a discontinued operation, the resulting net amount, less any proceeds, is included in the results of discontinued operations.

We account for operating leases under the provisions of FASB Statement No. 13, Accounting for Leases, and FASB Technical Bulletin No. 85-3, Accounting for Operating Leases with Scheduled Rent Increases. These pronouncements require us to recognize escalated rents, including any rent holidays, on a straight-line basis over the term of the lease for those lease agreements where we receive the right to control the use of the entire leased property at the beginning of the lease term.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Goodwill and Other Intangible Assets—

We account for goodwill and other intangibles under the guidance in FASB Statement No. 141, Business Combinations, FASB Statement No. 142, Goodwill and Other Intangible Assets, and FASB Statement No. 144.

Under FASB Statement No. 142, we test goodwill for impairment using a fair value approach, at the reporting unit level. A reporting unit is the operating segment, or a business one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by management at the component level. At HealthSouth, our reporting units are equal to our operating segments. We are required to test for impairment at least annually, absent some triggering event that would require an impairment assessment. Absent any impairment indicators, we perform our goodwill impairment testing as of October 1st of each year. We also tested for goodwill impairment as of March 19, 2003, due to the significant events which occurred at HealthSouth on that date.

We recognize an impairment charge for any amount by which the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. We present a goodwill impairment charge as a separate line item within income from continuing operations in the consolidated statements of operations, unless the goodwill impairment is associated with a discontinued operation. In that case, we include the goodwill impairment charge, on a net-of-tax basis, within the results of discontinued operations.

We use discounted cash flows to establish the fair value of our reporting units as of the testing dates. The discounted cash flow approach includes many assumptions related to future growth rates, discount factors, future tax rates, etc. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairment in future periods. When available and as appropriate, we use comparative market multiples to corroborate discounted cash flow results. When a business within a reporting unit is disposed of, goodwill is allocated to the gain or loss on disposition using the relative fair value methodology, as prescribed in FASB Statement No. 142.

In accordance with FASB Statement No. 142, we amortize the cost of intangible assets with definite useful lives over their respective estimated useful lives to their estimated residual value. As of December 31, 2005, our definite useful lived intangible assets do not have an estimated residual value. We also review those assets for impairment in accordance with FASB Statement No. 144 whenever events or changes in circumstances indicate that we may not be able to recover the asset’s carrying amount. As of December 31, 2005, we do not have any intangible assets with indefinite useful lives. The range of estimated useful lives of our other intangible assets is as follows:

Years
Certificates of need	10 to 30
Licenses	10 to 20
Noncompete agreements	5 to 10
Management agreements	10 to 20

Impairment of Long-Lived Assets and Other Intangible Assets—

Under the guidance in FASB Statement No. 144, we assess the recoverability of long-lived assets (excluding goodwill) and identifiable acquired intangible assets with finite useful lives, whenever events or changes in circumstances indicate that we may not be able to recover the asset’s carrying amount. We measure the recoverability of assets to be held and used by a comparison of the carrying amount of the asset to the expected net future cash flows to be generated by that asset, or, for identifiable intangibles with finite useful lives, by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through undiscounted future cash flows. The amount of impairment of identifiable intangible assets with finite useful lives, if any, to be recognized is measured based on projected discounted future cash flows. We measure the amount of impairment of other long-lived assets (excluding goodwill) as the amount by which the carrying value of the asset exceeds the fair market value of the asset, which is generally determined based on projected discounted future cash flows or appraised values. We present an impairment charge as a separate line item within income from continuing operations in our consolidated statements of operations, unless the impairment is associated with a discontinued operation. In that case, we include the impairment charge, on a net-of-tax basis, within the results of discontinued operations. We classify long-lived assets to be disposed of other than by sale as held and used until they are disposed. We report long-lived assets to be disposed of by sale as held for sale and recognize those assets in the balance sheet at the lower of carrying amount or fair value less cost to sell, and cease depreciation.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Investment in and Advances to Nonconsolidated Affiliates—

Investments in entities in which we have the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize our proportionate share of the investees’ net income or losses after the date of investment, additional contributions made and dividends or distributions received, and impairment losses resulting from adjustments to net realizable value. We record equity method losses in excess of the carrying amount of an investment when we guarantee obligations or we are otherwise committed to provide further financial support to the affiliate.

We use the cost method to account for equity investments for which the equity securities do not have readily determinable fair values and for which we do not have the ability to exercise significant influence. Under the cost method of accounting, private equity investments are carried at cost and are adjusted only for other-than-temporary declines in fair value and additional investments.

Management periodically assesses the recoverability of our equity method and cost method investments and equity method goodwill for impairment. We consider all available information, including the recoverability of the investment, the earnings and near-term prospects of the affiliate, factors related to the industry, conditions of the affiliate, and our ability, if any, to influence the management of the affiliate. We assess fair value based on valuation methodologies, as appropriate, including discounted cash flows, estimates of sales proceeds and external appraisals, as appropriate. If an investment or equity method goodwill is considered to be impaired and the decline in value is other than temporary, we record an appropriate write-down.

Guarantees—

We account for certain guarantees in accordance with FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FASB Interpretation No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. FASB Interpretation No. 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of certain obligations undertaken.

As of December 31, 2005 and 2004, we were liable for guarantees of indebtedness owed by third parties in the amount of $30.8 million and $29.0 million, respectively. We have recognized these amounts as liabilities in our consolidated balance sheets because of existing defaults by the third parties under those agreements.

We are also secondarily liable for certain lease obligations associated with sold facilities. See Note 5, Property and Equipment, for additional information.

Financing Costs—

We amortize financing costs using the effective interest method over the life of the related debt. The related expense is included in Interest expense and amortization of debt discounts and fees in our consolidated statements of operations.

We accrete discounts and amortize premiums using the effective interest method over the life of the related debt, and we report discounts or premiums as a direct deduction from, or addition to, the face amount of the financing. The related income or expense is included in Interest expense and amortization of debt discounts and fees in our consolidated statements of operations.

Fair Value of Financial Instruments—

FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires certain disclosures regarding the fair value of financial instruments. Our financial instruments consist mainly of cash and cash equivalents, certificates of deposit, restricted cash, accounts receivable, notes receivable from shareholders, officers, and employees, accounts payable, related party notes receivable and payable, letters of credit, and long-term debt. The carrying amounts of cash and cash equivalents, certificates of deposit, restricted cash, accounts receivable, notes receivable from shareholders, officers, and employees, related party notes receivable and payable, and accounts payable approximate fair value because of the short-term maturity of these instruments. The fair value of our letters of credit is deemed to be the amount of payment guaranteed on our behalf by third-party financial institutions. We determine the fair value of our long-term debt based on various factors, including maturity schedules, call features, and current market rates. We also use quoted market prices, when available, or discounted cash flows to determine fair values of long-term debt.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Asset Retirement Obligation—

We record certain obligations associated with the retirement of tangible long-lived assets under the guidance in FASB Statement No. 143, Accounting for Asset Retirement Obligations. Under this standard, we recognize the fair value of a liability for an asset retirement obligation in the period in which the obligation is incurred if we can make a reasonable estimate of the liability’s fair value. The associated asset retirement cost is capitalized as part of the carrying amount of the long-lived asset and depreciated over the remaining life of the underlying asset, and the associated liability is accreted to the estimated fair value of the obligation at the settlement date through periodic accretion charges to the consolidated statement of operations. When the obligation is settled, any difference between the final cost and the recorded amount is recognized as income or loss on settlement.

Effective January 1, 2003, we adopted the initial recognition and measurement provisions of FASB Statement No. 143 and identified certain asset retirement obligations to restore leased premises for the removal of certain diagnostic equipment. Upon adoption of FASB Statement No. 143, we recorded a $3.6 million increase to property and equipment, a $1.9 million increase to accumulated depreciation and amortization, a $4.2 million increase to Other long-term liabilities, and a $2.5 million noncash charge (net of tax of $0), which we reported as a Cumulative effect of accounting change in our 2003 consolidated statement of operations.

Minority Interests in Consolidated Affiliates—

The consolidated financial statements include all assets, liabilities, revenues, and expenses of less-than-100%-owned affiliates that we control. Accordingly, we have recorded minority interests in the earnings and equity of such entities. We record adjustments to minority interest for the allocable portion of income or loss to which the minority interest holders are entitled based upon their portion of the subsidiaries they own. Distributions to holders of minority interests are adjusted to the respective minority interest holders’ balance.

We suspend allocation of losses to minority interest holders when the minority interest balance for a particular minority interest holder is reduced to zero and the minority interest holder does not have an obligation to fund such losses. Any excess loss above the minority interest holders’ balance is not charged to minority interest but rather is recognized by us until the affiliate begins earning income again. We resume adjusting minority interest for the subsequent profits earned by a subsidiary only after the cumulative income exceeds the previously unrecorded losses.

Litigation Reserve—

Pursuant to FASB Statement No. 5, Accounting for Contingencies, we accrue for loss contingencies associated with outstanding litigation for which management has determined it is probable that a loss contingency exists and the amount of loss can be reasonably estimated. If the accrued amount associated with a loss contingency is greater than $5.0 million, we also accrue estimated future legal fees associated with the loss contingency. This requires management to estimate the amount of legal fees that will be incurred in the defense of the litigation. These estimates are based heavily on our expectations of the scope, length to complete, and complexity of the claims. In the future, additional adjustments may be recorded as the scope, length or complexity of outstanding litigation changes.

Advertising Costs—

We expense costs of print, radio, television, and other advertisements as incurred. Advertising expenses, included in Other operating expenses within the accompanying consolidated statements of operations, approximated $8.6 million in 2005, $5.3 million in 2004, and $7.7 million in 2003.

Stock-Based Compensation—

HealthSouth has various shareholder- and non-shareholder-approved stock-based compensation plans that provide for the granting of stock-based compensation to certain employees and directors, which are described more fully in Note 14, Stock-Based Compensation. We account for those stock-based compensation plans using the recognition and measurement principles of the intrinsic value method of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations, and apply the disclosure-only provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation. Under the intrinsic value method, we recognize compensation expense on the date of grant only if the current market price of the underlying stock on the grant date exceeds the exercise price of the stock-based award.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

FASB Statement No. 123 requires that we present certain pro forma information assuming that we recognize an expense for our stock-based compensation using the fair value based method of accounting for stock-based compensation. We estimated the fair value of our stock-based compensation at the date of grant using the Black-Scholes option-pricing model using the assumptions described in Note 14, Stock-Based Compensation. If we had recognized compensation expense using the fair value recognition provisions of FASB Statement No. 123, the pro forma amounts of our net loss for the years ended December 31, 2005, 2004, and 2003 would have been as follows (in thousands, except per share amounts):

	For the year ended December 31,
	2005	2004	2003
Net loss, as reported	$(445,994)	$(174,470)	$(434,557)

Add: Stock-based employee compensation expense (benefit) included in reported net loss	1,999	614	(2,932)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(10,645)	(8,693)	(7,874)

Pro forma net loss	$(454,640)	$(182,549)	$(445,363)

Loss per share:
Basic and diluted—as reported	$(1.12)	$(0.44)	$(1.10)

Basic and diluted—pro forma	$(1.15)	$(0.46)	$(1.12)

Discontinued Operations—

We account for discontinued operations under FASB Statement No. 144, which requires that a component of an entity that has been disposed of or is classified as held for sale and has operations and cash flows that can be clearly distinguished from the rest of the entity be reported as discontinued operations. In the period that a component of an entity has been disposed of or classified as held for sale, we reclassify the results of operations for current and prior periods into a single caption titled Loss from discontinued operations, net of income tax expense. In addition, we classify the assets and liabilities of those components as current and noncurrent assets and liabilities of discontinued operations in our consolidated balance sheets. We also classify cash flows related to discontinued operations as one line item within each category of cash flows in our consolidated statements of cash flows.

Income Taxes—

We provide for income taxes using the asset and liability method as required by FASB Statement No. 109, Accounting for Income Taxes. This approach recognizes the amount of federal, state, and local taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequence of events recognized in the consolidated financial statements and income tax returns. Deferred income tax assets and liabilities are adjusted to recognize the effects of changes in tax laws or enacted tax rates.

Under FASB Statement No. 109, a valuation allowance is required when it is more likely than not that some portion of the deferred tax assets will not be realized. Realization is dependent on generating sufficient future taxable income.

HealthSouth and its corporate subsidiaries file a consolidated federal income tax return. State income tax returns are filed on a separate, combined, or consolidated basis in accordance with relevant state laws and regulations. Partnerships, limited liability partnerships, limited liability companies, and other pass-through entities that we consolidate or account for using the equity method of accounting file separate federal and state income tax returns. We include the allocable portion of each pass-through entity’s income or loss in our federal income tax return. We allocate the remaining income or loss of each pass-through entity to the other partners or members who are responsible for their portion of the taxes.

Comprehensive Loss—

Comprehensive loss is reported in accordance with the provisions of FASB Statement No. 130, Reporting Comprehensive Income. FASB Statement No. 130 establishes the standard for reporting comprehensive loss and its components in financial statements. Comprehensive loss is comprised of net loss, changes in unrealized gains or losses on available-for-sale securities, and foreign currency translation adjustments and is included in the consolidated statements of shareholders’ deficit and comprehensive loss.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Foreign Currency Translation—

The financial statements of foreign subsidiaries whose functional currency is not the U.S. dollar have been translated to U.S. dollars in accordance with FASB Statement No. 52, Foreign Currency Translation. Foreign currency assets and liabilities are remeasured into U.S. dollars at the end-of-period exchange rates. Revenues and expenses are translated at average exchange rates in effect during each period, except for those expenses related to balance sheet amounts, which are translated at historical exchange rates. Gains and losses from foreign currency translations are reported as a component of Accumulated other comprehensive (loss) income within shareholders’ deficit. Exchange gains and losses from foreign currency transactions are recognized in the consolidated statements of operations and historically have not been material.

Restructuring Activities—

We assess the need to record restructuring charges in accordance with FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. FASB Statement No. 146 addresses the financial accounting and reporting for costs associated with exit or disposal activities and requires a company to recognize costs associated with exit or disposal activities when they are incurred. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with restructuring activities, discontinued operations, facility closings, or other exit or disposal activities.

We recognize liabilities that primarily include one-time termination benefits, or severance, and contract termination costs, primarily related to equipment and facility lease obligations. These amounts are based on the remaining amounts due under various contractual agreements, adjusted for any anticipated or unanticipated events or changes in circumstances that would reduce these obligations. The settlement of these liabilities could differ materially from recorded amounts.

Loss Per Share—

The calculation of loss per share is based on the weighted-average number of our common shares outstanding during the applicable period. The calculation for diluted loss per share recognizes the effect of all potential dilutive common shares that were outstanding during the respective periods, unless their impact would be antidilutive.

Selected Quarterly Financial Information—

We have not presented the selected quarterly financial data for 2005 and 2004 as required by Item 302(a) of Regulation S-K that the SEC requires as supplementary information to the basic financial statements.

Recent Accounting Pronouncements—

In December 2004, the FASB issued FASB Statement No. 123 (Revised 2004), Share-Based Payment, which revises FASB Statement No. 123 and supersedes APB Opinion No. 25 and its related implementation guidance. The revised Statement focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions. FASB Statement No. 123(R) eliminates the alternative of applying the intrinsic value measurement provisions of APB Opinion No. 25 to stock compensation awards issued to employees. Rather, the new standard requires a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. A company will recognize the cost over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

In March 2005, the Staff of the SEC issued Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment. SAB No. 107 expresses the view of the SEC staff regarding the interaction between FASB Statement No. 123(R) and certain SEC rules and regulations and provides the SEC staff’s views regarding the valuation of share-based payment arrangements for public companies. The SEC staff believes the guidance in SAB No. 107 will assist public companies in their initial implementation of FASB Statement No. 123(R) and enhance the information received by investors and other users of financial statements, thereby assisting them in making investment and other decisions. SAB No. 107 also includes interpretive guidance related to share-based payment transactions with nonemployees, the transition from nonpublic to public entity status, valuation methods (including the determination of assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of FASB Statement No. 123(R) in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of FASB Statement No. 123(R), the modification of employee share options prior to adoption of FASB Statement No. 123(R), and disclosures in Management’s Discussion and

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Analysis subsequent to adoption of FASB Statement No. 123(R). FASB Statement No. 123(R) is effective for annual periods beginning after June 15, 2005. Its expected impact on our results of operations is discussed below.

FASB Statement No. 123(R) requires the use of the Modified Prospective Application Method at the required effective date. Under this method, FASB Statement No. 123(R) is applied to new awards and to awards modified, repurchased, or cancelled after the effective date. Additionally, we will recognize compensation cost for the portion of awards for which the requisite service date has not been rendered (such as unvested options) that are outstanding as of the date of adoption as the remaining requisite services are rendered. We will base the compensation cost relating to unvested awards at the date of adoption on the grant-date fair value of those awards as calculated for pro forma disclosures under the original FASB Statement No. 123. In addition, a company may use the Modified Retrospective Application Method prior to the required effective date. A company may apply this method to all prior years for which the original FASB Statement No. 123 was effective or only to prior interim periods in the year of initial adoption. If a company uses the Modified Retrospective Application Method, it will adjust the financial statements for prior periods to give effect to the fair-value-based method of accounting for awards on a consistent basis with the pro forma disclosures required for those periods under the original FASB Statement No. 123.

We will adopt FASB Statement No. 123(R) on January 1, 2006 on a modified prospective basis, which will require recognition of compensation expense for all stock option or other equity-based awards that vest or become exercisable after the effective date. At December 31, 2005, unamortized compensation expense related to outstanding unvested options, as determined in accordance with FASB Statement No. 123(R), that we expect to record during 2006, 2007, and 2008 was approximately $9.1 million, $5.7 million, and $1.2 million, respectively, before provisions for income taxes and forfeitures. We will incur additional expense during fiscal 2006 related to new awards granted during 2006 that cannot yet be quantified. We are in the process of determining how the guidance regarding valuing share-based compensation as prescribed in FASB Statement No. 123(R) will be applied to valuing share-based awards granted after the effective date and the impact that the recognition of compensation expense related to such awards will have on our financial statements.

We do not believe any other recently issued, but not yet effective, accounting standards will have a material effect on our consolidated financial position, results of operations, or cash flows.

2.	Liquidity:

We are highly leveraged. As of December 31, 2005, we had approximately $3.4 billion of long-term debt outstanding.

On March 10, 2006, we prepaid substantially all of our previously existing debt with proceeds from a series of recapitalization transactions (see Note 8, Long-term Debt). Although we remain highly leveraged, we believe these recapitalization transactions have eliminated significant uncertainty regarding our capital structure and have improved our financial position by reducing our refinancing risk, improving our operational flexibility, improving our credit profile, and reducing our interest rate exposure.

We are required to use a substantial portion of our cash flow to service our debt and meet cash obligations relating to government settlements (see Note 21, Medicare Program Settlement, and Note 22, SEC Settlement). However, we believe our projected liquidity is sufficient to meet our current operating cash flow requirements, service our debt, and satisfy the obligations owed to the government.

The biggest risk relating to our high leverage is the possibility that a substantial down-turn in earnings could jeopardize our ability to service our debt payment obligations. See Note 1, Summary of Significant Accounting Policies, for a discussion of risks and uncertainties facing us. Changes in our business or other factors may occur that might have a material adverse impact on our financial position, results of operations, and cash flows.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

3.	Accounts Receivable:

Accounts receivable consists of the following (in thousands):

	As of December 31,
	2005	2004
Patient accounts receivable	$524,954	$580,685
Less: Allowance for doubtful accounts	(124,360)	(151,323)

Patient accounts receivable, net	400,594	429,362
Other accounts receivable	4,511	1,209

Accounts receivable, net	$405,105	$430,571

The following is the activity related to our allowance for doubtful accounts (in thousands):

For the year ended December 31,	Balance at beginning of period	Additions and charges to expense	Deductions and accounts written-off	Balance at end of period
2005	$151,323	$98,374	$(125,337)	$124,360

2004	$214,339	$113,736	$(176,752)	$151,323

2003	$220,612	$128,235	$(134,508)	$214,339

4.	Cash and Marketable Securities:

As of December 31, 2005, our investments consist of cash and cash equivalents and marketable securities. As of December 31, 2004, our investments consisted of only cash and cash equivalents, as disclosed in Note 1, Summary of Significant Accounting Policies. Our investments in marketable securities are classified as available-for-sale. The components of our investments as of December 31, 2005 are as follows (in thousands):

	Cash and cash equivalents	Restricted cash	Marketable securities	Total
Cash	$161,792	$242,450	$—	$404,242
Commercial paper	7,970	—	1,998	9,968
Certificates of deposit	1,500	—	—	1,500
U.S. Government and agency securities	4,240	—	21,297	25,537
Corporate bonds and notes	—	—	97	97
Equity securities	—	—	447	447

Total	$175,502	$242,450	$23,839	$441,791

Approximately $86.0 million of restricted cash in the above chart is noncurrent (See Note 1, Summary of Significant Accounting Policies).

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

When the maturity of our debt marketable securities in commercial paper or U.S. Government and agency securities is three months or less when purchased, we classify these amounts to Cash and cash equivalents on our consolidated balance sheets (see Note 1, Summary of Significant Accounting Policies). A summary of our marketable securities as of December 31, 2005 is as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Commercial paper	$9,969	$1	$(2)	$9,968
U.S. Government and agency securities	25,582	1	(46)	25,537
Corporate bonds and notes	98	—	(1)	97
Equity securities	397	62	(12)	447

Total	$36,046	$64	$(61)	$36,049

Investing information related to our marketable securities is as follows (in thousands):

	For the year ended December 31,
	2005	2004	2003
Proceeds from sales of available-for-sale securities	$47,191	$—	$3,698

Gross realized gains	$15	$—	$698

Gross realized losses	$(7)	$—	$—

The maturities of debt securities at December 31, 2005 are as follows (in thousands):

	Amortized Cost	Fair Value
Due in one year or less	$31,788	$31,758
Due after one year through five years	5,361	5,344

	$37,149	$37,102

HealthTronics—

HealthSouth owned 415,666 shares of HealthTronics’s common stock from 1999 through 2003. A former director and employee owned 83,334 shares. The original value of the investment was approximately $3.0 million, which we accounted for at fair value. In addition, certain directors and officers of HealthSouth also served on the board of directors of HealthTronics. We sold our investment in HealthTronics during 2003 for approximately $3.7 million and realized a gain of approximately $0.7 million. We purchased medical equipment and related supplies from HealthTronics amounting to approximately $0.8 million in 2003.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

5.	Property and Equipment:

Property and equipment consists of the following (in thousands):

	As of December 31,
	2005	2004
Land	$106,007	$98,103
Buildings	1,199,090	1,229,806
Leasehold improvements	209,917	214,168
Furniture, fixtures, and equipment	812,848	847,047

	2,327,862	2,389,124
Less: Accumulated depreciation and amortization	(1,165,937)	(1,095,246)

	1,161,925	1,293,878
Construction in progress	44,539	45,228

Property and equipment, net	$1,206,464	$1,339,106

The amount of fully depreciated assets, depreciation expense, amortization expense, and accumulated amortization relating to assets under capital lease obligations, interest capitalized on construction projects, and rent expense under operating leases is as follows (in thousands):

	For the year ended December 31,
	2005	2004	2003
Fully depreciated assets	$372,891	$352,390	$315,237

Depreciation expense	$136,531	$138,653	$146,881

Assets under capital lease obligations:
Buildings	$297,228	$324,248	$274,529
Equipment	6,650	32,964	41,549

	303,878	357,212	316,078
Accumulated amortization	(153,877)	(162,412)	(145,599)

Assets under capital lease obligations, net	$150,001	$194,800	$170,479

Amortization expense	$21,832	$26,338	$26,090

Interest capitalized	$—	$8,412	$5,132

Rent expense:
Minimum rent payments	$114,082	$128,361	$109,946
Contingent and other rents	37,618	67,634	90,001

Total rent expense	$151,700	$195,995	$199,947

Leases—

We lease certain land, buildings, and equipment under non-cancelable operating leases expiring at various dates through 2027, and certain buildings and equipment under capital leases also expiring at various dates through 2027. Operating leases generally have five- to ten-year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Various facility leases include provisions for rent escalation to recognize increased operating costs or require the Company to pay certain maintenance and utility costs. Contingent rents are included in rent expense in the year incurred. Some facilities are subleased to other parties. Rental income from subleases approximated $12.7 million, $8.8 million, and $16.5 million for the years ended December 31, 2005, 2004, and 2003, respectively. Certain leases contain annual escalation clauses based on changes in the Consumer Price Index while others have fixed escalation terms. The excess of cumulative rent expense (recognized on the straight-line basis) over cumulative rent payments made on leases with fixed escalation terms is recognized as straight-line rental accrual and is included in Other long-term liabilities in the accompanying consolidated balance sheets, as follows (in thousands):

	As of December 31,
	2005	2004
Straight-line rental accrual	$19,156	$20,935

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Future minimum lease payments at December 31, 2005, for those leases having an initial or remaining non-cancelable lease term in excess of one year are as follows (in thousands):

Year ending December 31,	Operating Leases	Capital Lease Obligations	Total
2006	$104,200	$33,559	$137,759
2007	84,646	30,461	115,107
2008	66,194	30,189	96,383
2009	49,639	28,593	78,232
2010	36,220	26,291	62,511
2011 and thereafter	151,355	119,596	270,951

	$492,254	268,689	$760,943

Less: interest portion		(78,766)

Obligations under capital leases		$189,923

Obligations Under Sublease Guarantees—

In conjunction with the sale of certain facilities in prior years, HealthSouth agreed to enter into subleases for certain properties with certain purchasers and, as a condition of the sublease, agreed to act as a guarantor of the purchaser’s performance on the sublease. Should the purchaser, or sublessee, fail to pay the rent due on these leases, the lessor would have contractual recourse against us.

As of December 31, 2005, we had entered into four such sublease guarantee arrangements. The remaining terms of these subleases range from one year to nine years. If we were required to perform under all such guarantees, the maximum amount we would be required to pay approximates $11.6 million.

We have not recorded a contingent liability for these guarantees, as we do not believe it is probable we will have to perform under these agreements. In the event we are required to perform under these guarantees, we could potentially have recourse against the sublessee for recovery of any amounts paid. These guarantees are not secured by any assets under the leases. As of December 31, 2005, we have not been required to perform under any such sublease guarantees.

Collateralized Assets—

Pursuant to a Collateral and Guarantee Agreement dated as of March 21, 2005, between the Company and JPMorgan Chase Bank (“JPMorgan”), our obligations under our Amended and Restated Credit Agreement are collateralized by substantially all of the assets of HealthSouth. See Note 8, Long-term Debt, for additional information regarding the Amended and Restated Credit Agreement. See Note 8 also for a discussion of our recapitalization transactions in March 2006 and the collateral and guarantee agreement governing our new indebtedness.

Construction in Progress—

In 2001, we began construction of a 219 bed state of the art general acute care hospital (the “Digital Hospital”) on property adjacent to our corporate campus in Birmingham, Alabama. In connection with the construction of the Digital Hospital, we incurred significant costs and included those capitalized costs in Construction in Progress (“CIP”). Amounts in CIP at December 31, 2005 and 2004 relate principally to the Digital Hospital. We have entered into construction contracts and other future commitments for the completion of this property totaling in years subsequent to 2005 of approximately $36.1 million.

Asset Impairments—

For the years ended December 31, 2005, 2004, and 2003, we recognized an impairment charge of approximately $45.2 million, $36.3 million, and $132.7 million, respectively. Of these total amounts, approximately $24.4 million, $30.2 million and $127.9 million, respectively, relate to the Digital Hospital and represent the excess of costs incurred during the construction of the Digital Hospital over the estimated fair market value of the property, including the RiverPoint facility, a

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

60,000 square foot office building, which shares the construction site and would be included with any sale of the Digital Hospital. The impairment of the Digital Hospital in 2003 was based on an appraisal that considered alternative uses for the property. The impairment of the Digital Hospital in 2004 and 2005 was determined using a weighted average fair value approach that considered the 2003 appraisal and other potential scenarios.

The remainder of the 2005, 2004, and 2003 impairment charges relate to long-lived assets at various facilities that were examined for impairment due to facility closings and facilities experiencing negative cash flow from operations. In 2005, we determined the fair value of the impaired long-lived assets at a facility primarily based on the assets’ estimated fair value using valuation techniques that included discounted future cash flows and third-party appraisals. These 2005 charges primarily relate to our surgery centers, diagnostic, and corporate and other segments. In 2004, the remainder of the charge represents our write-down of long-lived assets, primarily in our surgery centers and outpatient segments, based on a valuation of future cash flows. We wrote these assets down to zero, or their estimated fair value, based on expected negative operating cash flows of these facilities in future years. In 2003, we determined the fair value of the impaired long-lived assets at a facility primarily based on the discounted future cash flows of these facilities using an average weighted average discount rate of 10.5%.

See Note 6, Goodwill and Other Intangible Assets, for a description of the impairment charges recognized for goodwill and other intangibles.

See Note 25, Segment Reporting, for the amount of impairment charges by operating segment.

6.	Goodwill and Other Intangible Assets:

Goodwill represents the unallocated excess of purchase price over the fair value of identifiable assets and liabilities acquired in business combinations. Other definite-lived intangibles consist primarily of certificates of need, licenses, noncompete agreements, and management agreements.

The following table shows changes in the carrying amount of goodwill for the years ended December 31, 2005, 2004, and 2003, by operating segment (in thousands):

	Inpatient	Surgery Centers	Outpatient	Diagnostic	Corporate and Other	Total
Goodwill as of January 1, 2003	$402,255	$649,123	$160,538	$21,000	$—	$1,232,916
Impairment charge	—	(176,208)	(135,888)	(23,527)	—	(335,623)
Acquisition of equity interests in joint venture entities	64	2,761	350	2,527	—	5,702

Goodwill as of December 31, 2003	$402,319	$475,676	$25,000	$—	$—	$902,995
Acquisitions	—	—	581	—	—	581
Acquisition of equity interests in joint venture entities	—	7,121	—	—	—	7,121
Other	(381)	881	(111)	—	—	389

Goodwill as of December 31, 2004	$401,938	$483,678	$25,470	$—	$—	$911,086
Acquisition of equity interests in joint venture entities	1,239	2,399	—	—	—	3,638
Conversion of consolidated facilities to equity method facilities	—	(3,303)	(18)	—	—	(3,321)

Goodwill as of December 31, 2005	$403,177	$482,774	$25,452	$—	$—	$911,403

We performed an impairment review as required by FASB Statement No. 142 as of March 19, 2003, and concluded that a potential goodwill impairment existed in our outpatient and diagnostic reporting units. We calculated the implied fair value of the outpatient reporting unit’s goodwill and determined that the outpatient reporting unit’s goodwill was impaired by $135.9 million. We calculated the implied fair value of the diagnostic reporting unit’s goodwill and determined that the remaining goodwill was impaired, which resulted in an impairment charge of $23.5 million.

We performed an impairment review as required by FASB Statement No. 142 as of October 1, 2003 and concluded that a potential goodwill impairment existed in our surgery centers reporting unit. This impairment was caused by a continuing decline in the operating results of our surgery centers reporting unit caused primarily by the inability to attract new

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

physicians to our surgery centers in the wake of the events of March 19, 2003. We calculated the implied fair value of our surgery centers reporting unit’s goodwill as required by FASB Statement No. 142 and determined that our surgery centers reporting unit’s goodwill was impaired by $176.2 million.

We performed impairment reviews as required by FASB Statement No. 142 as of October 1, 2005 and 2004 and concluded that no goodwill impairment existed.

The following table provides information regarding our other intangible assets (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net
Certificates of need:
2005	$8,889	$4,932	$3,957
2004	9,172	4,666	4,506
Licenses:
2005	$98,762	$56,568	$42,194
2004	101,331	53,053	48,278
Noncompete agreements:
2005	$44,040	$42,303	$1,737
2004	50,002	46,413	3,589
Management agreements:
2005	$10,364	$4,005	$6,359
2004	10,364	3,480	6,884
Total intangible assets:
2005	$162,055	$107,808	$54,247
2004	170,869	107,612	63,257

Amortization expense for other intangible assets is as follows (in thousands):

	For the year ended December 31,
	2005	2004	2003
Amortization expense	$8,735	$11,956	$12,502

Total estimated amortization expense for our other intangible assets for the next five fiscal years is as follows (in thousands):

Year ended December 31,	Estimated Amortization Expense
2006	$7,075
2007	6,109
2008	4,478
2009	4,273
2010	4,273

Asset Impairments—

In the fourth quarter of 2004, we examined certain facilities for impairment due to continuing negative cash flows from operations and/or projected negative cash flows from operations of these facilities. As a result of this analysis, we recognized an impairment charge to reduce other intangibles to fair value for certain operating facilities of approximately $1.0 million under the provisions of FASB Statement No. 144. We determined the fair value of the impaired assets at a facility primarily based on a valuation of future cash flows. We wrote these assets down to zero, or their estimated fair value, based on expected negative future operating cash flows of these facilities in future years.

7.	Investment in and Advances to Nonconsolidated Affiliates:

Investment in and advances to nonconsolidated affiliates represents our investment in 57 partially owned subsidiaries, of which 52 are general or limited partnerships, limited liability companies, or joint ventures in which HealthSouth or one of

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

our subsidiaries is a general or limited partner, managing member, member, or venturer, as applicable. We do not control these affiliates, but have the ability to exercise significant influence over the operating and financial policies of certain of these affiliates. Our ownership percentages in these affiliates generally range from 4% to 52%. HealthSouth’s investment in these affiliates is an integral part of our operations. We account for these investments using the cost and equity methods of accounting. Our investments consist of the following (in thousands):

	As of December 31,
	2005	2004
Equity method investments:
Capital contributions	$41,767	$34,116
Cumulative share of income	144,120	126,925
Cumulative share of distributions	(141,415)	(121,109)

	44,472	39,932
Cost method investments:
Capital contributions, net of partnership distributions and impairments	1,916	1,113

Total investments in and advances to nonconsolidated affiliates	$46,388	$41,045

The following summarizes the combined assets, liabilities, and equity and the combined results of operations of our equity method affiliates (on a 100% basis, in thousands):

	As of December 31,
	2005	2004
Assets—
Current	$32,808	$34,628
Noncurrent	87,355	112,154

Total assets	$120,163	$146,782

Liabilities and equity—
Current liabilities	$6,343	$19,202
Noncurrent	14,479	12,716
Partners’ capital and shareholders’ equity—
HealthSouth	44,472	39,932
Outside parties	54,869	74,932

Total liabilities and equity	$120,163	$146,782

Condensed statements of operations (in thousands):

	For the year ended December 31,
	2005	2004	2003
Net operating revenues	$142,684	$119,672	$106,685
Operating expenses	(88,411)	(84,847)	(63,155)
Income from continuing operations	54,273	34,825	43,530
Net income	$41,293	$34,156	$35,510

During 2005, five surgery centers became equity method investments rather than consolidated affiliates as a result of changes of control of these entities. This reclassification decreased 2005 consolidated net operating revenues by approximately $25.6 million.

Source Medical—

In April 2001, we established Source Medical Solutions, Inc. (“Source Medical”) to continue development and allow commercial marketing of a wireless clinical documentation system originally developed by HealthSouth. This proprietary software was referred to internally as “HCAP” and was later marketed by Source Medical under the name “TherapySource.” At the time of our initial investment, certain of our directors, executive officers, and employees also purchased shares of Source Medical’s common stock. Currently, we estimate we own approximately 7% of Source Medical.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

In connection with one of Source Medical’s acquisitions during 2001, HealthSouth guaranteed certain contingent payment obligations of Source Medical to the sellers of $6.0 million. We recorded an impairment charge in 2002 related to this note receivable from Source Medical. We have established an agreement with Source Medical requiring quarterly interest payments on this note. The note is due in full in April 2008 but is callable in August 2007.

In addition, during 2002, Source Medical borrowed $5.0 million for working capital from an unrelated third-party financial institution. HealthSouth guaranteed the loan. In March 2003, the loan was called, and we were required to pay $5.1 million to repay the loan, including interest, on behalf of Source Medical. In our 2002 consolidated financial statements, we accrued $5.1 million as an uncollectible amount due from Source Medical. In the fourth quarter of 2005, we received a $5.0 million payment from Source Medical related to this note.

We received approximately $1.0 million in interest payments throughout 2005 related to the two notes discussed above. From May 2003 to December 2004, Source Medical did not make interest payments on these two notes. This unpaid interest totaling $1.9 million is considered a separate note receivable from Source Medical, accrues additional interest at 4.75%, and is due to be repaid to us in April 2008. This note is also callable in August 2007.

We continue to lease HCAP software from Source Medical for approximately $4.3 million annually, and we remain a major customer of Source Medical. We paid Source Medical an additional $1.9 million in 2005 for custom software development and other miscellaneous services. We believe that the licensing terms are as favorable as we could have received from an unaffiliated third party.

Through December 2005, we held two of five seats on Source Medical’s board of directors. In December 2005, we gave up these seats but retained certain observation rights into Source Medical’s operations.

MedCenterDirect.Com, Inc.—

In 1999, we acquired 6,390,583 shares of Series A Preferred Stock of MedCenterDirect.com, Inc. (“MCD”) for a total purchase price of approximately $2.2 million. At the time of our initial investment, certain of our directors, executive officers, and employees also purchased shares of MCD’s Series A Preferred Stock. Charles W. Newhall III, a former HealthSouth director, served on MCD’s board of directors.

Until November 2002, MCD purchased equipment and supplies from third-party vendors for resale, and we paid MCD 105% of its cost for the purchase of equipment and supplies purchased through MCD, with the 5% margin intended to compensate MCD for the use of its software and inventory management services. Beginning in November 2002, we began paying MCD a flat annual fee (equal to $5.0 million for the first year of the arrangement, payable in equal monthly installments, and declining thereafter) for the use of its software and systems, and we resumed paying equipment and supply vendors directly. We were MCD’s primary customer.

Equipment and pharmaceutical supplies purchased from MCD approximated $2.1 million in 2003. No purchases were made from MCD in 2005 or 2004.

As of December 31, 2000, indicators were present that we would not recover our investment, and we reduced the carrying value of the investment to $0. We also provided a guarantee for $20.0 million of MCD’s debt to UBS Warburg in 2001. In 2002, we advanced approximately $9.2 million to MCD in the form of a loan, which was included in Due from related parties in our consolidated balance sheet as of December 31, 2002.

During 2003, UBS called its loan to MCD. We recognized a liability of approximately $20.0 million under the terms of the guarantee as of December 31, 2003, but have not paid the amounts due under the terms of the guarantee to UBS Warburg as of December 31, 2005. We also fully reserved the note receivable of approximately $9.2 million as of December 31, 2003.

CMS Capital Ventures, Inc.—

In 1998, we entered into a recapitalization agreement with CMS Capital Ventures, Inc. (a wholly owned subsidiary of HealthSouth) (“CMSCV”), CompHealth, Inc. (a wholly owned subsidiary of CMSCV), and certain other parties, whereby CMSCV purchased 85% of our interest in CMSCV. As a result of the recapitalization, we retained approximately 15% of the outstanding capital stock of CMSCV with a carrying value of $1.5 million and received net proceeds of approximately $34.1 million. In connection with this recapitalization, certain investors purchased capital stock of CMSCV, including affiliates of Acacia Venture Partners (“Acacia”) and New Enterprise Associates. C. Sage Givens, Michael D. Martin, and Charles W. Newhall III, former directors of the Company, were also CMSCV directors. In 2003, we sold our remaining interests in

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

CMSCV for approximately $16.0 million and recognized a gain of approximately $14.5 million. During 2003, we purchased approximately $0.5 million of services from CompHealth, Inc.

8.	Long-term Debt:

Our long-term financing obligations outstanding consist of the following (in thousands):

	As of December 31,
	2005	2004
Advances under $1.25 billion revolving credit facility	$—	$315,000
Advances under $250 million revolving credit facility	—	—
Senior Term Loans	313,425	—
Term Loans	200,000	—
Bonds payable-
6.875% Senior Notes due 2005	—	244,805
7.000% Senior Notes due 2008	249,162	248,383
10.750% Senior Subordinated Notes due 2008	318,312	318,034
8.500% Senior Notes dues 2008	343,000	343,000
8.375% Senior Notes due 2011	347,365	347,272
7.375% Senior Notes due 2006	180,300	180,300
7.625% Senior Notes due 2012	904,839	903,744
6.500% Convertible Subordinated Debentures due 2011	6,311	6,311
8.750% Convertible Subordinated Notes due 2015	10,136	11,573
10.375% Senior Subordinated Credit Agreement due 2011	332,356	329,189
Hospital revenue bond	500	1,500
Notes payable to banks and others at interest rates from 2.4% to 12.9%	6,881	12,793
Noncompete agreements	154	1,891
Capital lease obligations	189,923	233,396

	3,402,664	3,497,191
Less current portion	(33,959)	(277,533)

Long-term debt, less current portion	$3,368,705	$3,219,658

The following chart shows scheduled payments due on long-term debt for the next five years and thereafter, adjusted to reflect the effect of the recapitalization transactions described later in this note (see Subsequent Event—Recapitalization Transactions) (in thousands):

Year ending December 31,	Face Amount	Net Amount
2006	$39,809	$33,959
2007	1,025,808	1,020,187
2008	60,695	54,479
2009	23,228	18,224
2010	23,663	17,981
Thereafter	2,258,087	2,257,834

Total	$3,431,290	$3,402,664

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following table provides information regarding our Interest expense and amortization of debt discounts and fees presented in our consolidated statements of operations (in thousands):

	For the year ended December 31,
	2005	2004	2003
Interest expense	$299,443	$280,768	$257,474
Amortization of debt discount	5,607	3,641	1,455
Amortization of consent fees/bond issue costs	27,319	15,919	4,098
Amortization of loan fees	6,097	2,278	2,278

	$338,466	$302,606	$265,305

Revolving Credit Facilities and Senior Term Loans—

On June 14, 2002, we entered into a five-year, $1.25 billion revolving credit facility, as amended on August 20, 2002 (the “2002 Credit Agreement”), with JPMorgan, which served as administrative agent, Wachovia Bank, N.A. (“Wachovia”), UBS Warburg LLC, Scotiabanc, Inc., Deutsche Bank AG, and Bank of America, N.A. (“Bank of America”). Interest on the 2002 Credit Agreement was paid based on LIBOR plus a predetermined margin or base rate. We were required to pay a fee based on the unused portion of the revolving credit facility ranging from .275% to .500% depending on our debt ratings. On May 1, 2003, we elected to reduce the commitment amount under the revolving credit facility to $385.6 million, or the amount outstanding of $315.0 million plus our letter of credit exposure on that date. As a result of this reduction, no fees accrued on the unused portion of this credit facility after this date. Fees accrued prior to May 1, 2003 were included in Interest expense and amortization of debt discounts and fees in the consolidated statements of operations. The principal amount was payable in full on June 14, 2007. The effective interest rate on the average outstanding balance under the 2002 Credit Agreement was 5.3% for the year ended December 31, 2004, compared to the average prime rate of 4.3% during the same period. Since March 2003, all borrowings under the 2002 Credit Agreement were priced at a default rate of prime plus 1.0%. As of December 31, 2004, we had drawn $315.0 million under the 2002 Credit Agreement.

In March 2003, our line of credit was frozen under the 2002 Credit Agreement. On March 27, 2003, we received notice that we were in default under the 2002 Credit Agreement. As a result, the lenders instituted a payment blockage which prohibited us from making the payments of principal and interest due to holders of our 3.25% Convertible Subordinated Debentures due on April 1, 2003.

On March 21, 2005, we entered into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”) with a consortium of financial institutions (collectively, the “Lenders”), JPMorgan, as Administrative Agent and Collateral Agent, Wachovia, as Syndication Agent, and Deutsche Bank Trust Company Americas, as Documentation Agent. The Amended and Restated Credit Agreement amended and restated the 2002 Credit Agreement.

Pursuant to the Amended and Restated Credit Agreement, the Lenders converted $315 million in aggregate principal amount of the loans outstanding under the 2002 Credit Agreement into a senior secured term facility with a scheduled maturity date of June 14, 2007 (the “Senior Term Loans”). Such maturity date for the Senior Term Loans, however, will automatically be extended to March 21, 2010 in the event that (1) such extension becomes permitted under the Company’s Senior Subordinated Credit Agreement (as defined in the Amended and Restated Credit Agreement) or (2) such Senior Subordinated Credit Agreement ceases to be in effect. No portion of the Senior Term Loans that are repaid may be reborrowed. The Senior Term Loans amortize in quarterly installments, commencing with the quarter ending on September 30, 2005, equal to 0.25% of the original principal amount thereof, with the balance payable upon the final maturity. Until we obtain ratings from Moody’s and S&P, the Senior Term Loans bear interest, at our option, at a rate of (1) LIBOR, adjusted for statutory reserve requirements (“Adjusted LIBOR”), plus 2.5% or (2) 1.5% plus the higher of (a) the Federal Funds Rate plus 0.5% and (b) JPMorgan’s prime rate. After we obtain such ratings, the Senior Term Loans will bear interest, at our option, (1) at a rate of Adjusted LIBOR plus a spread ranging from 2.0% to 2.5%, depending on our ratings with such institutions or (2) at a rate of a spread ranging from 1.0% to 1.5%, depending on our ratings with such institutions, plus the higher of (a) the Federal Funds Rate plus 0.5% and (b) JPMorgan’s prime rate. The effective interest rate on the outstanding balance under the Amended and Restated Credit Agreement was 6.2% for the year ended December 31, 2005 compared to the average prime rate of 6.1% during the same period.

In addition, the Amended and Restated Credit Agreement makes available to us a new senior secured revolving credit facility in an aggregate principal amount of $250 million (the “Revolving Facility”) and a new senior secured revolving letter of credit facility in an aggregate principal amount of $150 million (the “LC Facility”). The commitments under the Revolving

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Facility and the LC Facility expire, and all borrowings under such facilities mature, on March 21, 2010. At December 31, 2005, no money was drawn on the Revolving Facility, and approximately $123.8 million of the LC Facility was utilized.

The Revolving Facility accrued interest at our option, at a rate of (1) Adjusted LIBOR plus 2.75% or (2) 1.75% plus the higher of (a) the Federal Funds Rate plus 0.5% and (b) JPMorgan’s prime rate to December 2, 2005, which is the date we filed audited consolidated financial statements with the SEC for the year ended December 31, 2004. After that filing, the interest rates and commitment fees on the Revolving Facility are determined based upon our ratio of (1) consolidated total indebtedness minus the amount by which the unrestricted cash and cash equivalents on such date exceed $50 million to (2) our adjusted consolidated EBITDA, as defined in the agreement, for the period of four consecutive fiscal quarters ending on or most recently prior to such date (the “Net Leverage Ratio”). During such period, the Revolving Facility will bear interest, at our option, (1) at a rate of Adjusted LIBOR plus a spread ranging from 1.75% to 2.75%, depending on the Net Leverage Ratio or (2) at a rate of a spread ranging from 0.75% to 1.75%, depending on the Net Leverage Ratio, plus the higher of (a) the Federal Funds Rate plus 0.5% and (b) JPMorgan’s prime rate.

We were subject to commitment fees of 0.75% per annum on the daily amount of the unutilized commitments under the Revolving Facility and the LC Facility to December 2, 2005. After our 2004 filing with the SEC on that date, the commitment fees ranged between 0.5% and 0.75%, depending on the Net Leverage Ratio. At December 31, 2005, the commitment fee rate was 0.75%.

A letter of credit participation fee is payable to the Lenders under the LC Facility with respect to a particular commitment under the LC Facility on the aggregate face amount of the commitment outstanding there under upon the later of the termination of the particular commitment under the LC Facility and the date on which the Lenders letters of credit exposure for such commitment cease, in an amount at any time equal to the LIBOR interest rate spread applicable at such time to loans outstanding under the Revolving Facility. In addition, we shall pay, for our own account, (1) a fronting fee of 0.25% per annum on the aggregate face amount of the letters of credit outstanding under the LC Facility upon the later of the termination of the commitments under the LC Facility and the date on which the Lenders’ letters of credit exposure for such commitment cease, and (2) customary issuance and administration fees relating to the letters of credit.

We may use the proceeds of the loans under the Revolving Facility for general corporate purposes, and we may use the letters of credit under the LC Facility in the ordinary course of business to secure workers’ compensation and other insurance coverage and for general corporate purposes.

Pursuant to a Collateral and Guarantee Agreement (the “Collateral and Guarantee Agreement”), dated as of March 21, 2005, between the Company and JPMorgan, our obligations under the Amended and Restated Credit Agreement are secured (1) by substantially all of the assets of HealthSouth and (2) from and after the date on which the Restrictive Indentures (as defined in the Amended and Restated Credit Agreement) and the Senior Subordinated Credit Agreement permit the obligations (or an amount thereof) to be guaranteed by or secured by the assets of existing and subsequently acquired or organized subsidiaries of HealthSouth by substantially all of the assets of such subsidiaries.

The Amended and Restated Credit Agreement contains affirmative and negative covenants and default and acceleration provisions. The affirmative covenants include, but are not limited to, delivery of regular financial statements and reports, proper maintenance of properties, compliance with laws and regulations, and maintenance of insurance. As of December 31, 2005, negative covenants include a minimum interest expense coverage ratio of 1.75 to 1.00 and a maximum leverage ratio of 5.75 to 1.00. These ratios change over time in accordance with an established schedule included in the Amended and Restated Credit Agreement. The negative covenants also include restrictions on our ability to increase indebtedness, restrict the use of proceeds from asset sales, and limit the amount of capital expenditures that can be made in any year. As of December 31, 2005, we were in compliance with all covenants contained within the Amended and Restated Credit Agreement. See Subsequent Event—Recapitalization Transactions section of this disclosure below.

Term Loans—

On June 15, 2005, we obtained a new senior unsecured term facility consisting of term loans (the “Term Loans”) in an aggregate principal amount of $200 million under a term loan agreement (the “Term Loan Agreement”). The Term Loans bear interest, at our option, at a rate of (1) Adjusted LIBOR plus 5.0% or (2) 4.0% per year plus the higher of (a) JPMorgan’s prime rate and (b) the Federal Funds Rate plus 0.50%. At December 31, 2005, our interest rate was 9.4%. The Term Loans mature in full on June 15, 2010. The Term Loan Agreement contains affirmative and negative covenants and default and acceleration provisions. As of December 31, 2005, we were in compliance with all covenants contained within the Term Loan Agreement. In addition, we will be responsible for customary fees and expenses associated with the Term Loans. We

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

used the proceeds of the Term Loans, together with cash on hand, to repay our $245 million 6.875% Senior Notes due June 15, 2005 and to pay fees and expenses related to the Term Loans. See Subsequent Event—Recapitalization Transactions section of this disclosure below.

Bonds Payable—

6.875% and 7.000% Senior Notes—

On June 22, 1998, we issued $250 million in 6.875% Senior Notes due 2005 and $250 million in 7.000% Senior Notes due 2008 (collectively, the “1998 Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 6.875% Senior Notes is 7.1%, while the effective interest rate is 7.3% on the 7.000% Senior Notes. Interest is payable on June 15 and December 15. The 1998 Senior Notes are unsecured and unsubordinated. We used the net proceeds from the issuance of the 1998 Senior Notes to pay down indebtedness outstanding under our then-existing credit facilities. The 6.875% Senior Notes matured on June 15, 2005. We used the proceeds from the $200 million Term Loans, as discussed above, and available cash to repay the 6.875% Senior Notes. The 7.000% Senior Notes mature on June 15, 2008. We may redeem the 7.000% Senior Notes, in whole or in part, at our option, and at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest. The indenture contains affirmative and negative covenants including limits on incurring indebtedness. In June 2004, we received consent of a majority of the principal amount of the holders to waive all alleged and potential defaults of these covenants. Each holder of the 7.000% Senior Notes shall have the right to require us to purchase all outstanding notes held by such holder on January 15, 2007 for a purchase price equal to 100% of the principal amount of such notes, plus accrued interest. See 2004 Consent Solicitation section and Subsequent Event—Recapitalization Transactions section of this disclosure below.

10.750% Senior Subordinated Notes—

On September 25, 2000, we issued $350 million in 10.750% Senior Subordinated Notes due 2008 (the “10.750% Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 10.750% Senior Notes is 11.4%. Interest is payable on April 1 and October 1. The 10.750% Senior Notes are senior subordinated obligations of HealthSouth and also are effectively subordinated to all existing and future liabilities of our subsidiaries and partnerships. We used the net proceeds from the issuance of the 10.750% Senior Notes to redeem our then-outstanding 9.500% Notes due 2001 and to pay down indebtedness outstanding under our then-existing credit facilities. The 10.750% Senior Notes mature on October 1, 2008.

We may redeem the 10.750% Senior Notes, in whole or in part, at our option, from time to time, on or after October 1, 2004 at the following redemption prices (expressed in rates), together with accrued and unpaid interest and additional interest, if any, thereon to the Redemption Date, if redeemed during the twelve-month period commencing on October 1 of the year set forth below:

Year	Amount
2005	103.583%
2006	101.792%
2007 and thereafter	100.000%

The indenture contains affirmative and negative covenants including limits on incurring indebtedness and certain financial covenants. In May 2004, we received consent of a majority of the principal amount of the holders to waive all alleged and potential defaults of these covenants. See 2004 Consent Solicitation section and Subsequent Event—Recapitalization Transactions section of this disclosure below.

8.500% Senior Notes—

On February 1, 2001, we issued $375 million in 8.500% Senior Notes due 2008 (the “8.500% Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 8.500% Senior Notes is 9.0%. Interest is payable on February 1 and August 1. The 8.500% Senior Notes are unsecured and unsubordinated. We used the net proceeds from the issuance of the 8.500% Senior Notes to pay down indebtedness outstanding under our then-existing credit facilities. The 8.500% Senior Notes mature on February 1, 2008. We may redeem the 8.500% Senior Notes, in whole or in part, at our option, and at any time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest. The indenture contains affirmative and negative covenants including limits on incurring indebtedness. In May 2004, we received consent of a majority of the principal amount of the holders to waive all alleged and potential defaults of these covenants. See 2004 Consent Solicitation section and Subsequent Event—Recapitalization Transactions section of this disclosure below.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

8.375% Senior Notes—

On September 28, 2001, we issued $400 million in 8.375% Senior Notes due 2011 (the “8.375% Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 8.375% Senior Notes is 8.7%. Interest is payable on April 1 and October 1. The 8.375% Senior Notes are unsecured and unsubordinated. We used the net proceeds from the issuance of the 8.375% Senior Notes to pay down indebtedness outstanding under our then-existing credit facilities. The 8.375% Senior Notes mature on October 1, 2011. We may redeem the 8.375% Senior Notes, in whole or in part, at our option, and at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any applicable premium plus accrued interest. The indenture contains affirmative and negative covenants including limits on incurring indebtedness. In June 2004, we received consent of a majority of the principal amount of the holders to waive all alleged and potential defaults of these covenants. Each holder of the 8.375% Senior Notes shall have the right to require us to purchase all outstanding notes held by such holder on January 2, 2009 for a purchase price equal to 100% of the principal amount of such notes, plus accrued interest. See 2004 Consent Solicitation section and Subsequent Event—Recapitalization Transactions section of this disclosure below.

7.375% Senior Notes—

On September 28, 2001, we issued $200 million in 7.375% Senior Notes due 2006 (the “7.375% Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 7.375% Senior Notes is 7.7%. Interest is payable on April 1 and October 1. The 7.375% Senior Notes are unsecured and unsubordinated. We used the net proceeds from the issuance of the 7.375% Senior Notes to pay down indebtedness outstanding under our then-existing credit facilities. The 7.375% Senior Notes mature on October 1, 2006. We may redeem the 7.375% Senior Notes, in whole or in part, at our option, and at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any applicable premium plus accrued interest. The indenture contains affirmative and negative covenants including limits on incurring indebtedness. In June 2004, we received consent of a majority of the principal amount of the holders to waive all alleged and potential defaults of these covenants. See 2004 Consent Solicitation section and Subsequent Event—Recapitalization Transactions section of this disclosure below.

7.625% Senior Notes—

On May 17, 2002, we issued $1 billion in 7.625% Senior Notes due 2012 at 99.3% of par value (the “7.625% Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 7.625% Senior Notes is 8.0%. Interest is payable on June 1 and December 1. The 7.625% Senior Notes are unsecured and unsubordinated. We used the net proceeds from the issuance of the 7.625% Senior Notes to pay down indebtedness outstanding under our credit facilities and for other corporate purposes. The 7.625% Senior Notes mature on June 1, 2012. We may redeem the 7.625% Senior Notes, in whole or in part, at our option, and at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any applicable premium plus accrued interest. The indenture contains affirmative and negative covenants including limits on incurring indebtedness. In June 2004, we received consent of a majority of the principal amount of the holders to waive all alleged and potential defaults of these covenants. Each holder of the 7.625% Senior Notes shall have the right to require us to purchase all outstanding notes held by such holder on January 2, 2009 for a purchase price equal to 100% of the principal amount of such notes, plus accrued interest. See 2004 Consent Solicitation section and Subsequent Event—Recapitalization Transactions section of this disclosure below.

6.500% Convertible Subordinated Debentures—

Effective October 29, 1997, the Company acquired the obligor of $30 million par value 6.500% Convertible Subordinated Debentures due 2011 (the “6.500% Convertible Subordinated Debentures”) as part of the Horizon/ CMS Healthcare Corporation acquisition. Due to financing costs, the effective interest rate on the 6.500% Convertible Subordinated Debentures is 6.7%. Interest is payable on June 15 and December 15. The 6.500% Convertible Subordinated Debentures are convertible into common stock of HealthSouth at the option of the holder at a conversion price of $82.19 per share. The conversion price is subject to adjustment upon the occurrence of (1) a subdivision, combination, or reclassification of outstanding shares of common stock, (2) the payment of a stock dividend or stock distribution on any shares of HealthSouth’s stock, (3) the issuance of rights or warrants to all holders of common stock entitling them to purchase shares of common stock at less than the current market price, or (4) the payment of certain other distributions with respect to HealthSouth’s common stock. We may redeem the 6.500% Convertible Subordinated Debentures, in whole or in part, at our

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

option, and at any time at a redemption price equal to 100% of their principal amount to be redeemed plus any applicable interest. See 2004 Consent Solicitation section of this disclosure below.

8.750% Convertible Senior Subordinated Notes—

Effective October 29, 1997, the Company acquired the obligor of $25 million par value 8.750% Convertible Senior Subordinated Notes due 2015 (the “8.750% Convertible Subordinated Debentures”) as part of the Horizon/CMS Healthcare Corporation acquisition. Due to financing costs, the effective interest rate on the 8.750% Convertible Subordinated Debentures is 9.1%. Interest is payable on April 1 and October 1. The 8.750% Convertible Subordinated Debentures provide for an annual sinking fund payment equal to 5% of the aggregate principal amount originally issued. The sinking fund is paid annually, commencing April 1, 2000. The 8.750% Convertible Debentures are convertible into common stock of HealthSouth at the option of the holder at a conversion price of $64.03 per share. The conversion price is subject to adjustment upon the occurrence of (1) a subdivision, combination, or reclassification of outstanding shares of common stock, (2) the payment of a stock dividend or stock distribution on any shares of HealthSouth’s stock, (3) the issuance of rights or warrants to holders of common stock entitling them to purchase shares of common stock at less than the current market price, or (4) the payment of certain other distributions with respect to HealthSouth’s common stock. We may redeem the 8.750% Convertible Subordinated Debentures, in whole or in part, at our option, and at any time at a redemption price equal to 100% of their principal amount to be redeemed plus any applicable interest. See 2004 Consent Solicitation section of this disclosure below.

10.375% Senior Subordinated Credit Agreement—

On January 16, 2004, we issued $355 million in a senior subordinated term loan arranged by Credit Suisse First Boston (the “10.375% Senior Subordinated Credit Agreement”). This loan has an interest rate of 10.375% per annum, payable quarterly, with a seven-year maturity and is callable after the third year with a premium. If this bond is called after January 16, 2007 and on or prior to January 16, 2008 the prepayment premium is 110.375%. If called after January 16, 2008 and on or prior to January 16, 2009 the prepayment premium is 105.1875% If called after January 16, 2009 and on or before January 16, 2010 the prepayment premium is 102.59375%. If called after January 16, 2010 and before the maturity date there is no prepayment premium. Due to discounts and financing costs, the effective interest rate is 12.8%. We used the net proceeds from the issuance of the 10.375% Senior Subordinated Credit Agreement to redeem our then-outstanding 3.25% Convertible Subordinated Debentures due 2003. This agreement contains affirmative and negative covenants including limitations on additional indebtedness by HealthSouth and limitations on asset sales. We also issued warrants to the lender to purchase ten million shares of our common stock. Each warrant has a term of ten years from the date of issuance and an exercise price of $6.50 per share.

We accounted for these warrants under the guidance provided in APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. APB Opinion No. 14 requires that separate amounts attributable to the debt and the purchase warrants be computed and accounting recognition be given to each component. We based our allocation to each component on the relative market value of the two components at the time of issuance. The portion allocable to the warrants was accounted for as additional paid in capital.

2004 Consent Solicitation—

On March 16, 2004, we announced that we were soliciting consents seeking approval of proposed amendments to, and waivers under, the indentures governing our 6.875% Senior Notes due 2005, 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008, 8.500% Senior Notes due 2008, 8.375% Senior Notes due 2011, 7.625% Senior Notes due 2012, and our 10.750% Senior Subordinated Notes due 2008 (collectively, the “Senior Notes”) on, among other things, issues relating to our inability to provide current financial statements, our ability to incur indebtedness under certain circumstances and to obtain waivers of all alleged and potential defaults under the respective indentures. The expiration periods for these solicitations were extended from time to time.

On May 7, 2004, we announced that we were amending the solicitation of consents from holders of our 10.750% Senior Subordinated Notes due 2008 to further conform the definition of “Refinancing Indebtedness” in the indenture governing our Senior Subordinated Notes to the definition in the indentures governing our Senior Notes.

On June 24, 2004, we announced that we had closed all of our consent solicitations for our outstanding public debt. The total consent fees paid for all of our debt issues, including the previously completed consent solicitations for our 10.750% Senior Subordinated Notes and our 8.500% Senior Notes due 2008, was approximately $80 million, which we are amortizing to interest expense over the remaining term of the debt.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Subsequent Event—Recapitalization Transactions—

On March 10, 2006, we completed the last of a series of recapitalization transactions (the “Recapitalization Transactions”) enabling us to prepay substantially all of our prior indebtedness and replace it with approximately $3 billion of new long-term debt. The Recapitalization Transactions included (1) entering into credit facilities that provide for credit of up to $2.55 billion of senior secured financing, (2) entering into an interim loan agreement that provides us with $1.0 billion of senior unsecured financing, (3) completing a $400 million offering of convertible perpetual preferred stock, (4) completing cash tender offers to purchase all $2.03 billion of our previously outstanding senior notes and $319 million of our previously outstanding senior subordinated notes and consent solicitations with respect to proposed amendments to the indentures governing each outstanding series of notes, and (5) prepaying and terminating our 10.375% Senior Subordinated Credit Agreement, our Amended and Restated Credit Agreement, and our Term Loan Agreement. In order to complete the Recapitalization Transactions, we also entered into consents, amendments, and waivers to our Amended and Restated Credit Agreement, $200 million Term Loan Agreement, and $355 million 10.375% Senior Subordinated Credit Agreement.

We used a portion of the proceeds of the loans under the new senior secured credit facilities, the proceeds of the interim loans, and the proceeds of the $400 million offering of convertible perpetual preferred stock, along with cash on hand, to prepay substantially all of our prior indebtedness and to pay fees and expenses related to such prepayment and the Recapitalization Transactions. The remainder of the proceeds and availability under the senior secured credit facilities are expected to be used for general corporate purposes. In addition, the letters of credit issued under the revolving letter of credit subfacility and the synthetic letter of credit facility will be used in the ordinary course of business to secure workers’ compensation and other insurance coverages and for general corporate purposes.

As a result of the Recapitalization Transactions, we recorded a $361.1 million net loss on early extinguishment of debt in the first quarter of 2006. Below are more detailed descriptions of each of the transactions described above.

Offers to Purchase and Consent Solicitations—

On February 2, 2006, we announced that we were offering to purchase, and soliciting consents seeking approval of proposed amendments to the indentures governing, our 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008, 8.500% Senior Notes due 2008, 8.375% Senior Notes due 2011, 7.625% Senior Notes due 2012 and our 10.750% Senior Subordinated Notes due 2008 (collectively, the “Notes”). On February 15, 2006, we announced that a majority in principal amount of the holders of our Notes had delivered consents under the indentures governing these Notes, thereby approving proposed amendments to the indentures.

Consents, Amendments, and Waivers—

On February 15, 2006, we entered into a consent and waiver (the “Consent”) to our 10.375% Senior Subordinated Credit Agreement. Pursuant to the terms of the Consent, the lenders consented to the prepayment of all outstanding loans in full (together with all accrued and unpaid interest) on or prior to March 20, 2006 and waived certain provisions of the 10.375% Senior Subordinated Credit Agreement to the extent such provisions prohibited such prepayment. In connection with the Consent, we paid to each lender a prepayment premium equal to 15.0% of the principal amount of such lender’s loans.

Also on February 15, 2006, we entered into an amendment and waiver (the “Amendment”) to our Term Loan Agreement. Pursuant to the terms of the Amendment, the lenders amended certain provisions of the Term Loan Agreement to the extent such provisions prohibited a prepayment of the loans thereunder prior to June 15, 2006. In connection with the Amendment, we paid a consent fee equal to 1.0% of the principal amount of such lender’s loans. We also paid a prepayment fee equal to 2.0% of the aggregate principal amount of the prepayment.

On February 22, 2006, we entered into an amendment and waiver (the “Waiver”) to our Amended and Restated Credit Agreement. Pursuant to the terms of the Waiver, the lenders waived, in the event the recapitalization did not occur substantially simultaneously with the issuance of the convertible preferred stock, certain provisions of the Amended and Restated Credit Agreement to the extent required to permit us to apply 100% of the net proceeds of the issuance of the convertible perpetual preferred stock to the prepayment or repayment of other existing indebtedness. In connection with the Waiver, we paid to each lender executing the Waiver a waiver fee equal to 0.05% of the principal amount of such lender’s loans.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Senior Credit Facility—

On March 10, 2006, we entered into a credit agreement (the “Credit Agreement”) with a consortium of financial institutions (collectively, the “Lenders”), JPMorgan, as administrative agent and the collateral agent, Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-syndication agents; and Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., and Wachovia, as co-documentation agents.

The Credit Agreement provides for credit of up to $2.55 billion of senior secured financing. The $2.55 billion available under the Credit Agreement includes (1) a six-year $400 million revolving credit facility (the “Revolving Loans”), with a revolving letter of credit subfacility and swingline loan subfacility, (2) a six-year $100 million synthetic letter of credit facility, and (3) a seven-year $2.05 billion term loan facility (the “Term Loan Facility”). The Term Loan Facility amortizes in quarterly installments, commencing with the quarter ending on September 30, 2006, equal to 0.25% of the original principal amount thereof, with the balance payable upon the final maturity. Loans under the Credit Agreement bear interest at a rate of, at our option, (1) Adjusted LIBOR or (2) the higher of (a) the federal funds rate plus 0.5% and (b) JPMorgan’s prime rate, in each case, plus an applicable margin that varies depending upon our leverage ratio and corporate credit rating.

As described above, a portion of the proceeds of the loans under the Credit Agreement were used to refinance a portion of our prior indebtedness and to pay fees and expenses related to such refinancing. The remainder of the proceeds will be used for general corporate purposes. The letters of credit issued under the revolving letter of credit subfacility and the synthetic letter of credit facility will be used in the ordinary course of business to secure workers’ compensation and other insurance coverages and for general corporate purposes.

Pursuant to a Collateral and Guarantee Agreement (the “Collateral and Guarantee Agreement”), dated as of March 10, 2006, between us, our subsidiaries defined therein (collectively, the “Subsidiary Guarantors”) and JPMorgan, our obligations under the Credit Agreement are (1) secured by substantially all of our assets and the assets of the Subsidiary Guarantors and (2) guaranteed by the Subsidiary Guarantors. In addition to the Collateral and Guarantee Agreement, we and the Subsidiary Guarantors agreed to enter into mortgages with respect to certain of our material real property (excluding real property owned by the surgery centers segment or otherwise subject to preexisting liens and/or mortgages) in connection with the Credit Agreement. Our obligations under the Credit Agreement will be secured by the real property subject to such mortgages.

The Credit Agreement contains affirmative and negative covenants and default and acceleration provisions, including a minimum interest coverage ratio and a maximum leverage ratio that changes over time.

Interim Loan Agreement—

On March 10, 2006, we and the Subsidiary Guarantors also entered into the Interim Loan Agreement (the “Interim Loan Agreement”) with a consortium of financial institutions (collectively, the “ Interim Lenders”), Merrill Lynch Capital Corporation, as administrative agent (“Merrill”), Citicorp North America, Inc. and JPMorgan, as co-syndication agents; and Deutsche Bank AG Cayman Islands Branch, Goldman Sachs Credit Partners L.P. and Wachovia, as co-documentation agents. The Interim Loan Agreement provides us with $1 billion of senior unsecured interim financing. The loans under the Interim Loan Agreement will mature on March 10, 2007 (the “Initial Maturity Date”). Any Interim Lender who has not been repaid in full on or prior to the Initial Maturity Date will have the option to receive exchange notes (the “Exchange Notes”) issued under a certain indenture (the “Exchange Note Indenture”) in exchange for the outstanding loan. If any such Lender does not exchange its loans for Exchange Notes on the Initial Maturity Date, the maturity date of the loans will automatically extend to March 10, 2014, prior to which such Lender may exchange its loans for Exchange Notes at any time. The proceeds of the loans under the Interim Loan Agreement were used to refinance a portion of our prior indebtedness and to pay fees and expenses related to such refinancing. Our obligations under the Interim Loan Agreement are guaranteed by the Subsidiary Guarantors.

Prior to the Initial Maturity Date, subject to certain agreed upon minimum and maximum rates, the loans will bear interest at a rate per annum equal to: (1) Adjusted LIBOR plus 4.5% for the period following the closing date on March 10, 2006 and ending prior to September 10, 2006 and (2) Adjusted LIBOR plus 5.5% as of September 10, 2006 and an additional 0.50% at the end of each three-month period commencing on September 10, 2006 until but excluding the Initial Maturity Date. After the Initial Maturity Date, subject to certain agreed upon minimum and maximum rates, the loans that have not been repaid or exchanged for Exchange Notes will bear interest at the rate borne by the loans on the day immediately preceding the Initial Maturity Date plus 0.5% during the three-month period commencing on the Initial Maturity Date and an additional 0.5% at the beginning of each subsequent three-month period.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The proceeds of the Interim Loan Agreement were used to prepay a portion of our prior indebtedness and to pay associated transaction costs in connection with the recapitalization transactions.

The Interim Loan Agreement contains affirmative and negative covenants and default and acceleration provisions that are substantially similar to the Credit Agreement. However, following the Initial Maturity Date, most of the affirmative covenants will cease to apply to us and the Subsidiary Guarantors and the negative covenants and the default and acceleration provisions will be replaced by those contained in the Exchange Note Indenture.

Convertible Perpetual Preferred Stock Offering—

On March 7, 2006, we completed the sale of our 6.50% Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”). The Series A Preferred Stock has an initial liquidation preference of $1,000 per share of Series A Preferred Stock, which is subject to accretion. Holders of Series A Preferred Stock are entitled to receive, when and if declared by our Board of Directors, cash dividends at the rate of 6.50% per annum on the accreted liquidation preference per share, payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, commencing on July 15, 2006. If we are prohibited by the terms of our credit facilities, debt indentures or other debt instruments from paying cash dividends on the Series A Preferred Stock, we may pay dividends in shares of our common stock, or a combination of cash and shares of our common stock, if the shares of our common stock delivered as payment are freely transferable by the recipient thereof (other than by reason of the fact that the recipient is our affiliate) or if a shelf registration statement relating to that common stock is effective to permit the resale thereof. Shares of our common stock delivered as dividends will be valued at 95% of their market value. Unpaid dividends will accrete at an annual rate of 8.0% per year for the relevant dividend period and will be reflected as an accretion to the liquidation preference of the Series A Preferred Stock. The Series A Preferred Stock is convertible, at the option of the holder, at any time into shares of our common stock at an initial conversion price of $6.10 per share, which is equal to an approximate conversion rate of approximately 163.9344 shares of common stock per share of Series A Preferred Stock, subject to specified adjustments. On or after July 20, 2011, we may cause the shares of Series A Preferred Stock to be automatically converted into shares of our common stock at the conversion rate then in effect if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the notice of forced conversion exceeds 150% of the conversion price of the Series A Preferred Stock. If we are subject to a fundamental change, as defined in the Certificate of Designation of the Series A Preferred Stock, each holder of shares of Series A Preferred Stock has the right, subject to certain limitations, to require us to purchase any or all of its shares of Series A Preferred Stock at a purchase price equal to 100% of the accreted liquidation preference, plus any accrued and unpaid dividends to the date of purchase. In addition, if holders of the Series A Preferred Stock elect to convert shares of Series A Preferred Stock in connection with certain fundamental changes, we will in certain circumstances increase the conversion rate for such shares of Series A Preferred Stock.

Each holder of Series A Preferred Stock has one vote for each share of Series A Preferred Stock held by the holder on all matters voted upon by the holders of our common stock, as well as voting rights specifically provided for in our restated certificate of incorporation or as otherwise from time to time required by law. In addition, if we fail to repurchase shares of Series A Preferred Stock following a fundamental change, then the holders of Series A Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to call a special meeting of our board of directors and, at the special meeting, vote for the election of two additional directors to our board of directors. The term of office of all directors so elected will terminate immediately upon our repurchase of those shares of Series A Preferred Stock.

The Series A Preferred Stock will be, with respect to dividend rights and rights upon liquidation, winding-up or dissolution: (1) senior to all classes of our common stock and each other class of capital stock or series of preferred stock established after the original issue date of the Series A Preferred Stock (which we will refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution; (2) on a parity with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution; (3) junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution; and (4) junior to all our existing and future debt obligations and other liabilities, including claims of trade creditors.

We are required to use our reasonable best efforts to file on or prior to the day that is 30 days after we are required under the Securities Exchange Act of 1934, as amended, to file our Report on Form 10-K with the SEC for the fiscal year

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

ending December 31, 2006 (giving effect to any extensions under the Exchange Act) and have declared effective no later than 180 days after such date a shelf registration statement registering the Series A Preferred Stock and the common stock issuable upon the conversion of the Series A Preferred Stock, and to use our reasonable best efforts to cause such registration statement to remain effective until the earliest of two years following the date of issuance of the Series A Preferred Stock, the sale of all Series A Preferred Stock and common stock issuable upon the conversion of the Series A Preferred Stock under such registration statement and the date on which all Series A Preferred Stock and common stock issuable upon the conversion of the Series A Preferred Stock cease to be outstanding or have been resold pursuant to Rule 144 under the Securities Act. If we fail to comply with any of the foregoing requirements, then, in each case, we will pay additional dividends to all holders of Series A Preferred Stock equal to the applicable dividend rate or accretion rate for the relevant period plus (1) 0.25% per annum for the first 90 days after such registration default and (2) thereafter, 0.50% per annum.

The net proceeds of $388 million (after deducting the placement agents’ fees and before deducting our estimated offering expenses) were applied to prepay a portion of our prior indebtedness and to pay associated transaction costs in connection with the recapitalization transactions.

Hospital Revenue Bond—

We have one Hospital Revenue Bond that was issued in 1993 for $20 million maturing in December 2014. The purpose of the bond was to help finance the construction and improvements to the Vanderbilt Stallworth Rehabilitation Hospital. The bond has a variable interest rate (effective interest rate at December 31, 2005 was 4.3%) with required semiannual redemptions of $0.5 million. The outstanding balance for the Hospital Revenue Bond at December 31, 2005 and 2004 was $0.5 million and $1.5 million, respectively.

We may redeem the Hospital Revenue Bond, in whole or in part, at our option, and at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any applicable interest, provided that any such redemption in part shall be in a minimum principal amount of $0.1 million.

Notes Payable to Banks and Others—

We have numerous notes payable agreements outstanding. These agreements are used for various purposes such as equipment purchases, real estate purchases, and repurchases of limited partner interests. The terms on these notes vary by agreement, but range in length from 12 to 300 months. Most of the agreements have fixed interest rates ranging from 2.4% to 12.9%. In the case of equipment and real estate purchases, the notes are collateralized by the specific purchased equipment or real estate. The limited partner interests repurchased do not secure these notes.

Some of these agreements are subject to certain financial, positive, and negative covenants. For the periods covered by this filing, we were sometimes not in compliance with certain covenants. In all cases where we were not in compliance, we classified the debt as current.

Noncompete Agreements—

Noncompete agreements range in length from 24 to 144 months. The noncompete agreements have no stated interest rate and are recorded at a discounted rate. The discount rate applied is based on our revolving credit facility interest rate and ranges from 2.1% to 7.1%.

Capital Lease Obligations—

We engage in a significant number of leasing transactions including real estate, medical equipment, computer equipment, and other equipment utilized in operations. Certain leases that meet the lease capitalization criteria in accordance with FASB Statement No. 13 have been recorded as an asset and liability at the net present value of the minimum lease payments at the inception of the lease. Interest rates used in computing the net present value of the lease payments generally ranged from 4.0% to 14.2% based on our incremental borrowing rate at the inception of the lease. Our leasing transactions have included arrangements for equipment with major equipment finance companies and manufacturers who retain ownership in the equipment during the term of the lease and with a variety of both small and large real estate owners.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

9.	Asset Retirement Obligation:

The following is an analysis of our asset retirement obligation for the years ended December 31, 2005, 2004, and 2003 (in thousands):

Amount
Asset retirement obligation as of January 1, 2003	$4,234
Liability accrued upon capital expenditures	110
Liability settled	(430)
Accretion of discount	165

Asset retirement obligation as of December 31, 2003	4,079
Liability accrued upon capital expenditures	136
Liability settled	(289)
Accretion of discount	160

Asset retirement obligation as of December 31, 2004	4,086
Liability accrued upon capital expenditures	—
Liability settled	(137)
Accretion of discount	160

Asset retirement obligation as of December 31, 2005	$4,109

10.	Restructuring Charges:

In our continuing efforts to streamline operations, we closed numerous under-performing facilities or consolidated similar facilities within the same market in 2005, 2004, and 2003. As a result of these facility closures and consolidations, we recorded certain restructuring charges for one-time termination benefits and contract termination costs under the guidance in FASB Statement No. 146. One-time termination benefits relate to severance costs provided to employees who were involuntarily terminated as a result of the facility closings. Contract termination costs primarily relate to costs to terminate operating leases or other contracts before the end of their term due to the closure of these facilities or costs that will continue to be incurred under these contracts for their remaining term without economic benefit to the entity.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following chart presents the detail of our restructuring expenses and liabilities by segment (in thousands):

	Inpatient	Surgery Centers	Outpatient	Diagnostic	Corporate and Other	Total
One-Time Termination Benefits:
Liability as of January 1, 2003	$—	$—	$—	$—	$—	$—
Costs incurred and charged to expense	—	95	601	64	—	760
Costs paid or otherwise settled	—	(95)	(601)	(64)	—	(760)

Liability as of December 31, 2003	$—	$—	$—	$—	$—	$—
Costs incurred and charged to expense	—	66	847	1	—	914
Costs paid or otherwise settled	—	(66)	(847)	(1)	—	(914)

Liability as of December 31, 2004	$—	$—	$—	$—	$—	$—
Costs incurred and charged to expense	—	285	1,442	42	—	1,769
Costs paid or otherwise settled	—	(146)	(1,442)	(42)	—	(1,630)

Liability as of December 31, 2005	$—	$139	$—	$—	$—	$139

Contract Termination Costs:
Liability as of January 1, 2003	$—	$134	$983	$132	$—	$1,249
Costs incurred and charged to expense	—	175	1,383	253	—	1,811
Costs paid or otherwise settled	—	(134)	(875)	(262)	—	(1,271)

Liability as of December 31, 2003	$—	$175	$1,491	$123	$—	$1,789
Costs incurred and charged to expense	59	242	2,747	11	—	3,059
Costs paid or otherwise settled	(14)	(313)	(1,989)	(62)	—	(2,378)

Liability as of December 31, 2004	$45	$104	$2,249	$72	$—	$2,470
Costs incurred and charged to expense	—	427	5,945	49	—	6,421
Costs paid or otherwise settled	(45)	(284)	(6,614)	(82)	—	(7,025)

Liability as of December 31, 2005	$—	$247	$1,580	$39	$—	$1,866

Total Restructuring Costs:
Liability as of January 1, 2003	$—	$134	$983	$132	$—	$1,249
Costs incurred and charged to expense	—	270	1,984	317	—	2,571
Costs paid or otherwise settled	—	(229)	(1,476)	(326)	—	(2,031)

Liability as of December 31, 2003	$—	$175	$1,491	$123	$—	$1,789
Costs incurred and charged to expense	59	308	3,594	12	—	3,973
Costs paid or otherwise settled	(14)	(379)	(2,836)	(63)	—	(3,292)

Liability as of December 31, 2004	$45	$104	$2,249	$72	$—	$2,470
Costs incurred and charged to expense	—	712	7,387	91	—	8,190
Costs paid or otherwise settled	(45)	(430)	(8,056)	(124)	—	(8,655)

Liability as of December 31, 2005	$—	$386	$1,580	$39	$—	$2,005

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Amounts included in the above chart represent the total amounts expected to be incurred in connection with these restructuring activities. For most of these facility closures or consolidations, the restructuring activities have been completed by December 31, 2005, but we have payments remaining under severance or lease agreements as of that date. Scheduled payments under these arrangements are as follows:

Amount
2006	$1,197
2007	474
2008	137
2009	111
2010	72
2011	14

Total	$2,005

Expenses related to one-time termination benefits are included in Salaries and benefits in our consolidated statements of operations. Expenses related to contract termination costs are included in Other operating expenses in our consolidated statements of operations.

11.	Shareholders’ Deficit:

Common Stock Warrants—

In connection with the repayment of our 3.25% Convertible Debentures on January 16, 2004, we also issued warrants to the lender to purchase ten million shares of our common stock. Each warrant has a term of ten years from the date of issuance and an exercise price of $6.50 per share. See also Note 8, Long-term Debt.

Employee Stock Purchase Plan—

Effective January 1, 1994, we adopted an Employee Stock Purchase Plan. This plan was suspended indefinitely as of March 19, 2003. This plan, which was open to regular full-time or part-time employees who had been employed for six months and were at least 21 years old, allowed participating employees to contribute $10 to $200 per pay period toward the purchase of HealthSouth common stock in open-market transactions. In addition, after six months of participation in this plan, we provided a 20% matching contribution to be applied to purchases under the plan. We also paid all fees and brokerage commissions associated with the purchase of stock under the plan. We have not determined whether we will continue the plan.

1999 Executive Equity Loan Plan—

In May 1999, HealthSouth established the 1999 Executive Equity Loan Plan (the “Loan Plan”) for the Company’s executives and other key employees of the Company and its subsidiaries. Under this plan, the Audit and Compensation Committee of the Board of Directors may approve loans to executives and key employees of HealthSouth to purchase HealthSouth common stock. The proceeds of Loans may be used only for purchases of HealthSouth common stock in open-market transactions, block trades or negotiated transactions. Such purchases must be effected through a broker approved by the Company. The maximum aggregate principal amount of loans outstanding under the Loan Plan may not exceed $50 million. Plan Loans are secured by a pledge of all of the shares of HealthSouth common stock purchased with the proceeds thereof (“Loan Shares”), pursuant to which the participant shall grant the Company a first priority lien on and security interest in the Loan Shares. The proceeds from any such sale must be used to repay a percentage of the principal amount of the Loan equal to the percentage of Loan Shares sold, less any amounts withheld for taxes (the “Mandatory Prepayment Amount”). Any proceeds in excess of the Mandatory Prepayment Amount shall be retained by the participant.

Under the Loan Plan, HealthSouth executives purchased 6,771,761 shares of the Company’s common stock at a cost of approximately $39.3 million, including approximately $25.2 million which Richard M. Scrushy borrowed on September 10, 1999 (the “Scrushy Loan”), to purchase 4,362,297 share of common stock under this plan. On July 31, 2002, in lieu of a cash payment, Mr. Scrushy tendered 2,506,770 shares of HealthSouth common stock with a then current value of $25.2 million to repay his above-mentioned loan. We have discontinued the Executive Loan Program.

Subsequently, on December 22, 2003, as a result of a case filed in the Court of Chancery of the State of Delaware, In re HealthSouth Corp. Shareholders Litigation, a court ordered judgment stipulated that Mr. Scrushy repaid his loan with over-

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

valued stock, which was improper and, as a result, the Scrushy Loan will be treated as reinstated as of July 31, 2002 and repayable with interest as of April 30, 2003.

The judgment ordered Mr. Scrushy to pay on January 2, 2004 by transfer of cash or cash equivalents the sum of (1) $25.9 million (the “Judgment Amount”), (2) $0.7 million (the “Pre-Judgment Interest”), and (3) post-judgment interest of $2.4 million on the Judgment Amount. Upon receipt of those amounts, HealthSouth was ordered to return to Mr. Scrushy the 2,506,770 shares of HealthSouth common stock that he originally tendered to the Company.

After appeals, Mr. Scrushy satisfied the full obligation of $29.0 million by paying $12.5 million cash in July 2005 and through his tender of common stock valued at $11.9 million to us in 2002, as discussed above. The remaining $4.6 million represents legal fees paid by HealthSouth to Mr. Scrushy’s counsel on his behalf.

As of December 31, 2004, we recognized the net amount due under the Scrushy Loan of approximately $13.7 million as a component of shareholders’ deficit. We recognized interest income of $3.0 million in 2004 related to this loan. Amounts due under the Executive Loan Program consisted of the following (in thousands):

	As of December 31,
	2005	2004
Richard M. Scrushy	$—	$13,737
David Fuller	119	119
Larry D. Taylor	116	116
Daniel J. Riviere	—	—

Total Notes receivable from shareholders, officers, and management employees	$235	$13,972

Amounts due from Daniel J. Riviere approximate $2.5 million as of December 31, 2005, which we have fully reserved (see Note 24, Contingencies and Other Commitments). We deem all other amounts collectible.

12.	Comprehensive Loss:

Accumulated other comprehensive (loss) income, net of income tax effect, consists of the following (in thousands):

	As of December 31,
	2005	2004
Foreign currency translation adjustment	$(940)	$308
Unrealized gain on available-for-sale securities	3	—

Total	$(937)	$308

A summary of the components of other comprehensive loss is as follows (in thousands):

	For the year ended December 31,
	2005	2004	2003
Net change in foreign currency translation adjustment	$(1,248)	$1,251	$(31)
Net change in unrealized loss on available-for-sale securities:
Unrealized net holding loss arising during the year	3	—	—
Reclassification adjustment for gains included in net loss	—	—	(330)

Net other comprehensive loss adjustments, before income tax benefit	(1,245)	1,251	(361)
Income tax benefit	—	—	121

Net other comprehensive loss adjustment	$(1,245)	$1,251	$(240)

13.	Fair Value of Financial Instruments:

The following table presents the carrying amounts and estimated fair values of our financial instruments that are classified as long-term in our consolidated balance sheets (in thousands). The carrying value equals fair value for our financial instruments that are classified as current in our consolidated balance sheets. The Hospital Revenue Bond and noncompete agreements approximate fair value because of the short-term maturity of these instruments. The carrying

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

amounts of our 6.5% Convertible Subordinated Debentures, 8.75% Convertible Subordinated Notes, revolving credit facility, and notes payable to banks and others also approximate fair value due to various characteristics of these issues including short-term maturities, call features, and rates that are reflective of current market rates. For the remainder of our long-term debt, we determined the fair market value by using quoted market prices, when available, or discounted cash flows to calculate these fair values.

	As of December 31, 2005		As of December 31, 2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Notes receivable from shareholders, officers, and management employees	$235	$235	$13,972	$13,972
Long-term debt:
Advances under $1.25 billion revolving credit facility	$—	$—	$315,000	$315,000
Advances under $250 million revolving credit facility	—	—	—	—
Senior Term Loans due 2007	313,425	314,248	—	—
Term Loans due 2010	200,000	199,833	—	—
10.375% Senior Subordinated Credit Agreement due 2011	332,356	349,529	329,189	361,696
6.875% Senior Notes due 2005	—	—	244,805	246,029
7.000% Senior Notes due 2008	249,162	249,785	248,383	250,867
10.750% Senior Subordinated Notes due 2008	318,312	316,720	318,034	333,140
8.500% Senior Notes due 2008	343,000	345,573	343,000	353,290
8.375% Senior Notes due 2011	347,365	349,537	347,272	355,086
7.375% Senior Notes due 2006	180,300	181,202	180,300	183,455
7.625% Senior Notes due 2012	904,839	905,970	903,744	899,226
6.500% Convertible Subordinated Debentures due 2011	6,311	6,311	6,311	6,311
8.750% Convertible Subordinated Notes due 2015	10,136	10,136	11,573	11,573
Notes payable to banks and others	6,881	6,881	12,793	12,793
Hospital revenue bond	500	500	1,500	1,500
Noncompete agreements	154	154	1,891	1,891
Financial commitments:
Letters of credit	$—	$123,750	$—	$105,634

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

14.	Stock-Based Compensation:

Employee Stock-Based Compensation Plans—

As of December 31, 2005, the Company had outstanding options from the 1993, 1995, 1997, 1999, and 2002 Stock Option Plans, the Key Executive Incentive Program, and several other stock option plans assumed from various acquisitions that occurred in prior years, (collectively, the “Option Plans”). As of December 31, 2005, the Company had no outstanding options from the 2005 Equity Incentive Plan. The Option Plans were designed to provide a performance incentive by issuing options to purchase shares of HealthSouth common stock to certain members of our board of directors, officers, and employees. The Option Plans provided for the granting of both incentive stock options and nonqualified stock options. The terms and conditions of the options, including exercise prices and the periods in which options are exercisable, generally were at the discretion of the Compensation and Stock Option Committee of the Board of Directors; however, no options were exercisable beyond approximately ten years from the date of grant and granted options generally vested in periods of up to five years depending on the type of award granted. As of December 31, 2005, the number of authorized shares available to grant under each of the above plans is as follows (in thousands):

Authorized Shares
Plan
1993	—
1995	—
1997	2,962
1999	—
2002	5,047
2005	22,000
Key Executive	—

Total authorized shares	30,009

Restricted Stock—

We can issue restricted common stock under the 1998 Restricted Stock Plan (the “Restricted Stock Plan”) to executives and key employees of HealthSouth. The terms of the Restricted Stock Plan call for up to 3,000,000 shares of common stock to be granted beginning in 1998 through 2008. Total grants under the Restricted Stock Plan through December 31, 2005 totaled 1,735,000 shares. There were no grants made in 2003, and we granted 510,000 shares and 375,000 shares in 2005 and 2004, respectively. The fair value of the shares granted in 2005 ranged from $5.37 to $5.71 per share and the shares cliff-vest after three years. The fair value of the shares granted in 2004 ranged from $3.95 to $6.00 per share and the shares cliff-vest after three years. Two of the employees who received awards in 2004 also left HealthSouth in 2004 and, accordingly, forfeited their 60,000 awards. In addition, 675,000 other awards were forfeited prior to vesting. As of December 31, 2005, 2,000,000 shares had not been awarded and were available for future grants. Deferred compensation related to unvested shares was $2.8 million and $1.3 million at December 31, 2005, and 2004, respectively.

Awards made under the 1998 plan are subject to a three year cliff vesting schedule. As of December 31, 2005, 175,000 shares had fully vested.

During 2005, we issued restricted common stock to our key executives under the Key Executive Incentive Program (the “Key Executive Program”). Total issued grants consisted of 577,735 shares of restricted stock. The fair value of the restricted shares was $3.87 and the shares are subject to a three year weighted-graded vesting period with 25% of the shares vesting on January 1, 2007, 25% of the shares vesting on January 1, 2008, and 50% of the shares vesting on January 1, 2009. Deferred compensation related to the unvested shares was $2.1 million at December 31, 2005.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

We recognized compensation expense (benefit) under the Restricted Stock Plan, which is included in Salaries and benefits in the accompanying consolidated statements of operations, as follows (in thousands):

	For the year ended December 31,
	2005	2004	2003
Compensation expense (benefit):
Restricted Stock Plan	$1,247	$398	$(2,932)
Key Executive Incentive Program	135	—	—

	$1,382	$398	$(2,932)

Stock Options—

Pro forma information regarding net loss and loss per share is required by FASB Statement No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of FASB Statement No. 123. The fair values of the options granted during the years ended December 31, 2005, 2004, and 2003 have been estimated at the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

	For the year ended December 31,
	2005	2004	2003
Expected volatility	50.2%	70.2%	70.0%
Risk-free interest rate	4.3%	3.0%	2.9%
Expected life (years)	4.7	4.5	5.3
Dividend yield	0.0%	0.0%	0.0%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Under the Black-Scholes option valuation model, the weighted average fair value per share of employee stock options granted during the years ended December 31, 2005, 2004, and 2003 were $2.47, $2.58, and $2.09, respectively.

A summary of our stock option activity and related information is as follows (share information in thousands):

		Exercise Price per Share
	Shares	Range	Weighted Average
Balance, December 31, 2002	32,736	$3.38 – 28.06	$11.99
Granted	4,096	3.20 – 4.63	3.48
Exercised	(360)	3.38 – 3.78	3.66
Canceled	(19,135)	3.20 – 28.06	10.84

Balance, December 31, 2003	17,337	3.20 – 28.06	11.42
Granted	7,778	3.95 – 6.00	4.52
Exercised	(31)	4.28 – 4.88	4.86
Canceled	(8,137)	3.20 – 28.00	10.34

Balance, December 31, 2004	16,947	3.20 – 28.06	8.78
Granted	6,604	3.87 – 5.93	5.29
Exercised	(50)	4.63 – 5.25	4.94
Canceled	(7,518)	3.20 – 28.06	10.17

Balance, December 31, 2005	15,983	3.20 – 28.06	6.70

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

For various price ranges, weighted average characteristics of outstanding employee stock options at December 31, 2005 are as follows (in thousands, except per share amounts and years):

		Outstanding Options		Exercisable Options
Range of exercise prices	Shares	Remaining Life (Years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$3.20 – 4.28	1,578	7.8	$3.80	732	$3.86
4.40 – 4.40	3,783	8.2	4.40	1,318	4.40
4.63 – 5.25	1,763	6.8	5.07	1,057	4.98
5.37 – 5.37	5,291	9.2	5.37	—	—
5.43 – 28.06	3,568	3.9	13.20	3,200	13.83

All	15,983	7.4	6.70	6,307	9.22

Non-Employee Stock-Based Compensation Plans—

In 1993, we adopted the 1993 Consultants Stock Option Plan to provide incentives to non-employee consultants who provide significant services to us. On February 1, 2002, we amended and restated this plan to increase the total number of shares covered by the plan to 4,500,000. The plan expired on February 25, 2003. All options outstanding at that date remain valid and must be held and exercised in accordance with the terms of the plan. All of these options must be exercised within ten years after they were granted, although they may be exercised at any time during this ten-year period. All of these options terminate automatically within three months after termination of association with us, unless such termination is by reason of death. In addition, the options may not be transferred, except pursuant to the terms of a valid will or applicable laws of descent and distribution. As of December 31, 2005, there were 407,000 options outstanding. We recognized compensation expense under the 1993 Consultants Stock Option Plan, which is included in Salaries and benefits in the accompanying consolidated statements of operations as follows (in thousands):

	For the year ended December 31,
	2005	2004	2003
Compensation benefit	$—	$(460)	$—

In 2004, the Special Committee of our board of directors (“Special Committee”) adopted the 2004 Director Incentive Plan to provide incentives to our non-employee members of the Special Committee. Up to 2,000,000 shares may be granted pursuant to the 2004 Director Incentive Plan. All awards are subject to a three year graded vesting period. We awarded a total of 92,552 shares, with a fair value range from $5.80 to $6.28 per share, and 93,057 shares, with a fair value range from $5.03 to $5.93 per share, under the 2004 Director Incentive Plan during 2005 and 2004, respectively. Of the awarded shares 28,212 were vested and issued, 96,973 were unvested, and 60,424 were cancelled prior to vesting. As of December 31, 2005, 1,874,815 shares had not been awarded and were available for future grants. Deferred compensation related to unvested shares was $0.2 million at December 31, 2005 and 2004.

We recognized compensation expense under the 2004 Director Incentive Plan and other individual restricted stock agreements, which is included in Salaries and benefits in the accompanying consolidated statements of operations as follows (in thousands):

	For the year ended December 31,
	2005	2004	2003
Compensation expense:
2004 Director Incentive Plan	$316	$216	$—
Other individual agreements	300	—	—

	$616	$216	$—

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

2005 Equity Incentive Plan—

On November 17, 2005, upon recommendation of the Compensation Committee, the Special Committee adopted the HealthSouth Corporation 2005 Equity Incentive Plan (the “Equity Plan”). The Equity Plan was adopted to replace the company’s 1995 Stock Option Plan, which recently expired. The Equity Plan provides for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, and other stock-based awards (collectively, the “Awards”) to directors, executives, and other key employees of the company as determined by the board of directors or the Compensation Committee in accordance with the terms of the Equity Plan and evidenced by an award agreement with each participant. As of December 31, 2005, the Company had no outstanding options from the Equity Plan.

The Equity Plan has a term of three years, unless terminated earlier by the board of directors. Any Awards outstanding under the Equity Plan at the time of its termination will remain in effect in accordance with their terms. The aggregate number of shares of common stock available for issuance under the Equity Plan is 22 million shares, subject to equitable adjustment upon a change in capitalization of the company or the occurrence of certain transactions affecting the common stock reserved for issuance under the Equity Plan. Any awards under the Equity Plan must have a purchase price or an exercise price not less than the fair market value of such shares of common stock on the date of grant. Unless otherwise determined by the Board or as provided in an award agreement, upon a Change in Control (as defined in the Equity Plan) of the company, the vesting of all outstanding awards will accelerate.

Notwithstanding the foregoing, no option may be exercised and no shares of stock may be issuable pursuant to other Awards under the Equity Plan until we comply with our reporting and registration obligations under the federal securities laws, unless an exemption from registration is available with respect to such shares.

15.	Employee Benefit Plans:

Substantially all HealthSouth employees are eligible to enroll in HealthSouth sponsored health care plans, including coverage for medical and dental benefits. Our primary health care plans are national plans administered by third-party administrators. We are self-insured for these plans. We also sponsor certain regional plans inherited through various past acquisitions. These regional plans are fully insured. During 2005, 2004, and 2003, costs associated with these plans, net of amounts paid by employees, approximated $89.7 million, $98.0 million, and $103.4 million, respectively.

We also provide basic life insurance equal to one times each eligible employee’s annual base salary amount at no cost to each employee. In addition, HealthSouth provides long-term disability insurance to each full-time employee at no cost. During 2005, 2004, and 2003, costs for premiums related to these employee benefits approximated $4.2 million, $3.6 million, and $2.9 million, respectively. Additional life insurance is available to full-time employees, but the premiums associated with any additional coverage are the responsibility of each employee. Employees may also purchase short-term disability coverage and accidental death and dismemberment life insurance through HealthSouth, but all premiums are the responsibility of each applicable employee.

The HealthSouth Retirement Investment Plan is a qualified 401(k) savings plan. The plan allows eligible employees to contribute up to 100% of their pay on a pre-tax basis into their individual retirement account in the plan subject to the normal maximum limits set annually by the IRS. The company match is 15% of the first 4% of each participant’s elective deferrals. All contributions to the plan are in the form of cash. Employees who are at least 21 years of age and have completed 90 days of service with the company are eligible to participate in the plan. Employer contributions to each plan participant’s account vest gradually over a six-year service period. Participants are always fully vested in their own contributions.

Employer contributions to the HealthSouth Retirement Investment Plan approximated $2.7 million, $3.3 million, and $0.9 million in 2005, 2004, and 2003, respectively. In 2003, $2.3 million from the plan’s forfeiture account was used to fund matching contributions in accordance with the terms of the plan.

Effective January 1, 2006, HealthSouth increased its employer matching contribution from 15% to 50% of the first 4% of each participant’s elective deferrals. In addition, as of January 1, 2006, participants are no longer required to complete 90 days of service prior to participating in this 401(k) savings plan.

Senior Management Bonus Program—

In 2005 and 2004, we adopted the 2005 Senior Management Bonus Program and the 2004 Senior Management Bonus Program, respectively, to reward senior management for performance based on a combination of corporate goals, divisional or regional goals, and individual goals. The corporate goals are dependent upon the company meeting a pre-determined

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

financial goal. The divisional or regional goals are determined in accordance with the specific plans agreed upon between each division and our board of directors as part of our routine budgeting and financial planning process. The individual goals, which are weighted according to importance and include some objectives common to all eligible persons, are determined between each participant and his or her immediate supervisor. The program applies to persons who join the company in, or are promoted to, senior management positions. In March 2005, we paid approximately $6.2 million under the program for the year ended December 31, 2004. In February 2006, we paid approximately $7.1 million under the program for the year ended December 31, 2005.

Key Executive Incentive Program—

On November 17, 2005, the Special Committee approved, upon the recommendation of the Compensation Committee and our chief executive officer (who is not a participant), the HealthSouth Corporation Key Executive Incentive Program. The Key Executive Program is a supplement to the company’s overall compensation program for executives and is intended to incentivize key senior executives with equity awards that vest and cash bonuses that are payable, in each case through January 2009.

Eight executive officers (each a “Key Executive” and, collectively, the “Key Executives”) are entitled to receive incentive awards under the Key Executive Program. The Key Executives will receive approximately 50% – 60% of their awards in equity and 40% – 50% in cash. The equity component was comprised of approximately one-third stock options and two-thirds restricted stock.

The equity awards, which were made on November 17, 2005, were one-time special equity grants. These awards are separate from, and in addition to, the normal equity grants awarded in March and generally are equivalent to the Key Executive’s normal annual grant. The stock options have an exercise price equal to $3.87 per share, the fair market value on the date of grant. The stock options and restricted stock will vest according to the following schedule: twenty-five percent in January 2007, twenty-five percent in January 2008, and the remaining fifty percent in January 2009.

The cash component of the award will be a one-time cash incentive payment payable twenty-five percent in January 2007, twenty-five percent in January 2008, and the remaining fifty percent in January 2009. This cash bonus will be equivalent to between approximately 80% and 110% of the Key Executive’s base salary. In order for each Key Executive to receive each installment of the cash award, he or she must be employed in good standing on a full-time basis at the time of each payment, and the company must have attained certain performance goals based on liquidity.

Change in Control Benefits Plan—

On November 4, 2005, the Special Committee approved, upon the recommendation of the Compensation Committee, the HealthSouth Corporation Change in Control Benefits Plan (the “Change in Control Plan”). Amounts payable under the Change in Control Plan are in lieu of and not in addition to any other severance or termination payment under any other plan or agreement with HealthSouth. As a condition to receipt of any payment or benefits under the Change in Control Plan, participating employees, as designated by the Chief Executive Officer (each a “Participant” and, collectively, “Participants”) must enter into a Non-Solicitation, Non-Disclosure, Non-Disparagement and Release Agreement with HealthSouth.

Under the Change in Control Plan, Participants are divided into three different tiers as designated by the Compensation Committee. Tier 1 is comprised of certain executive officers of HealthSouth; Tier 2 is comprised of HealthSouth’s division presidents and certain other officers of HealthSouth; and Tier 3 will be comprised of officers of the company subsequently determined. Upon the occurrence of a Change in Control, each outstanding option to purchase common stock of HealthSouth held by Participants will become automatically vested and exercisable and (1) in the case of all options outstanding as of November 4, 2005, will remain exercisable until the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the option would have otherwise expired; and (2) in the case of all options granted after November 4, 2005, shall remain exercisable for a period of (a) three years in the case of a Tier 1 Participant, (b) two years in the case of a Tier 2 Participant or (c) one year in the case of a Tier 3 Participant, beyond the date at which the option would have otherwise expired. In addition, the vesting restrictions on all other awards relating to HealthSouth’s common stock held by a Participant will immediately lapse and will, in the case of restricted stock units and stock appreciation rights, become immediately payable.

In the event that a Participant’s employment is terminated either (1) by the Participant for Good Reason (as defined in the Change in Control Plan) or (2) by HealthSouth without Cause (as defined in the Change in Control Plan) within twenty-four months following a Change in Control or within three months of a Potential Change in Control (as defined in the Change

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

in Control Plan), then such Participant shall receive a lump sum severance payment in an amount equal to, for Tier 1 Participants, the sum of (a) the Participant’s highest annual salary in the three years preceding the termination date plus (b) the Participant’s highest target bonus for the year of termination or for the year in which the Change in Control occurred, whichever is larger (together, the “CIC Payment”) multiplied by 2.99. Tier 2 Participants will be entitled to receive two times the CIC Payment, and Tier 3 Participants will be entitled to receive an amount equal to the CIC Payment. Participants also will be entitled to receive a lump sum payment equal to all unused vacation time accrued by such Participant as of the termination date under HealthSouth’s vacation policy, plus all accrued but unpaid compensation earned by such Participant as of the termination date.

Following a termination upon a Change in Control, each Participant will continue to be covered by those benefit plans (excluding disability) maintained by HealthSouth under which the Participant was covered immediately prior to termination (the “Continued Benefits”). The Change in Control Plan provides that Continued Benefits are to be provided to Tier 1 Participants for thirty-six months, to Tier 2 Participants for twenty-four months, and to Tier 3 Participants for twelve months. HealthSouth’s obligation to provide Continued Benefits will cease if and when a Participant becomes employed by a third party that provides the Participant with substantially comparable health and welfare benefits.

16.	Discontinued Operations:

During 2005, 2004, and 2003 and the first quarter of 2006, we identified 19 entities in our inpatient segment, 335 outpatient rehabilitation facilities, 25 surgery centers, 27 diagnostic centers, and 47 other facilities that met the requirements of FASB Statement No. 144 to be reported as discontinued operations.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

For the facilities identified in 2005, 2004, and 2003 and the first quarter of 2006 that met the requirements of FASB Statement No. 144, we reclassified our consolidated balance sheet for the year ended December 31, 2004 and our consolidated statements of operations and consolidated statements of cash flows for the years ended December 31, 2004 and 2003 to show the results of those facilities as discontinued operations. The operating results of discontinued operations, by operating segment and in total, are as follows (in thousands):

	For the year ended December 31,
	2005	2004	2003
Inpatient:
Net operating revenues	$—	$4,699	$26,114
Costs and expenses	637	6,544	18,148

(Loss) income from discontinued operations	(637)	(1,845)	7,966
Gain (loss) on disposal of assets of discontinued operations	362	(642)	(464)
Income tax expense	—	—	—

(Loss) income from discontinued operations	$(275)	$(2,487)	$7,502

Surgery Centers:
Net operating revenues	$18,854	$44,181	$57,608
Costs and expenses	30,967	56,846	99,628
Impairments	112	1,750	—

Loss from discontinued operations	(12,225)	(14,415)	(42,020)
Gain on disposal of assets of discontinued operations	6,181	1,134	11,299
Income tax expense	—	—	—

Loss from discontinued operations	$(6,044)	$(13,281)	$(30,721)

Outpatient:
Net operating revenues	$12,805	$49,323	$80,482
Costs and expenses	17,924	53,486	76,044
Impairments	—	822	—

(Loss) income from discontinued operations	(5,119)	(4,985)	4,438
Gain (loss) on disposal of assets of discontinued operations	164	(1,280)	(1,758)
Income tax expense	—	—	—

(Loss) income from discontinued operations	$(4,955)	$(6,265)	$2,680

Diagnostic:
Net operating revenues	$2,191	$11,410	$21,009
Costs and expenses	4,733	17,702	25,435
Impairments	—	133	—

Loss from discontinued operations	(2,542)	(6,425)	(4,426)
Gain on disposal of assets of discontinued operations	289	3,077	1,289
Income tax expense	—	—	—

Loss from discontinued operations	$(2,253)	$(3,348)	$(3,137)

Corporate and other:
Net operating revenues	$76,802	$153,609	$228,218
Costs and expenses	118,131	232,494	238,150
Impairments	6,693	16,577	—

Loss from discontinued operations	(48,022)	(95,462)	(9,932)
Gain on disposal of assets of discontinued operations	258	319	28,439
Income tax expense	—	—	—

(Loss) income from discontinued operations	$(47,764)	$(95,143)	$18,507

Total:
Net operating revenues	$110,652	$263,222	$413,431
Costs and expenses	172,392	367,072	457,405
Impairments	6,805	19,282	—

Loss from discontinued operations	(68,545)	(123,132)	(43,974)
Gain on disposal of assets of discontinued operations	7,254	2,608	38,805
Income tax expense	—	—	—

Loss from discontinued operations	$(61,291)	$(120,524)	$(5,169)

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The assets and liabilities of discontinued operations consist of the following (in thousands):

	As of December 31,
	2005	2004
Assets:
Cash and cash equivalents	$2,092	$6,287
Accounts receivable, net	6,920	22,457
Prepaid expenses	367	1,511
Other current assets	2,748	1,960

Total current assets	12,127	32,215

Property and equipment, net	34,454	67,196
Intangible assets, net	744	1,467
Other long-term assets	4,535	4,476

Total long-term assets	39,733	73,139

Total assets	$51,860	$105,354

Liabilities:
Current portion of long-term debt	$2,036	$4,233
Accounts payable and other current liabilities	238	37,168

Total current liabilities	2,274	41,401

Long-term debt, net of current portion	5,792	9,731
Other long-term liabilities	983	2,784

Total long-term liabilities	6,775	12,515

Total liabilities	$9,049	$53,916

On July 20, 2005, we executed an asset purchase agreement with The Board of Trustees of the University of Alabama (the “University of Alabama”) for the sale of the real property, furniture, fixtures, equipment and certain related assets associated with our 219 licensed-bed acute care hospital located in Birmingham, Alabama for $33 million. Simultaneously with the execution of this purchase agreement with the University of Alabama, we executed an agreement with an affiliate of the University of Alabama whereby this entity currently provides certain management services to our acute care hospital in Birmingham. On December 31, 2005, we executed an amended and restated asset purchase agreement with the University of Alabama. This amended and restated agreement provides that the University of Alabama will purchase our Birmingham acute care hospital and associated real and personal property as well as our interest in the gamma knife partnership associated with this hospital. We anticipate closing this transaction by the end of the first quarter of 2006. We will transfer the hospital and associated real and personal property at that time, but will transfer our interest in the gamma knife partnership at a later date. The proposed transaction also requires that we acquire and convey title to the University of Alabama for certain professional office buildings that we are currently leasing. The cost to terminate the lease associated with the professional office buildings is estimated to be approximately $22 million. Both the certificate of need under which the hospital currently operates, and the licensed beds operated by us at the hospital, will be transferred as part of the sale of the hospital under the amended and restated agreement. Upon consummation of the agreement with the University of Alabama, we would no longer have the ability to operate or sell the Digital Hospital project as an acute care hospital without obtaining an additional certificate of need or specific exception.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The assets and liabilities of this acute care hospital included in discontinued operations consist of the following (in thousands):

	As of December 31,
	2005	2004
Assets:
Accounts receivable, net	$5,301	$6,314
Other current assets	1,976	2,298

Total current assets	7,277	8,612

Property and equipment, net	26,068	44,708
Other long-term assets	—	1,635

Total long-term assets	26,068	46,343

Total assets	$33,345	$54,955

Liabilities:
Accounts payable and other current liabilities	$3,731	$12,513
Other long-term liabilities	4,780	7,865

Total liabilities	$8,511	$20,378

The operating results of this acute care hospital included in discontinued operations of our corporate and other segment are as follows (in thousands):

	For the year ended December 31,
	2005	2004	2003
Net operating revenues	$70,678	$130,988	$139,040
Loss from discontinued operations, before provision for income tax expense	(34,722)	(49,689)	(22,626)

In addition to the acute care hospital, there were three surgery centers sold by the end of the first quarter of 2006. Substantially all other facilities classified as discontinued operations were sold or closed by December 31, 2005.

17.	Losses Due to Natural Disasters:

During 2005, Hurricanes Katrina, Rita, and Wilma made landfall and caused extensive flooding and destruction along portions of the southeastern United States. Operations of our facilities in these areas were disrupted by the evacuation of patients as well as the physical damage to our facilities.

We have filed insurance claims approximating $11.1 million, net of policy deductibles, related to both actual and contingent losses for property damage and business interruption losses. Through March 10, 2006, we had received cash advances of approximately $1.8 million from our insurance carriers related to these claims. However, to date, we have received no other insurance funds or any indication of the amount the insurance companies are willing to pay related to such claims. Therefore, we have recorded no insurance related receivables for these losses.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

As a result of the 2005 hurricanes, we recorded a net loss related to property damage of approximately $1.9 million in 2005. Of this amount, approximately $0.9 million is recorded in Other operating expenses, $0.5 million is recorded in Loss (gain) on disposal of assets, and $0.5 million is recorded in Impairment of long-lived assets in our 2005 consolidated statement of operations. The $0.5 million impairment charge relates to abandoned equipment at our Pendleton LTCH in New Orleans, Louisiana. The following table summarizes the total net loss related to property damage recorded by segment (in thousands):

Division	2005
Inpatient	$1,016
Surgery Centers	374
Outpatient	—
Diagnostic	485
Corporate and Other	—

$1,875

During 2004, Hurricanes Charley, Frances, Ivan, and Jeanne made landfall and caused damage to certain of our facilities located in Florida, Alabama, Georgia, and Pennsylvania. However, the damage caused by these hurricanes was not as extensive as that of the 2005 hurricanes and did not result in a material property damage net loss to our consolidated operations in 2004.

We have filed insurance claims approximating $7.4 million, net of policy deductibles, related to both actual and contingent losses for property damage and business interruption losses incurred in 2004. Through March 2006, we had received approximately $1.0 million in insurance proceeds related to these claims.

18.	Income Taxes:

HealthSouth is subject to U.S. federal, state, local, and foreign income taxes. The Loss from continuing operations before income tax expense (benefit) and cumulative effect of accounting change is as follows (in thousands):

	For the year ended December 31,
	2005	2004	2003
Loss from continuing operations before income tax expense (benefit) and cumulative effect of accounting change	$(344,911)	$(42,032)	$(455,314)

The significant components of the provision for (benefit from) income taxes related to continuing operations are as follows (in thousands):

	For the year ended December 31,
	2005	2004	2003
Current:
Federal	$4,235	$2,688	$(13,922)
State and local	17,207	14,565	11,096
Foreign	353	—	—

Total current expense (benefit)	21,795	17,253	(2,826)

Deferred:
Federal	17,239	(5,080)	(23,785)
State and local	(270)	(259)	(1,771)
Foreign	1,028	—	—

Total deferred expense (benefit)	17,997	(5,339)	(25,556)

Total income tax expense (benefit) related to continuing operations	$39,792	$11,914	$(28,382)

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

We received net income tax refunds of $4.8 million in 2005, $8.1 million in 2004, and $110.3 million in 2003. Net income tax refunds were attributable to payments for estimated income taxes offset by payments that exceeded the actual tax liabilities, net operating loss carryback claims received, and settlements of previous audits.

A reconciliation of differences between the federal income tax at statutory rates and our actual income tax expense (benefit) on loss from continuing operations, which include federal, state, and other income taxes, is as follows:

	For the year ended December 31,
	2005	2004	2003
Tax benefit at statutory rate	(35.0)%	(35.0)%	(35.0)%
Increase (decrease) in tax rate resulting from:
State income taxes, net of federal tax benefit	3.2%	22.4%	1.3%
Non-deductible goodwill	0.0%	0.0%	6.6%
Accrual for government, class action, and related settlements	0.0%	0.0%	7.7%
Interest, net	0.0%	0.0%	(3.1)%
Indefinite-lived assets	6.0%	(12.6)%	(5.6)%
Other, net	(0.2)%	0.9%	(1.0)%
Increase in valuation allowance	37.5%	52.6%	22.9%

Income tax expense (benefit)	11.5%	28.3%	(6.2)%

The income tax benefit at the statutory rate is the expected tax benefit resulting from the loss due to continuing operations. However, we have an income tax expense in 2005 due to state income taxes associated with certain subsidiaries that file separate state tax returns, corporate joint ventures that file separate federal tax returns, foreign taxes, and an increase in the valuation allowance. We have an income tax expense in 2004 primarily due to state income taxes associated with certain subsidiaries that file separate state income tax returns and an increase in the valuation allowance. Our income tax benefit in 2003 is less than the benefit at the statutory rate primarily due to state income taxes associated with certain subsidiaries that file separate state income tax returns, impairment charges, accrual of future government settlement payments, and an increase in the valuation allowance.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Deferred income taxes recognize the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss (“NOL”) carryforwards. The significant components of HealthSouth’s deferred tax assets and liabilities were as follows (in thousands):

	As of December 31,
	2005	2004
Deferred income tax assets:
Net operating loss	$405,548	$206,912
Allowance for doubtful accounts	27,635	63,001
Accrual for government, class action, and related settlements	139,483	117,458
Insurance reserve	42,843	44,498
Other accruals	9,095	43,903
Property, net	143,134	119,396
Intangibles	121,108	150,357
Capitalized costs	213	—
Carrying value of partnerships	—	1,154

Total deferred income tax assets	889,059	746,679
Less: Valuation reserve	(879,440)	(744,373)

Net deferred income tax assets	9,619	2,306

Deferred income tax liabilities:
Capitalized costs	—	(1,534)
Intangibles	(49,283)	(28,752)
Carrying value of partnerships	(5,817)	—
Other	(768)	(772)

Total deferred income tax liabilities	(55,868)	(31,058)

Net deferred income tax liabilities	(46,249)	(28,752)
Less: Current deferred tax assets	1,222	—

Long-term deferred tax liabilities	$(47,471)	$(28,752)

FASB Statement No. 109 requires that we reduce our deferred income tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that all or a portion of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. We based our decision to establish a valuation allowance primarily on negative evidence of cumulative losses in recent years. After consideration of all evidence, both positive and negative, management concluded that it is more likely than not that we will not realize a portion of our deferred tax assets and that a valuation allowance of $879.4 million and $744.4 million is necessary for the years ended December 31, 2005 and 2004, respectively. For the years ended December 31, 2005, 2004, and 2003, the net increases in our valuation allowance were $135.1 million, $192.9 million, and $53.6 million, respectively. The valuation allowance for all years increased in part as a result of certain deferred tax liabilities that are indefinite-lived, which inherently means that the reversal period of these liabilities is unknown. Therefore, for scheduling the expected utilization of deferred tax assets as required by FASB Statement No. 109, these indefinite-lived liabilities cannot be looked upon as a source of future taxable income, and an additional valuation allowance must be established. An additional liability was established as a result of carrying value differences in partnerships resulting from accounting adjustments for past years in which we are precluded from filing amended partnership returns due to the statute of limitations being closed. The IRS is currently examining our originally filed 1996 – 1998 income tax returns.

At December 31, 2005, HealthSouth had unused federal net operating loss carryforwards of approximately $764.0 million. Such losses expire in various amounts at varying times through 2025. These NOL carryforwards result in a deferred tax asset of approximately $267.4 million at December 31, 2005. A valuation allowance is being taken against our net deferred tax assets, exclusive of indefinite-lived intangibles discussed above, including these loss carryforwards.

Based on the operating results for the years 2003 and 2004, we anticipate filing amended income tax returns which will result in significant tax net operating losses. Such losses may be carried back to reclaim any available U.S. federal income

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

taxes paid in prior years or carried forward to mitigate future tax liabilities. Prior to the Job Creation and Worker Assistance Act of 2002 (the “Worker Assistance Act”), enacted by Congress on March 9, 2002, a company could carry back tax net operating losses to reclaim U.S. federal income taxes paid in the two years preceding the tax year in which the company generated and utilized the net operating losses. For alternative minimum tax (“AMT”) purposes, only 90% of alternative minimum taxable income could be offset by net operating loss carrybacks. For tax years ending in 2002 and 2001, the Worker Assistance Act extended the carryback period to the five years preceding the tax year in which the net operating loss was generated. With respect to AMT, the limit on net operating loss deductions from alternative minimum taxable income was increased from 90% to 100% for net operating losses generated or taken as carryforwards in tax years ending in 2002 and 2001.

Pursuant to FASB Statement No. 5, we evaluated the recovery of federal and state income taxes in anticipation of filing amended income tax returns for all open years where income has been adjusted or restated. Additionally, HealthSouth and its subsidiaries’ federal and state income tax returns are periodically examined by various regulatory taxing authorities. In connection with such examinations, taxing authorities, including the IRS and various state departments of revenue, have raised issues and proposed tax deficiencies. Amounts related to these tax deficiencies and other contingencies have been considered by management in its estimate of our potential net recovery of prior income taxes. This potential net recovery is included on the consolidated balance sheet as Income tax refund receivable and has a balance of $240.8 million as of December 31, 2005. This balance also includes a refund from the IRS of approximately $14 million, which represents the settlement of the Company’s 1992 through 1995 examinations and is net of approximately $93 million of tentative refunds already received as of the end of 2005 based upon carryback claims previously filed by the Company. The assumptions and computations used to determine this estimate have not yet been reviewed by federal or state examiners, and are subject to reduction and/or elimination. Resolution of the amount of taxes recoverable will not be made until a future date when HealthSouth and the taxing authorities agree to the appropriate adjustments. Management believes it has provided the best estimate of this probable recovery based upon the information available at this time and believes that the ultimate resolution of these amounts is not expected to materially affect our consolidated financial position, results of operations, or cash flows.

19.	Loss Per Share:

The following table sets forth the computation of basic and diluted loss per share (in thousands, except per share amounts):

	For the year ended December 31,
	2005	2004	2003
Numerator:
Loss from continuing operations	$(384,703)	$(53,946)	$(426,932)
Loss from discontinued operations	(61,291)	(120,524)	(5,169)
Cumulative effect of accounting change	—	—	(2,456)

Net loss	$(445,994)	$(174,470)	$(434,557)

Denominator:
Basic—weighted average common shares outstanding	396,563	396,423	396,132

Diluted—weighted average common shares outstanding	398,021	397,625	405,831

Basic and diluted loss per share:
Loss from continuing operations	$(0.97)	$(0.14)	$(1.08)
Loss from discontinued operations	(0.15)	(0.30)	(0.01)
Cumulative effect of accounting change	—	—	(0.01)

Net loss	$(1.12)	$(0.44)	$(1.10)

Diluted earnings per share report the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. These potential shares include dilutive stock options, unissued restricted stock awards, and convertible debentures. For the years ended December 31, 2005, 2004, and 2003, the number of potential shares approximated 1.5 million, 1.2 million, and 9.7 million, respectively. Including these potential common shares

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

in the denominator resulted in an antidilutive per share amount due to our loss from continuing operations. Therefore, no separate computation of diluted earnings per share is presented.

Options to purchase approximately 9.9 million shares of common stock were outstanding during 2005, but were not included in the computation of diluted weighted average shares because these options’ exercise prices were greater than the average market price of the common shares.

As discussed within Note 8, Long-term Debt, we repaid our 3.25% Convertible Debentures which were due April 1, 2003, from the net proceeds of a loan arranged by Credit Suisse First Boston, on January 16, 2004. In connection with this transaction, HealthSouth issued warrants to the lender to purchase ten million shares of its common stock. Each warrant has a term of ten years from the date of issuance and an exercise price of $6.50 per share. The warrants were not assumed exercised for dilutive shares outstanding because they were antidilutive in the period. As also discussed in Note 8, we issued 400,000 shares of convertible perpetual preferred stock in March 2006.

As discussed in Note 23, Securities Litigation Settlement, in February 2006, we agreed to issue approximately 25.1 million common shares and approximately 40.8 million common stock warrants to settle our class action securities litigation.

20.	Related Party Transactions:

The Company has entered into a significant number of transactions involving former directors, officers and employees. We have summarized material related party transactions, not disclosed elsewhere, (see Note 4, Cash and Marketable Securities and Note 7, Investment in and Advances to Nonconsolidated Affiliates) as follows:

Meadowbrook Healthcare, Inc.—

In 2001, we sold four inpatient rehabilitation facilities to Meadowbrook Healthcare, Inc. (“Meadowbrook”), an entity formed by one of our former chief financial officers. In addition, during 2001 and 2002, we advanced approximately $38.0 million in working capital loans to Meadowbrook. We reserved these amounts in 2001 and 2002.

In March 2005, we obtained a security interest in the real properties previously sold to Meadowbrook, evidenced by a mortgage that was recorded in June 2005. In July 2005, we received a payoff letter from Meadowbrook’s attorneys informing us that a payment of $37.9 million would be made by Meadowbrook to us. This repayment was effected by the purchase of Meadowbrook by Rehabcare Group, Inc. in August 2005. We received a cash payment of $37.9 million in August 2005 and recorded this bad debt recovery on that date. See Note 24, Contingencies and Other Commitments, for information regarding litigation between HealthSouth and Meadowbrook.

Nelson-Brantley Glass Contractors—

In connection with the construction of the Digital Hospital, the general contractor on that project, which is an unrelated third party, entered into a subcontract agreement with Nelson-Brantley Glass Contractors, Inc. for the provision of glass required for the project. Larry D. Striplin, Jr., a former HealthSouth director, is the Chairman and Chief Executive Officer of Nelson-Brantley, and is also the company’s sole owner. During 2004 and 2003, we paid the contractor a total of approximately $5.7 million for glass and glazing work performed on the Digital Hospital.

U.S. HealthWorks, Inc.—

In March 2001, we sold our occupational medicine business to U.S. HealthWorks, Inc. for approximately $43.1 million. The purchase price consisted of approximately $30.1 million in cash at closing and two notes ($7.0 million and $6.0 million) for the balance. As a result of this transaction, we recorded a gain on sale of assets of approximately $15.8 million. One of our former chief financial officers, William T. Owens, was appointed to the board of directors of U.S. HealthWorks, Inc. as a condition to the sale.

In April 2001, we loaned U.S. HealthWorks $2.9 million, which was repaid five days after the loan was advanced. In May 2001, we paid U.S. HealthWorks $2.0 million to settle a dispute related to the transaction. In October 2002, we loaned U.S. HealthWorks $2.3 million (which was repaid in December 2002), paid U.S. HealthWorks $1.2 million to settle another dispute related to the transaction, and forgave the remaining $4.0 million due on the $6.0 million note. In April 2003, there was another dispute regarding the transaction that was resolved by us forgiving the $7.0 million note in 2004.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Due from related parties—

Amounts due from employees, officers, and other related parties are (in thousands):

	As of December 31,
	2005	2004
Notes receivable, employees and officers	$3,092	$3,281
Due from MedCenter Direct	9,234	9,234
Less: Allowance for doubtful accounts	(12,326)	(12,491)

	—	24
Less: Current portion	—	—

Due from related parties	$—	$24

The amount outstanding at December 31, 2004 of $24,000 from one current employee bore interest at the prime rate less 1.25% (effective rate at December 31, 2004 was 4.0%) and is included in Other long-term assets in our 2004 consolidated balance sheet. This amount was fully paid in 2005. We have reserved all amounts due from former employees that have become past due. As discussed in Note 7, Investment in and Advances to Nonconsolidated Affiliates, we fully reserved the note receivable of approximately $9.2 million due from MCD as of December 31, 2003.

21.	Medicare Program Settlement:

The Civil DOJ Settlement—

On January 23, 2002, the United States intervened in four lawsuits filed against us under the federal civil False Claims Act. These so-called “qui tam” (i.e. whistleblower) lawsuits were transferred to the Western District of Texas and were consolidated under the caption United States ex rel. Devage v. HealthSouth Corp., et al., No. 98-CA-0372 (DWS) (W.D. Tex. San Antonio). On April 10, 2003, the United States informed us that it was expanding its investigation to review whether fraudulent accounting practices affected our previously submitted Medicare cost reports.

On December 30, 2004, we entered into a global settlement agreement (the “Settlement Agreement”) with the United States. This settlement was comprised of (1) the claims consolidated in the Devage case, which related to claims for reimbursement for outpatient physical therapy services rendered to Medicare, the TRICARE Management Activity (“TRICARE”), or United States Department of Labor (the “DOL”) beneficiaries, (2) the submission of claims to Medicare for costs relating to our allegedly improper accounting practices, (3) the submission of other unallowable costs included in our Medicare Home Office Cost Statements and in our individual provider cost reports, and (4) certain other conduct (collectively, the “Covered Conduct”). The parties to this global settlement include us and the United States acting through the DOJ’s civil division, the Office of Inspector General (the “HHS-OIG”) of the Department of Health and Human Services (“HHS”), the DOL through the Employment Standards Administration’s Office of Workers’ Compensation Programs, Division of Federal Employees’ Compensation (“OWCP-DFEC”), TRICARE, and certain other individuals and entities which had filed civil suits against us and/or our affiliates (those other individuals and entities, the “Relators”).

Pursuant to the Settlement Agreement, we agreed to make cash payments to the United States in the aggregate amount of $325 million, plus accrued interest from November 4, 2004 at an annual rate of 4.125%. The United States agreed, in turn, to pay the Relators the portion of the settlement amount due to the Relators pursuant to the terms of the Settlement Agreement. Through December 31, 2005, we have made payments of approximately $155 million (excluding interest), with the remaining balance of $170 million (plus interest), to be paid in quarterly installments ending in the fourth quarter of 2007. As of December 31, 2005 and 2004, approximately $83.3 million and $155.0 million, respectively, of the cash settlement amount is included in Current portion of government, class action, and related settlements in our consolidated balance sheets.

The Settlement Agreement provides for our release by the United States from any civil or administrative monetary claim the United States had or may have had relating to Covered Conduct that occurred on or before December 31, 2002 (with the exception of Covered Conduct for certain outlier payments, for which the release date is extended to September 30, 2003). The Settlement Agreement also provides for our release by the Relators from all claims based upon any transaction or incident occurring prior to December 30, 2004, including all claims that have been or could have been asserted in each Relator’s civil action, and from any civil monetary claim the United States had or may have had for the Covered Conduct that is pled in each Relator’s civil action.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The Settlement Agreement also provides for the release of HealthSouth by the HHS-OIG and OWCP-DFEC, and the agreement by the HHS-OIG and OWCP-DFEC to refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, the FECA Program, the TRICARE Program and other federal health care programs, as applicable, for the Covered Conduct. The DOJ continues to review certain other matters, including self-disclosures made by us to the HHS-OIG.

The Administrative Settlement Agreement—

In connection with the Settlement Agreement, we entered into a separate settlement agreement (the “Administrative Settlement Agreement”) with CMS acting on behalf of HHS, to resolve issues associated with various Medicare cost reporting practices.

Subject to certain exceptions and the terms and conditions of the Administrative Settlement Agreement, the Administrative Settlement Agreement provides for the release of HealthSouth by CMS from any obligations related to any cost statements or cost reports that had, or could have been submitted to CMS or its fiscal intermediaries by HealthSouth for cost reporting periods ended on or before December 31, 2003. The Administrative Settlement Agreement provides that all covered cost reports be closed and considered final and settled.

The December 2004 Corporate Integrity Agreement—

On December 30, 2004, we entered into a new corporate integrity agreement (the “CIA”) with the HHS-OIG. This new CIA has an effective date of January 1, 2005 and a term of five years from that effective date. It incorporates a number of compliance program changes already implemented by us and requires, among other things, that not later than 90 days after the effective date, we:

•	form an executive compliance committee (made up of our chief compliance officer and other executive management members), which shall participate in the formulation and implementation of HealthSouth’s compliance program;

•	require certain independent contractors to abide by our Standards of Business Conduct;

•	provide general compliance training to all HealthSouth personnel as well as specialized training to personnel responsible for billing, coding, and cost reporting relating to federal health care programs;

•	report and return overpayments received from federal health care programs;

•	notify the HHS-OIG of any new investigations or legal proceedings initiated by a governmental entity involving an allegation of fraud or criminal conduct against HealthSouth;

•	notify the HHS-OIG of the purchase, sale, closure, establishment, or relocation of any facility furnishing items or services that are reimbursed under federal health care programs; and

•	submit regular reports to the HHS-OIG regarding our compliance with the CIA.

On April 28, 2005, we submitted an implementation report to the HHS-OIG stating that we had, within the 90-day time frame, materially complied with the initial requirements of this new CIA.

Failure to meet our obligations under our CIA could result in stipulated financial penalties. Failure to comply with material terms, however, could lead to exclusion from further participation in federal health care programs, including Medicare and Medicaid, which currently account for a substantial portion of our revenues.

22.	SEC Settlement:

On June 6, 2005, the SEC approved a settlement (the “SEC Settlement”) with us relating to the action filed by the SEC on March 19, 2003 captioned SEC v. HealthSouth Corporation and Richard M. Scrushy, No. CV-03-J-0615-S (N.D. Ala.) (the “SEC Litigation”). That lawsuit alleges that HealthSouth and our former Chairman and Chief Executive Officer, Richard M. Scrushy, violated and/or aided and abetted violations of the antifraud, reporting, books-and-records, and internal controls provisions of the federal securities laws. The civil claims against Mr. Scrushy are still pending.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Under the terms of the SEC Settlement, we have agreed, without admitting or denying the SEC’s allegations, to be enjoined from future violations of certain provisions of the securities laws. We have also agreed to:

•	pay a $100 million civil penalty and disgorgement of $100 to the SEC in the following installments: $12,500,100 by October 15, 2005, $12.5 million by April 15, 2006, $25.0 million by October 15, 2006; $25.0 million by April 15, 2007, and $25.0 million by October 15, 2007;

•	retain a qualified governance consultant to perform a review of the adequacy and effectiveness of our corporate governance systems, policies, plans, and practices;

•	either (1) retain a qualified accounting consultant to perform a review of the effectiveness of our material internal accounting control structure and policies, as well as the effectiveness and propriety of our processes, practices, and policies for ensuring our financial data is accurately reported in our filed consolidated financial statements, or (2) within 60 days of filing with the SEC audited consolidated financial statements for the fiscal year ended December 31, 2005, including our independent auditor’s attestation on internal control over financial reporting, provide to the SEC all communications between our independent auditor and our management and/or Audit Committee from the date of the judgment until such report concerning our internal accounting controls;

•	provide reasonable training and education to certain of our officers and employees to minimize the possibility of future violations of the federal securities laws;

•	continue to cooperate with the SEC and the DOJ in their respective ongoing investigations; and

•	create, staff, and maintain the position of Inspector General within HealthSouth, which position shall have the responsibility of reporting any indications of violations of law or of HealthSouth’s procedures, insofar as they are relevant to the duties of the Audit Committee, to the Audit Committee.

We retained a qualified governance consultant to perform a review of the adequacy and effectiveness of our corporate governance systems, policies, plans, and practices, which review is now complete. The consultant’s report of that review concludes, among other things, that “[t]he company’s current practices, created by the new directors and executives, meet contemporary standards of corporate governance.” In addition, we have chosen to provide the SEC all communications between our independent auditor and our management and/or Audit Committee rather than retaining an accounting consultant to review the effectiveness of our internal controls. Further, we hired Shirley Yoshida, formerly Vice President, Internal Audit at Safeway Inc., to serve as our Inspector General and to lead our internal audit department. We continue to comply with the other terms of the SEC Settlement.

The SEC Settlement also provides that we must treat the amounts ordered to be paid as civil penalties as penalties paid to the government for all purposes, including all tax purposes, and that we will not be able to be reimbursed or indemnified for such payments through insurance or any other source, or use such payments to set off or reduce any award of compensatory damages to plaintiffs in related securities litigation pending against us.

In connection with the SEC Settlement, we consented to the entry of a final judgment in the SEC Litigation (which judgment was entered by the United States District Court for the Northern District of Alabama, Southern Division) to implement the terms of the SEC Settlement. However, Mr. Scrushy remains a defendant in the SEC Litigation.

In accordance with FASB Statement No. 5 and EITF Abstract Topic No. D-86, we recognized the cost of the SEC Settlement as of December 31, 2003. The cost of the SEC Settlement is classified as Government, class action, and related settlements expense in the consolidated statement of operations for the year ended December 31, 2003 and is included in Government, class action, and related settlements in the consolidated balance sheets.

23.	Securities Litigation Settlement:

On June 24, 2003, the United States District Court for the Northern District of Alabama consolidated a number of separate securities lawsuits filed against us under the caption In re HealthSouth Corp. Securities Litigation, Master Consolidation File No. CV-03-BE-1500-S (the “Consolidated Securities Action”). The Consolidated Securities Action included two prior consolidated cases (In re HealthSouth Corp. Securities Litigation, CV-98-J-2634-S and In re HealthSouth Corp. 2002 Securities Litigation, Consolidated File No. CV-02-BE-2105-S) as well as six lawsuits filed in 2003. Including the cases previously consolidated, the Consolidated Securities Action comprised over 40 separate lawsuits. The court divided the Consolidated Securities Action into two subclasses:

•

Complaints based on purchases of our common stock were grouped under the caption In re HealthSouth Corp. Stockholder Litigation, Consolidated Case No. CV-03-BE-1501-S (the “Stockholder Securities Action”), which

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was further divided into complaints based on purchases of our common stock in the open market (grouped under the caption In re HealthSouth Corp. Stockholder Litigation, Consolidated Case No. CV-03-BE-1501-S) and claims based on the receipt of our common stock in mergers (grouped under the caption HealthSouth Merger Cases, Consolidated Case No. CV-98-2777-S). Although the plaintiffs in the HealthSouth Merger Cases have separate counsel and have filed separate claims, the HealthSouth Merger Cases are otherwise consolidated with the Stockholder Securities Action for all purposes.

•	Complaints based on purchases of our debt securities were grouped under the caption In re HealthSouth Corp. Bondholder Litigation, Consolidated Case No. CV-03-BE-1502-S (the “Bondholder Securities Action”).

On February 22, 2006, we announced that we had reached a global, preliminary settlement with the lead plaintiffs in the Stockholder Securities Action, the Bondholder Securities Action, and the derivative litigation, as well as with our insurance carriers, to settle claims filed in those actions against us and many of our former directors and officers. Under the proposed settlement, claims brought against the settling defendants will be settled for consideration consisting of HealthSouth common stock and warrants valued at approximately $215 million and cash payments by our insurance carriers of $230 million. In addition, we have agreed to give the class 25% of our net recovery from any future judgments won by us or on our behalf against Richard M. Scrushy, our former Chairman and Chief Executive Officer, Ernst & Young LLP, our former auditor, and certain affiliates of UBS Group, our former lead investment banker, none of whom are included in the settlement. The proposed settlement is subject to a number of conditions, including the successful negotiation of definitive documentation and final court approval. The proposed settlement does not include Richard M. Scrushy or any director or officer who has agreed to plead guilty or otherwise been convicted in connection with our former financial reporting activities.

There can be no assurances that a final settlement agreement can be reached or that the proposed settlement will receive the required court approval. We recorded a charge of $215 million as Government, class action, and related settlements expense in our 2005 consolidated statement of operations. The corresponding liability is included in Current portion of government, class action, and related settlements in our consolidated balance sheet as of December 31, 2005. The charge for the settlement will be revised in future periods to reflect additional changes in the fair value of the common stock and warrants until they are issued.

24.	Contingencies and Other Commitments:

Significant Legal Proceedings—

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been and can be expected to be instituted or asserted against us. The resolution of any such lawsuits, claims or legal and regulatory proceedings could materially and adversely affect our results of operations and financial position in a given period.

Investigations and Proceedings Commenced by the SEC, the Department of Justice, and Other Governmental Authorities—

In September 2002, the SEC notified us that it was conducting an investigation of trading in our securities that occurred prior to an August 27, 2002 press release concerning the impact of new Medicare billing guidance on our expected earnings. On February 5, 2003, the United States District Court for the Northern District of Alabama issued a subpoena requiring us to provide various documents in connection with a criminal investigation of us and certain of our directors, officers, and employees being conducted by the United States Attorney for the Northern District of Alabama. On March 18, 2003, agents from the Federal Bureau of Investigation (the “FBI”) executed a search warrant at our headquarters in connection with the United States Attorney’s investigation and were provided access to a number of financial records and other materials. The agents simultaneously served a grand jury subpoena on us on behalf of the criminal division of the DOJ. Some of our employees also received subpoenas.

On March 19, 2003, the SEC filed a lawsuit captioned Securities and Exchange Commission v. HealthSouth Corp., et al., CV-03-J-0615-S, in the United States District Court for the Northern District of Alabama. The complaint alleges that we overstated earnings by at least $1.4 billion since 1999, and that this overstatement occurred because our then-Chairman and Chief Executive Officer, Richard M. Scrushy, insisted that we meet or exceed earnings expectations established by Wall Street analysts.

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The SEC states in its complaint that our actions and those of Mr. Scrushy violated and/or aided and abetted violations of the antifraud, reporting, books-and-records, and internal controls provisions of the federal securities laws. Specifically, the SEC charged us with violations of Section 17(a) of the Securities Act of 1933 (the “Securities Act”) and Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934 (the “Exchange Act”), and Exchange Act Rules 10b-5, 12b-20, 13a-1, and 13a-13. The SEC sought a permanent injunction against us, civil money penalties, disgorgement of ill-gotten gains and losses avoided, as well as prejudgment interest. On March 19, 2003, we consented to the entry of an order by the court that (1) required us to place in escrow all extraordinary payments (whether compensation or otherwise) to our directors, officers, partners, controlling persons, agents, and employees, (2) prohibited us and our employees from destroying documents relating to our financial activities and/or the allegations in the SEC’s lawsuit against us and Mr. Scrushy, and (3) provided for expedited discovery in the lawsuit brought by the SEC.

As discussed in greater detail in Note 22, SEC Settlement, on June 6, 2005, the SEC approved the SEC Settlement with us relating to this lawsuit. Under the terms of the SEC Settlement, we have agreed, without admitting or denying the SEC’s allegations, to be enjoined from future violations of certain provisions of the securities laws. We have also agreed to pay a $100 million civil penalty and disgorgement of $100 to the SEC in installments over two years, beginning in the fourth quarter of 2005. We consented to the entry of a final judgment (which judgment was entered by the United States District Court for the Northern District of Alabama, Southern Division) to implement the terms of the SEC Settlement. Mr. Scrushy remains a defendant in the lawsuit.

On November 4, 2003, Mr. Scrushy was charged in federal court on 85 counts of wrongdoing in connection with his actions while employed by us. A superseding indictment of 58 counts, released on September 29, 2004, added charges of obstruction of justice and perjury while consolidating and eliminating some of the 85 counts of conspiracy, mail fraud, wire fraud, securities fraud, false statements, false certifications, and money laundering that were previously charged. The superseding indictment sought the forfeiture of $278 million in property from Mr. Scrushy allegedly derived from his offenses. Mr. Scrushy was acquitted on June 28, 2005.

On April 10, 2003, the DOJ’s civil division notified us that it was expanding its investigation (which began with the lawsuit United States ex rel. Devage v. HealthSouth Corp., et al., C.A. No. SA-98-EA-0372-FV, filed in the United States District Court for the Western District of Texas) into allegations of fraud associated with Medicare cost reports submitted by us for fiscal years 1995 through 2002. We subsequently received subpoenas from the Office of Inspector General (the “HHS-OIG”) of the United States Department of Health and Human Services (“HHS”) and requests from the DOJ’s civil division for documents and other information regarding this investigation. As described in Note 21, Medicare Program Settlement, on December 30, 2004, we announced that we had entered into a global settlement agreement with the DOJ’s civil division and other parties to resolve the primary claims made in the Devage litigation, although the DOJ continues to review certain other matters, including self-disclosures made by us to the HHS-OIG. The total financial impact of the global settlement is approximately $347.7 million, which, in accordance with FASB Statement No. 5, we recognized as a settlement expense in 2002.

In the summer of 2003, we discovered certain irregular payments made to a foreign official under a consulting agreement entered into in connection with an October 2000 agreement between us and the Sultan Bin Abdul Aziz Foundation to manage an inpatient rehabilitation hospital in Riyadh, Saudi Arabia. We notified the DOJ immediately, and we cooperated fully with the investigation. One former executive pled guilty to charges of wire fraud in connection with the irregular payments, and another former executive pled guilty to charges of making a false statement to government investigators in connection with the investigation. Two additional former executives were acquitted by a jury of charges that they participated in the fraud. We terminated the October 2000 agreement and entered into a new agreement, effective January 1, 2004, to manage the Riyadh facility. Effective October 2004, we terminated our relationship with the Sultan Bin Abdul Aziz Foundation and the Riyadh facility entirely.

Many of our former officers, including all five of our former chief financial officers, have pleaded guilty to federal criminal charges filed in connection with the investigations described above. These individuals pled guilty to a variety of charges, including securities fraud, accounting fraud, filing false tax returns, making a false statement to governmental authorities, falsifying books and accounts, wire fraud, conspiracy, and falsely certifying financial information to the SEC. One former executive was convicted on November 18, 2005 of criminal charges filed in connection with the accounting fraud investigation.

On October 26, 2005, a federal grand jury issued a superseding indictment against Richard M. Scrushy, former Alabama Governor Don Siegelman, and others, in which Mr. Scrushy is charged with three counts of bribery and mail fraud. We are cooperating with the Office of the United States Attorney on that matter.

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Notes to Consolidated Financial Statements

Securities Litigation—

See Note 23, Securities Litigation Settlement, for discussion of a global, preliminary settlement with the lead plaintiffs in certain securities actions.

On March 17, 2004, an individual securities fraud action captioned Amalgamated Gadget, L.P. v. HealthSouth Corp., 4-04CV-198-A, was filed in the United States District Court for the Northern District of Texas. The complaint made allegations similar to those in the Consolidated Securities Action and asserted claims under the federal securities laws and Texas state law based on the plaintiff’s purchase of $24 million in face amount of 3.25% convertible debentures. The court denied our motion to transfer the action to the United States District Court for the Northern District of Alabama, and also denied our motion to dismiss. This action has been settled by the agreement of the parties and dismissed with prejudice. The cost of the settlement is included in Other current liabilities in the consolidated balance sheet as of December 31, 2003 and Government, class action, and related settlements expense in the consolidated statement of operations for the year ended December 31, 2003. The settlement did not have a material effect on our financial position, results of operations, or cash flows.

On November 24, 2004, an individual securities fraud action captioned Burke v. HealthSouth Corp., et al., 04-B-2451 (OES), was filed in the United States District Court of Colorado against us, some of our former directors and officers, and our former auditor. The complaint makes allegations similar to those in the Consolidated Securities Action and asserts claims under the federal securities laws and Colorado state law based on plaintiff’s alleged receipt of unexercised options and his open-market purchases of our stock. By order dated May 3, 2005, the action was transferred to the United States District Court for the Northern District of Alabama, where it remains pending. We intend to vigorously defend ourselves in this case. At this time, based on the stage of litigation, and review of the current facts and circumstances, we are unable to determine an amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this case or whether any resultant liability would have a material adverse effect on our financial position, results of operations, or cash flows.

Derivative Litigation—

Between 1998 and 2004, a number of lawsuits purporting to be derivative actions (i.e., lawsuits filed by shareholder plaintiffs on our behalf) were filed in several jurisdictions, including the Circuit Court for Jefferson County, Alabama, the Delaware Court of Chancery, and the United States District Court for the Northern District of Alabama. Most of these lawsuits have been consolidated as described below:

•	All derivative complaints filed in the Circuit Court of Jefferson County, Alabama since 2002 have been consolidated and stayed in favor of the first-filed action captioned Tucker v. Scrushy, No. CV-02-5212, filed August 28, 2002. The Tucker complaint names as defendants a number of former HealthSouth officers and directors. Tucker also asserts claims on our behalf against Ernst & Young LLP, UBS Group, UBS Investment Bank, and UBS Securities, LLC, as well as against MedCenterDirect.com, Source Medical Solutions, Inc., Capstone Capital Corp., Healthcare Realty Trust, and G.G. Enterprises.

•	Two derivative lawsuits filed in the United States District Court for the Northern District of Alabama were consolidated under the caption In re HealthSouth Corp. Derivative Litigation, CV-02-BE-2565. The court stayed further action in this federal consolidated action in deference to litigation filed in state courts in Alabama and Delaware.

•	Two derivative lawsuits filed in the Delaware Court of Chancery were consolidated under the caption In re HealthSouth Corp. Shareholders Litigation, Consolidated Case No. 19896. Plaintiffs’ counsel in this litigation and in Tucker agreed to litigate all claims asserted in those lawsuits in the Tucker litigation, except for claims relating to an agreement to retire a HealthSouth loan to Richard M. Scrushy with shares of our stock (the “Buyback Claim”). On November 24, 2003, the court granted the plaintiffs’ motion for summary judgment on the Buyback Claim and rescinded the retirement of Scrushy’s loan. The court’s judgment was affirmed on appeal. We have collected a judgment of $12.5 million, net of attorneys’ fees awarded by the court. The plaintiffs’ remaining claims are being litigated in Tucker.

When originally filed, the primary allegations in the Tucker case involved self-dealing by Richard M. Scrushy and other insiders through transactions with various entities allegedly controlled by Mr. Scrushy. The complaint was amended four times to add additional defendants and include claims of accounting fraud, improper Medicare billing practices, and additional self-dealing transactions. On September 7, 2005, the Alabama Circuit Court ordered the parties to participate in mediation.

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On January 3, 2006, the Alabama Circuit Court in the Tucker case granted the plaintiff’s motion for summary judgment against Mr. Scrushy on a claim for the restitution of incentive bonuses Scrushy received for years 1996 through 2002. Including pre-judgment interest, the court’s total award was approximately $48 million. The judgment does not resolve other claims brought by the plaintiff against Scrushy, which remain pending. On February 8, 2006, the Alabama Supreme Court stayed execution on the judgment and ordered briefing on whether or not the Alabama Circuit Court’s order was appropriate for certification as a final appealable order pursuant to Rule 54(b).

The plaintiffs in the Tucker action have reached a preliminary agreement in principle to settle their claims against many of our former directors and officers for $100 million in cash. This settlement amount is to be paid by our insurance carriers, and will be included in the aggregate cash payment of $230 million that is part of the proposed settlement of the Consolidated Securities Action. We are continuing to negotiate the other terms of a settlement with the other parties to this agreement; however, there can be no assurance that a final settlement agreement will be reached or that the proposed settlement will receive the required court approval.

We intend to continue to vigorously defend ourselves in Tucker. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to determine our likelihood of prevailing in Tucker, or any financial impact that may result from an adverse judgment in Tucker if the proposed settlement is not finalized or approved by the court.

On September 8, 2003, a derivative lawsuit captioned Teachers Retirement Sys. of Louisiana v. Scrushy, C.A. No. 20529-NC, was filed in the Delaware Court of Chancery. The complaint contains allegations similar to those made in the Tucker case, class claims, as well as a request for relief seeking an order compelling us to hold an annual meeting of stockholders. On December 2, 2003, we announced a settlement of the plaintiff’s claims seeking an annual meeting of stockholders. The Court of Chancery has stayed the remaining claims in favor of earlier-filed litigation in Alabama. This case was not consolidated with In re HealthSouth Corp. Shareholders Litigation.

On November 19, 2004, a derivative lawsuit captioned Campbell v. HealthSouth Corp., Scrushy, et al., CV-04-6985, was filed in Circuit Court of Jefferson County, Alabama, alleging that we wrongfully refused to file with the IRS refund requests for overpayment of taxes and seeking an order allowing the plaintiff to file claims for refund of excess tax paid by us. This suit was filed just prior to the voluntary dismissal of a similar suit brought by the same plaintiff in the United States District Court for the Northern District of Alabama. On August 23, 2005, the court granted our motion to dismiss without prejudice.

Litigation by and Against Former Independent Auditors—

On March 18, 2005, Ernst & Young LLP filed a lawsuit captioned Ernst & Young LLP v. HealthSouth Corp., CV-05-1618, in the Circuit Court of Jefferson County, Alabama. The complaint asserts that the filing of the claims against us was for the purpose of suspending any statute of limitations applicable to those claims. The complaint alleges that we provided Ernst & Young LLP with fraudulent management representation letters, financial statements, invoices, bank reconciliations, and journal entries in an effort to conceal accounting fraud. Ernst & Young LLP claims that as a result of our actions, Ernst & Young LLP’s reputation has been injured and it has and will incur damages, expense, and legal fees. Ernst & Young LLP seeks recoupment and setoff of any recovery against Ernst & Young LLP in the Tucker case, as well as litigation fees and expenses, damages for loss of business and injury to reputation, and such other relief to which it may be entitled. On April 1, 2005, we answered Ernst & Young LLP’s claims and asserted counterclaims alleging, among other things, that from 1996 through 2002, when Ernst & Young LLP served as our independent auditor, Ernst & Young LLP acted recklessly and with gross negligence in performing its duties, and specifically that Ernst & Young LLP failed to perform reviews and audits of our financial statements with due professional care as required by law and by its contractual agreements with us. Our counterclaims further allege that Ernst & Young LLP either knew of or, in the exercise of due care, should have discovered and investigated the fraudulent and improper accounting practices being directed by Richard M. Scrushy and certain other officers and employees, and should have reported them to our board of directors and the Audit Committee. The counterclaims seek compensatory and punitive damages, disgorgement of fees received from us by Ernst & Young LLP, and attorneys’ fees and costs. We intend to vigorously defend ourselves in this case. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this case.

ERISA Litigation—

In 2003, six lawsuits were filed in the United States District Court for the Northern District of Alabama against us and some of our current and former officers and directors alleging breaches of fiduciary duties in connection with the

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administration of our Employee Stock Benefit Plan (the “ESOP”). These lawsuits have been consolidated under the caption In re HealthSouth Corp. ERISA Litigation, Consolidated Case No. CV-03-BE-1700-S (the “ERISA Action”). The plaintiffs filed a consolidated complaint on December 19, 2003 that alleges, generally, that fiduciaries to the ESOP breached their duties to loyally and prudently manage and administer the ESOP and its assets in violation of sections 404 and 405 of Employee Retirement Income Security Act of 1974 (“ERISA”), by failing to monitor the administration of the ESOP, failing to diversify the portfolio held by the ESOP, and failing to provide other fiduciaries with material information about the ESOP. The plaintiffs seek actual damages including losses suffered by the plan, imposition of a constructive trust, equitable and injunctive relief against further alleged violations of ERISA, costs pursuant to 29 U.S.C. § 1132(g), and attorneys’ fees. The plaintiffs also seek damages related to losses under the plan as a result of alleged imprudent investment of plan assets, restoration of any profits made by the defendants through use of plan assets, and restoration of profits that the plan would have made if the defendants had fulfilled their fiduciary obligations. Pursuant to an Amended Class Action Settlement Agreement entered into on March 6, 2006, all parties have agreed to a global settlement of the claims in the ERISA Action. Under the terms of this settlement, Michael Martin, a former chief financial officer of the company, will contribute $350,000 to resolve claims against him, Richard Scrushy, former chief executive officer of the company, and our insurance carriers will contribute $3.5 million to resolve claims against him, and HealthSouth and its insurance carriers will contribute $25 million to settle claims against all remaining defendants, including HealthSouth. In addition, if we recover any or all of the judgment against Mr. Scrushy for the restitution of incentive bonuses paid to him during 1996 through 2002, we will contribute the first $1 million recovered to the class in the ERISA Action. There can be no assurance that the settlement will be approved by an independent fiduciary appointed to review the settlement on behalf of the ESOP or that the settlement will receive the required court approval.

We intend to continue to vigorously defend ourselves in these cases. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to determine our likelihood of prevailing in these cases, or any financial impact that may result from an adverse judgment in these cases if the proposed settlement is not finalized or approved by the court.

Insurance Coverage Litigation—

In 2003, approximately 14 insurance companies filed complaints in state and federal courts in Alabama, Delaware, and Georgia alleging that the insurance policies issued by those companies to us and/or some of our directors and officers should be rescinded on grounds of fraudulent inducement. The complaints also seek a declaration that we and/or some of our current and former directors and officers are not covered under various insurance policies. These lawsuits challenge the majority of our director and officer liability policies, including our primary director and officer liability policy in effect for the claims at issue. Actions filed by insurance companies in the United States District Court for the Northern District of Alabama were consolidated for pretrial and discovery purposes under the caption In re HealthSouth Corp. Insurance Litigation, Consolidated Case No. CV-03-BE-1139-S. Four lawsuits filed by insurance companies in the Circuit Court of Jefferson County, Alabama have been consolidated with the Tucker case for discovery and other pretrial purposes. Cases related to insurance coverage that were filed in Georgia and Delaware have been dismissed. We have filed counterclaims against a number of the plaintiffs in these cases alleging, among other things, bad faith for wrongful failure to provide coverage.

On February 22, 2006, we announced that we had reached a preliminary agreement in principle with our insurance carriers to resolve our claims against each other. In the proposed settlement, the carriers will contribute $230 million in cash toward the settlement of both the Consolidated Securities Action and the Tucker derivative litigation. However, there can be no assurances that a final settlement agreement can be reached.

We intend to continue to vigorously defend ourselves in these cases. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to determine our likelihood of prevailing in these cases, or any financial impact that may result from an adverse judgment in these cases if the proposed settlement is not finalized or approved by the court.

Litigation by and Against Richard M. Scrushy—

Richard M. Scrushy filed two lawsuits against us in the Delaware Court of Chancery. One lawsuit, captioned Scrushy v. HealthSouth Corp., C.A. No. 20357-NC, filed on June 10, 2003, sought indemnification and advancement of Mr. Scrushy’s legal fees. The other lawsuit, captioned Scrushy v. Gordon, et al., C.A. No. 20375, filed June 16, 2003, named us and our then-current directors as defendants and petitioned the court to enjoin the defendants from excluding Mr. Scrushy from board meetings and from conducting the business of HealthSouth exclusively through the meetings of the Special Committee. The

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second lawsuit also sought access to certain information, including meetings of the Special Committee. Both lawsuits were voluntarily dismissed without prejudice.

On December 9, 2005, Richard M. Scrushy filed a new complaint in the Circuit Court of Jefferson County, Alabama, captioned Scrushy v. HealthSouth, CV-05-7364. The complaint alleges that, as a result of Mr. Scrushy’s removal from the position of CEO in March 2003, we owe him “in excess of $70 million” pursuant to an employment agreement dated as of September 17, 2002. We have answered the complaint and filed counterclaims against Mr. Scrushy.

In addition, on or about December 19, 2005, Mr. Scrushy filed a demand for arbitration with the American Arbitration Association, supposedly pursuant to an indemnity agreement with us. The arbitration demand seeks to require us to pay expenses which he estimates exceed $31 million incurred by Mr. Scrushy, including attorneys’ fees, in connection with the defense of criminal fraud claims against him and in connection with a preliminary hearing in the SEC litigation.

In our counterclaim filed in the Alabama Circuit Court action, we have asked the court to prohibit Mr. Scrushy from having his claims resolved in arbitration, as opposed to a jury trial. After hearings on January 4, 2006 and January 23, 2006, the Alabama Circuit Court denied our motion to stay and enjoin the arbitration. However, the court ordered Mr. Scrushy to terminate the arbitration and withdraw his demand for arbitration, but left him the option of beginning arbitration at a later date on further order of the court. The court also granted Scrushy the right to petition the court to lift the stay after pre-trial discovery had occurred in the court proceeding between us and Mr. Scrushy.

On or about February 6, 2006, Mr. Scrushy filed a motion with the Alabama Supreme Court asking it to direct the Alabama Circuit Court to vacate its order requiring Mr. Scrushy to withdraw his arbitration demand, and to direct the Alabama Circuit Court to dismiss our counterclaim for a declaratory judgment and end “any further exercise of jurisdiction over this arbitration matter.” Mr. Scrushy’s motion is still pending.

We intend to vigorously defend ourselves in this case. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this case.

Litigation by Other Former Officers—

On August 22, 2003, Anthony Tanner, our former Secretary and Executive Vice President—Administration, filed a petition in the Circuit Court of Jefferson County, Alabama, captioned In re Tanner, CV-03-5378, seeking permission to obtain certain information through the discovery process prior to filing a lawsuit. That petition was voluntarily dismissed with prejudice on August 11, 2004. On December 29, 2004, Mr. Tanner filed a lawsuit in the Circuit Court of Jefferson County, Alabama, captioned Tanner v. HealthSouth Corp., CV-04-7715, alleging that we breached his employment contract by failing to pay certain retirement benefits. The complaint requests damages, a declaratory judgment, and a preliminary injunction to require payment of past due amounts under the contract and reinstatement of the claimed retirement benefits. The parties have agreed to settle this case. The settlement will not have a material effect on our financial position, results of operations, or cash flows.

On December 23, 2003, Jason Hervey, one of our former officers, filed a lawsuit captioned Hervey v. HealthSouth Corp., et al., CV-03-8031, in the Circuit Court of Jefferson County, Alabama. The complaint sought compensatory and punitive damages in connection with our alleged breach of his employment contract. We settled this lawsuit in 2005. The settlement did not have a material effect on our financial position, results of operations, or cash flows.

Litigation Against Former Officers—

On June 10, 2004, we filed a collection action in the Circuit Court of Jefferson County, Alabama, captioned HealthSouth Corp. v. James Goodreau, CV-04-3619, to collect unpaid loans in the original principal amount of $55,500 that we made to James A. Goodreau, our former Director of Corporate Security, while he was a HealthSouth employee. Mr. Goodreau has asserted counterclaims against us seeking monetary damages in an unspecified amount and equitable relief based upon his contention that he was promised lifetime employment with us by Mr. Scrushy. This case is still pending. We intend to vigorously defend ourselves against the counterclaims alleged by Mr. Goodreau. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount or range of possible gain or loss that might result from a judgment or a settlement of this case.

On August 30, 2004, we filed a collection action in the United States District Court for the Northern District of Alabama, captioned HealthSouth Corp. v. Daniel J. Riviere, CV-04-CO-2592-S, to collect unpaid loans in the original

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principal amount of $3,163,421 that we made to Daniel J. Riviere, our former President—Ambulatory Services Division, while he was a HealthSouth employee. Mr. Riviere filed a six-count counterclaim against us on April 5, 2005 seeking (1) severance benefits exceeding $2 million under a written employment agreement dated March 18, 2003, (2) a declaratory judgment that the noncompete clause in his employment agreement is void, (3) damages in an unspecified amount based on stock allegedly purchased and held by him in reliance on misrepresentations made by Richard M. Scrushy, (4) $500,000 in lost profits based allegedly on us forcing him to sell shares of our common stock after he was terminated, (5) damages in an unspecified amount based on our alleged conversion of the cash value of certain insurance policies after his termination, and (6) set off of any award from his counterclaim against unpaid loans we made to him. On April 5, 2005, Mr. Riviere commenced a Chapter 7 bankruptcy case in the U.S. Bankruptcy Court for the Northern District of Florida, Case No. 05-30718-LMK, and this lawsuit is stayed pending resolution of the bankruptcy proceedings. We entered into a settlement agreement with Mr. Riviere and his bankruptcy trustee settling the disputes made the subject of the lawsuit. Pursuant to the settlement agreement, Mr. Riviere has agreed to pay us $1.5 million, plus accrued interest at 6% per annum, within three years. The settlement was approved by the bankruptcy court on November 8, 2005.

On July 28, 2005, we filed a collection action in the Circuit Court of Jefferson County, Alabama captioned HealthSouth Corp. v. William T. Owens, CV-05-4420, to collect unpaid loans in the original principal amount of approximately $1.0 million that we made to William T. Owens, our former Chief Financial Officer, while he was a HealthSouth employee. On March 16, 2006, the trial court granted from the bench our motion for summary judgment against Mr. Owens for the balance of the outstanding company loans, plus attorneys’ fees, and a written order to that effect should be issued shortly.

Litigation by Former Medical Director—

On April 5, 2001, Helen M. Schilling, one of our former medical directors, filed a lawsuit captioned Helen M. Schilling, M.D. v. North Houston Rehabilitation Associates d/b/a HealthSouth Houston Rehabilitation Institute, Romano Rehabilitation Hospital, Inc. and Anne Leon, Cause No. 01-04-02243-CV, in the 410th Judicial District Court of Montgomery County, Texas. The plaintiff claimed, among other things, that we wrongfully terminated her medical director agreement. On November 5, 2003, after a jury trial, the court entered a final judgment awarding the plaintiff $465,000 in compensatory damages and $865,000 in exemplary damages. We appealed the judgment and settled the case while on appeal in 2005. The settlement did not have a material effect on our financial position, results of operations, or cash flows.

Certain Regulatory Actions—

The False Claims Act, 18 U.S.C. § 287, allows private citizens, called “relators,” to institute civil proceedings alleging violations of the False Claims Act. These so-called qui tam, or “whistleblower,” cases are sealed by the court at the time of filing. The only parties privy to the information contained in the complaint are the relator, the federal government, and the presiding court. We recently settled one qui tam lawsuit, Devage, which is discussed in Note 21, Medicare Program Settlement. We are aware of one other qui tam lawsuit, Mathews, which is discussed below. It is possible that additional qui tam lawsuits have been filed against us and that we are unaware of such filings or have been ordered by the presiding court not to discuss or disclose the filing of such lawsuits. Thus, we may be subject to liability exposure under one or more undisclosed qui tam cases brought pursuant to the False Claims Act.

On April 1, 1999, a plaintiff relator filed a lawsuit captioned United States ex rel. Mathews v. Alexandria Rehabilitation Hospital, CV-99-0604, in the United States District Court for the Western District of Louisiana. On February 29, 2000, the United States elected not to intervene in the lawsuit. The complaint alleged, among other things, that we filed fraudulent reimbursement claims under the Medicare program on a nationwide basis. The district court dismissed the False Claims Act allegations of two successive amended complaints. However, the district court’s dismissal of the third amended complaint with prejudice was partially reversed by the United States Court of Appeals for the Fifth Circuit on October 22, 2002. The case was remanded to the district court, and our subsequent motion to dismiss was denied on February 21, 2004. The case is currently in the discovery stage on False Claims Act allegations concerning one HealthSouth facility during a specific timeframe. We intend to vigorously defend ourselves against the claims alleged by the plaintiff relator. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this case.

Americans with Disabilities Act Litigation—

On April 19, 2001 a nationwide class action now captioned Michael Yelapi, et al. v. St. Petersburg Surgery Center, et al., Case No: 8:01-CV-787-T-17EAJ, was filed in the United States District Court for the Middle District of Florida alleging

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violations of the Americans with Disabilities Act, 42 U.S.C. § 12181, et seq. (the “ADA”) and the Rehabilitation Act of 1973, 92 U.S.C. § 792 et seq. (the “Rehabilitation Act”) at our facilities. The complaint alleges violations of the ADA and Rehabilitation Act for the purported failure to remove barriers and provide accessibility to our facilities, including reception and admitting areas, signage, restrooms, phones, paths of access, elevators, treatment and changing rooms, parking, and door hardware. As a result of these alleged violations, the plaintiffs sought an injunction ordering that we make necessary modifications to achieve compliance with the ADA and the Rehabilitation Act, as well as attorneys’ fees. We have entered into a settlement agreement with the plaintiffs that provides for inspection of our facilities and requires us to correct any deficiencies under the ADA and the Rehabilitation Act. The settlement agreement was approved by the court on December 29, 2005. The settlement did not have a material effect on our financial position, results of operations, or cash flows.

General Medicine, P.C. and Meadowbrook Actions—

Pursuant to a Plan and Agreement of Merger dated February 17, 1997, Horizon/CMS Healthcare Corporation (“Horizon/CMS”) became a wholly owned subsidiary of HealthSouth Corporation. At the time of the merger, there was pending against Horizon/CMS in the United States District Court for the Eastern District of Michigan a lawsuit captioned General Medicine, P.C. v. Horizon/CMS Healthcare Corporation, CV-96-72624 (the “Michigan Action”). The complaint in the Michigan Action alleged that Horizon/CMS wrongfully terminated a contract with General Medicine, P.C. (“General Medicine”) for the provision of medical directorship services to long-term care facilities owned and/or operated by Horizon/CMS. Effective December 31, 2001, while the Michigan Action was pending, we sold all of our stock in Horizon/CMS to Meadowbrook pursuant to a Stock Purchase Agreement dated November 2, 2001. Pursuant to the Stock Purchase Agreement, Meadowbrook agreed to indemnify us against losses arising out of the historic and ongoing operations of Horizon/CMS. The Michigan Action was disclosed to Meadowbrook in the Stock Purchase Agreement.

On April 21, 2004, Meadowbrook and Horizon/CMS entered into a settlement agreement with General Medicine in connection with the Michigan Action. Pursuant to the settlement agreement, Horizon/CMS consented to the entry of a final judgment in the amount of $376 million in favor of General Medicine in the Michigan Action on May 3, 2004 (the “Consent Judgment”). The settlement agreement between the parties provides that, with the exception of $0.3 million paid by Meadowbrook, the Consent Judgment may only be collected from us. At the time of the Consent Judgment, we had no ownership or other interest in Horizon/CMS.

On August 16, 2004, General Medicine filed a lawsuit captioned General Medicine, P.C. v. HealthSouth Corp., CV-04-958, in the Circuit Court of Shelby County, Alabama, seeking to recover the unpaid amount of the Consent Judgment from us. The complaint alleges that while Horizon/CMS was a wholly-owned subsidiary of HealthSouth Corporation and General Medicine was an existing creditor of Horizon/CMS, we caused Horizon/CMS to transfer assets to us thereby rendering Horizon/CMS insolvent and unable to pay its creditors. The complaint asserts that these transfers were made for less than a reasonably equivalent value and/or with the actual intent to defraud creditors of Horizon/CMS, including General Medicine, in violation of the Alabama Uniform Fraudulent Transfer Act. General Medicine’s complaint requests relief including the avoidance of the subject transfers of assets, attachment of the assets transferred to us, appointment of a receiver over the transferred properties, and a monetary judgment for the value of properties transferred. We have filed an answer denying that we have any liability to General Medicine.

On October 6, 2004, Meadowbrook filed a declaratory judgment action against us in the Circuit Court of Shelby County, Alabama, captioned Meadowbrook Healthcare Corporation v. HealthSouth Corp., CV-04-1131, seeking a declaration that it is not contractually obligated to indemnify us against General Medicine’s complaint.

On February 28, 2005, the General Medicine case was transferred to the Circuit Court of Jefferson County, Alabama, and assigned case number CV-05-1483. On May 9, 2005, the Meadowbrook case was transferred to the Circuit Court of Jefferson County, Alabama, and assigned case number CV-05-3042.

On July 26, 2005, we filed an Answer and Verified Counterclaim for Injunctive and Other Relief in the Meadowbrook case seeking a judgment requiring Meadowbrook to indemnify us against the claims asserted by General Medicine in its complaint and other relief based upon legal and equitable theories. In August of 2005, both sides filed motions for summary judgment in the Meadowbrook case based upon the express language of the indemnification provision in the Stock Purchase Agreement. On November 15, 2005, the court entered a final order determining that Meadowbrook is not contractually obligated under the Stock Purchase Agreement to indemnify us against the claims asserted by General Medicine in its complaint. The final order did not adjudicate our equitable claims against Meadowbrook which, if successful, would require Meadowbrook to pay our liability, if any, to General Medicine. On December 21, 2005, we filed an appeal of the court’s

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

ruling that Meadowbrook has no contractual obligation to indemnify us under the Stock Purchase Agreement, captioned HealthSouth Corporation vs. Meadowbrook Healthcare, Inc., appeal no. 1050406 in the Supreme Court of Alabama.

On December 9, 2005, we filed a Motion to Consolidate the Meadowbrook case and the General Medicine case. On January 26, 2006, the court entered an order consolidating the two cases for purposes of discovery and pre-trial matters.

On December 9, 2005, we filed a First Amended Counterclaim asserting counterclaims against Meadowbrook, General Medicine and Horizon/CMS for fraud, injurious falsehood, tortious interference with business relations, bad faith, conspiracy, unjust enrichment, and other causes of action. The First Amended Counterclaim alleges that the Consent Judgment is the product of fraud, collusion and bad faith by Meadowbrook, General Medicine and Horizon/CMS and, further, that these parties are guilty of a conspiracy to manufacture a lawsuit against HealthSouth in favor of General Medicine and to divert the assets of Horizon/CMS to Meadowbrook and away from creditors, including HealthSouth.

We intend to vigorously defend ourselves against the claims alleged by the plaintiffs. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this case.

For additional information about Meadowbrook, see Note 20, Related Party Transactions.

Massachusetts Real Estate Actions—

On February 3, 2003, HRPT Properties Trust (“HRPT”) filed a lawsuit against Senior Residential Care/North Andover, Limited Partnership (“SRC”) in the Land Court for the Commonwealth of Massachusetts captioned HRPT Properties Trust v. Senior Residential Care/North Andover, Limited Partnership, Misc. Case No. 287313, in which it claimed an ownership interest in certain parcels of real estate in North Andover, Massachusetts and alleged that SRC unlawfully occupied and made use of those properties. On March 17, 2003, we (and our subsidiary, Greenery Securities Corp.) moved to intervene in this case claiming ownership of the disputed property pursuant to an agreement that involved the conveyance of five nursing homes. We seek to effect a transfer of title to the disputed property by HRPT to us or our nominee.

On April 16, 2003, Senior Housing Properties Trust (“SNH”) and its wholly owned subsidiary, HRES1 Properties Trust (“HRES1”), filed a lawsuit against us in Land Court for the Commonwealth of Massachusetts captioned Senior Housing Properties Trust and HRES1 Properties Trust v. HealthSouth Corporation, Misc. Case No 289182, seeking reformation of a lease pursuant to which we, through subsidiaries, operate the Braintree Rehabilitation Hospital in Braintree, Massachusetts and the New England Rehabilitation Hospital in Woburn, Massachusetts. HRES1 and SNH allege that certain of our representatives made false statements regarding our financial position, thereby inducing HRES1 to enter into lease terms and other arrangements to which it would not have otherwise agreed. HRES1 and SNH have since amended their complaint to add claims for rescission and damages for fraud. HRES1 and SNH seek to reform the lease to increase the annual rent from $8.7 million to $10.3 million, to increase the repurchase option price at the end of the lease term to $80.3 million from $40 million, and to change the lease term to expire on January 1, 2006 instead of December 31, 2011. We filed an answer to the complaint and amended complaint denying the allegations, and we asserted claims against HRPT and counterclaims against SNH and HRES1 for breach of contract, reformation, and fraud based on the failure to convey title to the property in North Andover. We also seek damages incurred as a result of that failure to convey. The two actions in the Land Court have been consolidated for all purposes.

On May 13, 2005, the Land Court ruled that we are entitled to a jury trial in the consolidated cases. SNH, HRES1, and HRPT have taken an interlocutory appeal from this order, and argument before the Massachusetts Supreme Judicial Court was held on March 7, 2006. The Supreme Judicial Court has not issued its order as of the date of this report. The consolidated Land Court cases have been stayed pending disposition of the appeal. The parties were still in the discovery phase of the proceedings at the time the stay came into effect. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of the consolidated cases.

In a related action, on November 2, 2004, we filed a lawsuit in the Commonwealth of Massachusetts, Middlesex County Superior Court, captioned HealthSouth Corporation v. HRES1 Properties Trust, Case No 04-4345, in response to our receipt of a notice from HRES1 purporting to terminate our lease governing the Braintree Rehabilitation Hospital in Braintree, Massachusetts and the New England Rehabilitation Hospital in Woburn, Massachusetts due to our alleged failure to furnish quarterly and annual financial information pursuant to the terms of the lease. In the lawsuit, we seek a declaration that we are not in default of our obligations under the lease, as well as an injunction preventing HRES1 from terminating the

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

lease, taking possession of the property on which the hospitals and facilities are located, and assuming or acquiring the hospital businesses and any licenses related thereto. We filed an amended complaint asserting violations of the Massachusetts unfair and deceptive business practices statute and adding HRPT as a party. On November 8, 2004, HRES1 and SNH, its parent, filed a counterclaim seeking a declaration that it lawfully terminated the lease and an order requiring us to use our best efforts to transfer the licenses for the hospitals and to continue to manage the hospitals during the time necessary to effect such transfer.

On September 25, 2005, the Superior Court granted SNH and HRES1’s motion for summary judgment on our requests for declaratory and injunctive relief, ruling that their termination of the lease was valid, and the Court granted HRPT’s motion to dismiss. On September 29, 2005, the Court, at SNH and HRES1’s request, appointed a receiver to hold the “net cash proceeds of operations” of the facilities during the pendency of the litigation.

On November 30 and December 9, 2005, the Court conducted a bench trial on the issues relating to the parties’ relationship post-termination. On January 12, 2006, the Court issued an order accepting HRES1’s construction that: (1) the lease requires us to use our best efforts to accomplish the license transfer while managing the facilities for HRES1’s account; and (2) since October 26, 2004 and until a successor operator assumes control over the facilities, HRES1 is entitled to the net cash proceeds of the hospitals after deducting direct operating expenses and a management fee equal to 5% of net patient revenues. A judgment reflecting this order was entered on January 18, 2006. The judgment required us to pay these amounts for the period from October 26, 2004 through January 18, 2006, within 15 days of the entry of judgment, or February 2, 2006. For future monthly periods, HealthSouth is obligated to pay the net cash proceeds to HRES1 within 15 days of the end of each month. We do not anticipate that these payments will be material to our financial position, results of operations, or cash flows.

On January 24, 2006, we filed a Notice of Appeal from the judgment and all orders encompassed therein, including the order granting SNH and HRES1’s motion for summary judgment on the lease termination issue and their request for the appointment of a receiver. A hearing on the appeal has not yet been scheduled.

On January 31, 2006, the Superior Court denied our request to stay the judgment during the appeal, and, on February 2, 2006, a Single Justice of the Appeals Court also denied our request for a stay. Accordingly, we are cooperating with HRES1 regarding transfer of the licenses. In addition, through December 31, 2005, we have paid HRES1 a total of approximately $4.6 million for the net cash proceeds of the hospitals for the period between October 26, 2004 and December 31, 2005.

Based on the judgment, our 2005 results of operations include only a management fee received from our management of the applicable facilities. We estimate that our net operating revenues and operating earnings were negatively impacted by approximately $111.7 million and $9.0 million, respectively, in 2005 as a result of this lease termination.

SNH, HRES1, and HRPT have recently filed motions seeking to require HealthSouth to pay their attorneys’ fees incurred in the Superior Court litigation. We have opposed these requests. A hearing on these motions is currently scheduled for April 11, 2006.

Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of the consolidated cases.

Other Litigation—

On September 17, 1998, John Darling, who was one of the federal False Claims Act relators in the now-settled Devage case, filed a lawsuit captioned Darling v. HealthSouth Sports Medicine & Rehabilitation, et al., 98-6110-CI-20, in the Circuit Court for Pinellas County, Florida. The complaint alleges that Mr. Darling was injured while receiving physical therapy during a 1996 visit to a HealthSouth outpatient rehabilitation facility in Clearwater, Florida. The complaint was amended in December 2004 to add a punitive damages claim. This amended complaint alleges that fraudulent misrepresentations and omissions by us resulted in the injury to Mr. Darling. The court recently ordered the parties to participate in non-binding arbitration. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or settlement of this case.

We have been named as a defendant in two lawsuits brought by individuals in the Circuit Court of Jefferson County, Alabama, Nichols v. HealthSouth Corp., CV-03-2023, filed March 28, 2003, and Hilsman v. Ernst & Young, HealthSouth Corp., et al., CV-03-7790, filed December 12, 2003. The plaintiffs allege that we, some of our former officers, and our former auditor engaged in a scheme to overstate and misrepresent our earnings and financial position. The plaintiffs seek compensatory and punitive damages. On March 24, 2003, a lawsuit captioned Warren v. HealthSouth Corp., et al., CV-03-

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

5967, was filed in the Circuit Court of Montgomery County, Alabama. The lawsuit, which claims damages for the defendants’ alleged negligence, wantonness, fraud and breach of fiduciary duty, was transferred to the Circuit Court of Jefferson County, Alabama. Each of the lawsuits described in this paragraph has been consolidated with the Tucker case for discovery and other pretrial purposes.

On June 30, 2004, two physical therapy providers in New Jersey filed a class action lawsuit captioned William Weiss Physical Therapy, et al., v. HealthSouth Corporation, et al., Docket No. BER-L-10218-04 (N.J. Super.), in the Superior Court of New Jersey. The nine count complaint alleges certain unfair trade practices in offering physical therapy services in violation of the New Jersey Physical Therapy Licensing Act of 1983. This case has been dismissed with prejudice.

On May 13, 2003, Plano Hospital Investors, Inc. (“Plano”) filed a complaint captioned Plano Hospital Investors, Inc., et al., v. HealthSouth Corp., et al., Cause No. 219-1416-03, in the 219th Judicial District Court of Collin County, Texas. Plano was a limited partner in Collin County Rehab Associates Limited Partnership, a partnership in which we, through wholly owned subsidiaries, are the general partner and hold limited partner interests. Plano alleged that we conducted unauthorized and improper sweeps of partnership funds into a HealthSouth centralized cash management account instead of a partnership account, that we improperly received late partnership distributions, and that the predecessor general partner took a negative capital contribution improperly increasing its interest, and upon the sale of that interest to us, our interest, in the partnership. Effective on or about May 31, 2005, we settled this case and obtained a full and final release of all claims. The settlement did not have a material effect on our financial position, results of operations, or cash flows.

On December 28, 2004, we commenced a collection action in the Circuit Court of Jefferson County, Alabama, captioned HealthSouth Medical Center, Inc. v. Neurological Surgery Associates, P.C., CV-04-7700, to collect unpaid loans in the original principal amount of $275,000 made to Neurological Surgery Associates, P.C. (“NSA”), pursuant to a written Practice Guaranty Agreement. The purpose of the loans was to enable NSA to employ a physician who would bring necessary specialty skills to patients served by both NSA and our acute-care hospital in Birmingham, Alabama. NSA has asserted counterclaims that we breached verbal promises to lease space and employees from NSA, to pay NSA for billing and coding services performed by NSA on behalf of the subject physician-employee, and to pay NSA to manage the subject physician-employee. This case is currently in the discovery phase. We intend to vigorously defend ourselves against these counterclaims. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or settlement of this case.

On April 15, 2004, Klemett L. Belt, Jr. filed a complaint captioned Belt v. HealthSouth Corp., CV-2004-02517, in the Second Judicial District Court of Bernalillo County, New Mexico. Mr. Belt, a former executive officer and director of Horizon/CMS Healthcare Corporation, entered into a Non-Competition and Retirement Agreement with Horizon/CMS Healthcare Corporation that we subsequently assumed in our acquisition of Horizon/CMS Healthcare Corporation pursuant. Mr. Belt alleged in his complaint that he was entitled to retirement benefits, life insurance and, in the event of certain events of default, liquidated damages pursuant to a contractual provision requiring that the life insurance policies be fully paid and permitting Mr. Belt to receive a lump sum cash payment in lieu of certain unpaid retirement benefits. Mr. Belt alleges that we defaulted under the terms of the agreement due to our nonpayment of insurance policy premium payments beginning on December 31, 2003. As a result of our alleged default under the agreement, Mr. Belt sought liquidated damages in lieu of retirement benefits, payment of insurance policy premiums, amounts sufficient to compensate Mr. Belt for excess income taxes, interest, expenses, attorneys’ fees, and such other relief as may be determined by the court. We entered into a settlement agreement with Mr. Belt pursuant to which we must pay certain damages and relinquish our right to receive returned insurance premiums, if any, under a split dollar arrangement. The settlement did not have a material effect on our financial position, results of operations, or cash flows.

On June 2, 2003, Vanderbilt Health Services, Inc. and Vanderbilt University filed a lawsuit captioned Vanderbilt Health Services, Inc. and Vanderbilt University v. HealthSouth Corporation, Case No. 03-1544-III, in the Chancery Court for Davidson County, Tennessee. We are partners with the plaintiffs in a partnership that operates a rehabilitation hospital in Nashville, Tennessee. In the complaint, the plaintiffs allege that we violated the terms of a non-competition provision in the partnership agreement in connection with our purchase of a number of rehabilitation clinics in the Nashville area. Effective as of January 20, 2006, we settled this case and obtained a full and final release of all claims. The settlement did not have a material effect on our financial position, results of operations, or cash flows.

On July 19, 2005, Gary Bellinger filed a pro se complaint captioned Gary Bellinger v. Eric Hanson, d/b/a U.S. Strategies, Inc., Medika Group, Ltd., Laserlife, Inc., & Relife, Inc.; and Richard Scrushy, d/b/a HealthSouth, Case No. 05-06898-B, In the District Court, Dallas County, Texas, 44th Judicial District. Mr. Bellinger claims the defendants violated the terms of a distribution agreement with his company, Laser Bio Therapy, Inc., resulting in that company’s bankruptcy. He has

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

sued for breach of contract, breach of fiduciary duty, and fraud, and claims compensatory damages of $270.0 million and punitive damages of $10.0 million. We filed a Motion to Quash Service of Process because we were not properly named or served. That motion is currently pending before the court. Based on the stage of litigation and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result, if any, from an adverse judgment or settlement of this case.

Litigation Reserves—

In connection with the SEC, securities, and ERISA litigation, we accrued approximately $31.0 million in legal fees as of December 31, 2003 that are included in Government, class action, and related settlements expense in our consolidated statement of operations for the year ended December 31, 2003.

Under our bylaws and certain indemnification agreements, we may have an obligation to indemnify our current and former officers and directors. Although we contest the validity of his claim, Richard M. Scrushy requested that we reimburse him for costs relating to his criminal defense, which he estimates exceed $31 million. We accrued an estimate of these legal fees as of December 31, 2005 and 2004, which is included in Professional fees—reconstruction and restatement in our consolidated statements of operations for the years ended December 31, 2005 and 2004 and Other current liabilities in our consolidated balance sheets as of December 31, 2005 and 2004 in connection with Mr. Scrushy’s claim.

Total accrued legal fees as of December 31, 2005 and 2004 included in Other current liabilities in our consolidated balance sheets approximated $47.6 million and $68.5 million, respectively.

Other Matters—

The reconstruction of our historical financial records has resulted in the restatement of not only our consolidated financial statements, but also the financial statements of certain of our subsidiary partnerships. While the process of communicating the effect of these restatements to the outside partners has begun, we anticipate the process of resolving the partnership issues arising from these restatements will continue through 2006 and beyond. The ultimate resolution of these matters may have a negative impact on our relationships with our partners, or could cause us to incur charges in future periods. As of December 31, 2005, we are unable to determine an amount of potential exposure or financial loss that might result from the ultimate resolution of these issues, or whether such resolution would have a material impact on our consolidated financial statements in future periods.

Other Commitments—

We are a party to service and other contracts in connection with conducting our business. Minimum amounts due under these agreements are $32.1 million in 2006, $24.7 million in 2007, $9.5 million in 2008, $1.9 million in 2009, $1.7 million in 2010, and $23.5 million thereafter. These contracts primarily relate to software licensing and support, telecommunications, equipment maintenance within our diagnostic segment, and medical supplies. The amount due after 2010 represents a 20-year Master License and Services Agreement with IDX Information Systems Corporation, a provider of health information software applications, for their Flowcast and Imagecast/PACS systems for out diagnostic segment. These amounts do not include commitments related to the Digital Hospital, as discussed in Note 5, Property and Equipment.

We also have commitments under severance agreements with former employees. Payments under these agreements for the next five years approximate $1.3 million in 2006, $0.2 million in 2007, $0.2 million in 2008, $0.2 million in 2009, $0.2 million in 2010, and $2.6 million thereafter. Additionally, we expect to pay approximately $0.6 million to Medicare in 2006 relating to certain overpayments received from Medicare in previous years.

25.	Segment Reporting:

Our reportable segments are consistent with how we currently manage the business and view the patients we serve. We have divided our business into operating segments, defined as components of an enterprise about which financial information is available and evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. HealthSouth’s chief operating decision maker is its chief executive officer.

We define segment operating earnings as income before (1) interest income; (2) interest expense and amortization of debt discounts and fees; (3) gain or loss on early extinguishment of debt; (4) gain or loss on sale of investments, and (5) income taxes. We also do not allocate corporate overhead to our operating segments. The chief operating decision maker

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

of HealthSouth uses segment operating earnings as an analytical indicator for purposes of allocating resources to a particular segment and assessing segment performance. Revenues and expenses are measured in accordance with the policies and procedures described in Note 1, Summary of Significant Accounting Policies.

Our internal financial reporting and management structure is focused on the major types of services provided by HealthSouth. The following is a description of our operating segments:

•	Inpatient includes the operations of 93 freestanding IRFs, 10 LTCHs, and 101 outpatient facilities located in IRFs or in satellite facilities near our IRFs. In addition to HealthSouth facilities, our inpatient segment manages 14 inpatient rehabilitation units, 11 outpatient facilities, and 2 gamma knife radiosurgery centers through management contracts. We also provided management services to a rehabilitation hospital in Saudi Arabia until July 2004. However, the contract was not effectively terminated until October 2004.

Our IRFs provide comprehensive services to patients who require intensive institutional rehabilitation care. Inpatient rehabilitation patients typically experience significant physical disabilities due to various conditions, such as head injury, spinal cord injury, stroke, certain orthopedic problems, and neuromuscular disease. Our inpatient rehabilitation facilities provide the medical, nursing, therapy, and ancillary services required to comply with local, state, and federal regulations, as well as accreditation standards of the Joint Commission on Accreditation of Healthcare Organizations (the “JCAHO”). Some facilities are also accredited by the Commission on Accreditation of Rehabilitation Facilities. All of our inpatient rehabilitation facilities utilize an interdisciplinary team approach to the rehabilitation process and involve the patient and family, as well as the payor, in the determination of the goals for the patient. Internal case managers monitor each patient’s progress and provide documentation of patient status, achievement of goals, functional outcomes, and efficiency.

•	Surgery Centers includes the operations of our network of approximately 158 freestanding ambulatory surgery centers and 3 surgical hospitals. Our ambulatory surgery centers provide the facilities and medical support staff necessary for physicians to perform nonemergency surgical procedures in various specialties, such as orthopedic, GI, ophthalmology, plastic, and general surgery. Our typical ambulatory surgery center is a freestanding facility with two to six fully equipped operating and procedure rooms and ancillary areas for reception, preparation, recovery, and administration. To ensure consistent quality of care, each of our surgery centers has a medical advisory committee that implements quality control procedures and reviews the professional credentials of physicians applying for medical staff privileges at the center. In addition, all but a few unique specialty centers are certified by the JCAHO.

•	Outpatient includes the operations of our network of approximately 617 outpatient rehabilitation centers and outpatient facilities owned by other health care providers that we manage. Our outpatient rehabilitation centers offer a range of rehabilitative health care services, including physical therapy and occupational therapy that are tailored to the individual patient’s needs, focusing predominantly on orthopedic, sports-related, work-related, hand and spine injuries, and various neurological/neuromuscular conditions. Outpatient treatments include physical, occupational/hand, and aquatic therapies.

•	Diagnostic includes the operations of our network of approximately 85 diagnostic centers. Our diagnostic centers provide outpatient diagnostic imaging services, including MRI services, CT services, X-ray services, ultrasound services, mammography services, nuclear medicine services, and fluoroscopy. Not all services are provided at all sites; however, most of our diagnostic centers are multi- modality centers offering multiple types of service. In addition, the segment operates five electro-shock wave lithotripter units.

•	Corporate and Other includes revenue-producing functions that are managed directly from our corporate office and that do not fall within one of the four divisions discussed above, including other patient care services and certain non-patient care services, including the operations of the conference center located on our corporate campus, various corporate marketing activities, our clinical research activities, and other services that are generally intended to complement our patient care services activities and certain costs which have not been allocated to the other operating segments.

Substantially all revenues for our services are generated through external customers. During the years ended December 31, 2005, 2004, and 2003, approximately 47.5%, 47.4%, and 44.6%, respectively of our revenues related to patients participating in the Medicare program.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Selected financial information for our operating segments for each of the three years ended December 31, 2005, is as follows (in thousands):

	Inpatient	Surgery Centers	Outpatient	Diagnostic	Corporate and Other	Totals
Year ended December 31, 2005
Net operating revenues	$1,810,401	$773,403	$378,428	$226,506	$79,106	$3,267,844
Intersegment revenues	—	—	—	—	61,105	61,105
Operating earnings (loss)	393,007	82,498	31,976	(2,234)	(529,029)	(23,782)
Interest income	2,808	3,130	473	242	22,229	28,882
Interest expense	10,945	7,400	2,532	2,941	326,389	350,207
Depreciation and amortization	66,351	36,165	13,405	26,107	25,070	167,098
Impairments	1,776	4,288	754	4,956	33,429	45,203
Equity earnings of affiliates	11,334	16,712	122	337	927	29,432
Total assets	1,510,497	884,794	120,752	140,342	938,828	3,595,213
Investment in and advances to nonconsolidated affiliates	26,182	16,324	109	2,463	1,310	46,388
Capital expenditures	38,839	17,634	12,984	1,862	22,726	94,045
Year ended December 31, 2004
Net operating revenues	$2,020,409	$817,661	$440,436	$234,652	$85,473	$3,598,631
Intersegment revenues	—	—	—	—	87,315	87,315
Operating earnings (loss)	436,913	93,583	39,323	(6,576)	(319,405)	243,838
Interest income	1,291	1,308	230	50	18,968	21,847
Interest expense	13,562	7,317	1,490	2,507	286,487	311,363
Depreciation and amortization	75,302	36,979	14,357	24,622	25,687	176,947
Impairments	—	2,748	3,479	856	30,207	37,290
Equity earnings (losses) of affiliates	10,077	(2,660)	72	441	2,019	9,949
Total assets	1,578,465	938,119	142,501	164,873	1,261,025	4,084,983
Investment in and advances to nonconsolidated affiliates	24,213	5,286	254	2,382	8,910	41,045
Capital expenditures	38,649	30,420	9,135	13,036	70,472	161,712
Year ended December 31, 2003
Net operating revenues	$1,997,963	$871,303	$518,124	$262,014	$80,247	$3,729,651
Intersegment revenues	—	—	—	—	73,499	73,499
Operating earnings (loss)	436,503	(42,638)	(54,270)	(35,323)	(488,002)	(183,730)
Interest income	1,967	2,223	292	105	10,412	14,999
Interest expense	11,361	6,498	1,365	2,627	251,180	273,031
Depreciation and amortization	71,363	40,726	19,770	27,275	26,339	185,473
Impairments	—	176,298	139,980	24,027	128,040	468,345
Equity earnings of affiliates	2,959	11,048	195	614	953	15,769
Total assets	1,642,227	995,279	174,655	179,678	1,329,600	4,321,439
Investment in and advances to nonconsolidated affiliates	20,136	16,974	239	3,399	8,805	49,553
Capital expenditures	16,055	34,108	4,095	5,093	74,043	133,394

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Segment Reconciliations:

	For the year ended December 31,
	2005	2004	2003
Net operating revenues:
Total segment net operating revenues	$3,267,844	$3,598,631	$3,729,651
Elimination of intersegment revenues	(61,105)	(87,315)	(73,499)

Total consolidated net operating revenues	$3,206,739	$3,511,316	$3,656,152

Interest income:
Total segment interest income	$28,882	$21,847	$14,999
Elimination of intersegment interest income	(11,741)	(8,757)	(7,726)

Total consolidated interest income	$17,141	$13,090	$7,273

Interest expense:
Total segment interest expense	$350,207	$311,363	$273,031
Elimination of intersegment interest expense	(11,741)	(8,757)	(7,726)

Total consolidated interest expense	$338,466	$302,606	$265,305

Loss from continuing operations:
Total segment operating earnings (loss)	$(23,782)	$243,838	$(183,730)
Interest income	17,141	13,090	7,273
Interest expense and amortization of debt discounts and fees	(338,466)	(302,606)	(265,305)
(Loss) gain on early extinguishment of debt	(33)	45	2,259
Gain (loss) on sale of investments	229	3,601	(15,811)

Loss from continuing operations before income tax expense (benefit) and cumulative effect of accounting change	$(344,911)	$(42,032)	$(455,314)

Total assets:
Total assets for reportable segments	$3,595,213	$4,084,983	$4,321,439
Elimination of intersegment assets	(3,000)	(1,990)	(111,736)

Total assets	$3,592,213	$4,082,993	$4,209,703

Geographic area data is as follows:

	For the year ended December 31,
	2005	2004	2003
Net operating revenues:
United States	$3,183,633	$3,490,092	$3,636,234
International	23,106	21,224	19,918

Total consolidated net operating revenues	$3,206,739	$3,511,316	$3,656,152

Property and equipment, net:
United States	$1,196,550	$1,328,509	$1,333,555
International	9,914	10,597	9,407

Total property and equipment, net	$1,206,464	$1,339,106	$1,342,962

Our international operations are primarily in Australia and Puerto Rico.